Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

By And Among

FIRST RELIANCE BANCSHARES, INC.,

FR MERGER SUBSIDIARY, INC.

and

INDEPENDENCE BANCSHARES, INC.

Dated as of

September 25, 2017

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TABLE OF CONTENTS
(continued)

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TABLE OF CONTENTS
(continued)

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LIST OF EXHIBITS

Exhibit	Description
A	Form of Bank Agreement of Merger

B	Form of Amendment of CEO Employment Agreement

C	Form of Retail Banking Director Employment Agreement

D	Form of Non-Competition Agreement

E	Form of Non-Solicitation Agreement

F	Form of Shareholder Support Agreement

G	Form of Director’s Fee Release and Waiver

H	Form of Claims Letter

I	Form of Independence’s Legal Opinion

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AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of September 25, 2017, is by and among First Reliance Bancshares, Inc., a South Carolina corporation (“Parent”), FR Merger Subsidiary, Inc. (“Merger Sub”) and Independence Bancshares, Inc., a South Carolina corporation (“Independence”). Except as otherwise set forth herein, capitalized and certain other terms used herein shall have the meanings set forth in Section 10.1 of this Agreement.

RECITALS

WHEREAS, the respective Boards of Directors of Parent, Merger Sub, and Independence have determined that it is in the best interests of their respective companies and shareholders for Parent to acquire Independence pursuant to the terms of this Agreement and have approved the merger of Merger Sub with and into Independence, with Independence being the surviving entity (the “Merger”), upon the terms and subject to the conditions set forth in this Agreement, whereby the issued and outstanding shares of Independence Common Stock will be converted into the right to receive the Merger Consideration from Parent and the issued and outstanding shares of Independence Series A Preferred Stock will be redeemed;

WHEREAS, the board of directors of Independence has determined to recommend that Independence’s shareholders approve this Agreement and the transactions contemplated hereby;

WHEREAS, the Merger is subject to the approvals of the shareholders of Independence, regulatory agencies, and the satisfaction of certain other conditions described in this Agreement; and

WHEREAS, Parent, Merger Sub, and Independence desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe various conditions to the Merger.

NOW, THEREFORE, in consideration of the above and the mutual warranties, representations, covenants, and agreements set forth herein, and other good and valuable consideration, the receipt and sufficiency of which are acknowledged, the Parties, intending to be legally bound, agree as follows:

ARTICLE 1
TRANSACTIONS AND TERMS OF MERGER

1.1 Merger.

Subject to the terms and conditions of this Agreement, at the Effective Time, Merger Sub will merge with and into Independence pursuant to and with the effect provided in Section 33-11-106 of the South Carolina Business Corporation Act of 1988, as amended (“SCBCA”), and Independence shall be the Surviving Corporation resulting from the Merger and shall continue to be governed by the Laws of the State of South Carolina. The Merger shall be consummated pursuant to the terms of this Agreement, which has been approved and adopted by the respective boards of directors of Independence, Parent and Merger Sub.

1.2 Time and Place of Closing.

The closing of the transactions contemplated hereby (the “Closing”) will take place at 9:00 A.M. Eastern Time on the date that the Effective Time occurs, or at such other time as the Parties, acting through their authorized officers, may mutually agree. The Closing shall be held at such location as may be mutually agreed upon by the Parties and may be effected by electronic or other transmission of signature pages, as mutually agreed upon.

1.3 Effective Time.

The Merger shall become effective on the date and time the Articles of Merger (the “Articles of Merger”) reflecting the Merger shall be filed and become effective with the Secretary of State of the State of South Carolina (the “Effective Time”). Subject to the terms and conditions hereof, unless otherwise mutually agreed upon in writing by the authorized officers of each Party, the Parties shall use their reasonable efforts to cause the Effective Time to occur within ten business days of the last of the following dates to occur (or, if Parent elects, on the first day of the first month after the last of the following dates to occur): (i) the effective date (including expiration of any applicable waiting period) of the last required Consent of any Regulatory Authority having authority over and approving or exempting the Merger, and (ii) the date on which the shareholders of Independence approve this Agreement to the extent such approval is required by applicable Law.

1.4 Restructure of Transactions.

Parent shall have the right to revise the structure of the Merger contemplated by this Agreement by merging Independence with and into Parent, provided, that no such revision to the structure of the Merger (i) shall result in any changes in the amount or type of the consideration which the holders of shares of Independence Series A Preferred Stock or Independence Common Stock or Independence Options are entitled to receive under this Agreement, (ii) would unreasonably impede or delay consummation of the Merger, or (iii) imposes any less favorable terms or conditions on Independence Bank or Independence. Parent may request such revision by giving written notice to Independence in the manner provided in Section 10.8, which notice shall be in the form of an amendment to this Agreement or in the form of a proposed amendment to this Agreement or in the form of an amended and restated agreement and plan of merger, and the addition of such other Exhibits hereto as are reasonably necessary or appropriate to effect such change. Independence will take any reasonable actions necessary to implement such change.

1.5 Bank Merger and Second Step Merger.

(a) Concurrently with or as soon as practicable after the execution and delivery of this Agreement, First Reliance Bank (“First Reliance”), a wholly owned subsidiary of Parent, and Independence National Bank (“Independence Bank”), a wholly owned subsidiary of Independence, shall enter into the Bank Agreement of Merger, in the form attached hereto as Exhibit A, with such changes thereto as the Parent or Independence may reasonably request, pursuant to which Independence Bank will merge with and into First Reliance (the “Bank Merger”). The Parties intend that the Bank Merger will become effective simultaneously with or immediately following the Effective Time.

(b) On the Closing Date and as soon as reasonably practicable following the Effective Time, in accordance with the SCBCA, Parent shall cause the Surviving Corporation to be merged with and into Parent, with Parent being the surviving entity in the merger (the “Second Step Merger”). Parent shall continue its existence under the Laws of the State of South Carolina, and the separate corporate existence of the Surviving Corporation shall cease as of the effective time of the Second Step Merger. In furtherance of the foregoing, Parent shall cause articles of merger relating to the Second Step Merger to be filed with the South Carolina Secretary of State, and the Second Step Merger shall become effective as of the date and time specified in the articles of merger.

ARTICLE 2
TERMS OF MERGER

2.1 Articles of Incorporation.

At the Effective Time, the articles of incorporation of the Surviving Corporation shall be amended and restated in their entirety in the form of the articles of incorporation of Merger Sub as in effect immediately prior to the Effective Time, and as amended shall be the articles of incorporation of the Surviving Corporation until thereafter amended as provided therein and under the SCBCA.

2.2 Bylaws.

At the Effective Time, the bylaws of the Surviving Corporation shall be amended and restated in their entirety in the form of the bylaws of Merger Sub as in effect immediately prior to the Effective Time, and as amended shall be the bylaws of the Surviving Corporation until thereafter amended as provided therein and under the SCBCA.

2.3 Directors and Officers.

The directors of Merger Sub in office immediately prior to the Effective Time, together with such additional persons as may thereafter be elected, shall serve as the directors of the Surviving Corporation from and after the Effective Time in accordance with the Surviving Corporation’s articles of incorporation and bylaws, until the earlier of their resignation or removal or otherwise ceasing to be a director. The officers of Merger Sub in office immediately prior to the Effective Time, together with such additional persons as may thereafter be appointed, shall serve as the officers of the Surviving Corporation from and after the Effective Time in accordance with the Surviving Corporation’s bylaws, until the earlier of their resignation or removal or otherwise ceasing to be an officer.

ARTICLE 3
MANNER OF REDEEMING AND CONVERTING SHARES

3.1 Effect on Independence Series A Preferred Stock and Independence Common Stock.

(a) Immediately prior to the Effective Time, in each case subject to Section 3.1(e), each share of par value $.01 per share preferred stock of Independence, designated as Preferred Stock, Series A (the “Independence Series A Preferred Stock”) that is issued and outstanding immediately prior to the Effective Time (other than shares of Independence Series A Preferred Stock held by either Party or any Subsidiary of either Party (and in each case other than shares of Independence Series A Preferred Stock held on behalf of third parties or held by any Parent Entity or Independence Entity as a result of debts previously contracted (such as a foreclosure on a loan) and shares of Independence Series A Preferred Stock that are owned by holders of Independence Series A Preferred Stock properly exercising their dissenters’ rights pursuant to Sections 33-13-101 through 33-13-310 of the SCBCA (the “Series A Preferred Dissenter Shares”))) shall be redeemed pursuant to the terms thereof by the payment of cash in the amount of $1,000.00, less any applicable withholding Taxes (the “Per Series A Preferred Share Redemption Price”).

(b) At the Effective Time, in each case subject to Sections 3.1(e), by virtue of the Merger and without any action on the part of the Parties, each share of Independence Common Stock that is issued and outstanding immediately prior to the Effective Time (other than shares of Independence Common Stock held by either Party or any Subsidiary of either Party (and in each case other than shares of Independence Common Stock held on behalf of third parties or held by any Parent Entity or Independence Entity as a result of debts previously contracted (such as a foreclosure on a loan)) and shares of Independence Common Stock that are owned by holders of Independence Common Stock properly exercising their dissenters’ rights pursuant to Sections 33-13-101 through 33-13-310 of the SCBCA (the “Common Dissenter Shares” and, together with the Series A Preferred Dissenter Shares, the “Dissenter Shares”)) shall be converted into the right to receive cash in the amount of $0.125 less any applicable withholding Taxes (the “Per Common Share Merger Price” and, together with the Per Series A Preferred Share Redemption Price, referred to herein collectively as the “Merger Consideration”).

(c) At the Effective Time, all shares of Independence Series A Preferred Stock and Independence Common Stock shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist as of the Effective Time, and, with the exception of shares of Independence Series A Preferred Stock or Independence Common Stock described in Section 3.1(e), each certificate previously representing any such shares of Independence Series A Preferred Stock or Independence Common Stock shall thereafter represent only the right to receive the Per Series A Preferred Share Redemption Price or the Per Common Share Merger Price, as applicable; provided, that any Dissenter Shares shall thereafter represent only the right to receive applicable payments as set forth in Section 3.6.

(d) If, prior to the Effective Time, the outstanding shares of Independence Series A Preferred Stock or Independence Common Stock shall have been increased, decreased, changed into or exchanged for a different number or kind of shares or securities as a result of a reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split, or other similar change in capitalization, or if a record date prior to the Effective Time has been established with respect to any such change in capitalization, then an appropriate and proportionate adjustment shall be made to the Per Series A Preferred Share Redemption Price or the Per Common Share Merger Price, as applicable.

(e) Each share of Independence Series A Preferred Stock or Independence Common Stock issued and outstanding immediately prior to the Effective Time and owned by any of the Parties or their respective Subsidiaries (in each case other than shares of Independence Series A Preferred Stock or Independence Common Stock held on behalf of third parties or as a result of debts previously contracted) shall, by virtue of the Merger and without any action on the part of the holder thereof, cease to be outstanding, shall be cancelled and retired without payment of any consideration, and shall cease to exist (the “Excluded Shares”).

(f) At the Effective Time, each share of common stock of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one newly issued, fully paid, and non-assessable share of common stock of the Surviving Corporation with the same rights, powers, and privileges as the shares so converted and shall constitute the only outstanding shares of capital stock of the Surviving Corporation. From and after the Effective Time, all certificates representing shares of Merger Sub common stock shall be deemed for all purposes to represent the number of shares of common stock of the Surviving Corporation into which they were converted in accordance with the immediately preceding sentence.

3.2 Exchange Procedures.

(a) On the Closing Date, Parent shall make available to the exchange agent selected by Parent and reasonably acceptable to Independence (the “Exchange Agent”), for exchange in accordance with this Section 3.2, the aggregate Merger Consideration, which shall hereinafter be referred to as the “Exchange Fund.” In the event the cash in the Exchange Fund shall be insufficient to fully satisfy all of the payment obligations to be made by the Exchange Agent hereunder, Parent shall promptly make available to the Exchange Agent the amounts so required to satisfy such payment obligations in full. The Exchange Agent shall deliver the Merger Consideration out of the Exchange Fund. Except as contemplated by this Section 3.2, the Exchange Fund will not be used for any other purpose.

(b) Unless different timing is agreed to by Parent and Independence, as soon as reasonably practicable after the Effective Time, but in any event no more than seven business days after the Effective Time, Parent shall cause the Exchange Agent to mail to the former shareholders of Independence Series A Preferred Stock or Independence Common Stock appropriate transmittal materials. The letter of transmittal shall provide instructions for the submission of certificates representing, immediately prior to the Effective Time, shares of Independence Series A Preferred Stock or Independence Common Stock (or an indemnity satisfactory to Parent and the Exchange Agent, if any of such certificates are lost, stolen, or destroyed) to each holder of record of shares of Independence Series A Preferred Stock or Independence Common Stock redeemed or converted into the right to receive the applicable portion of the Merger Consideration at the Effective Time. The Exchange Agent may establish such other reasonable and customary rules and procedures in connection with its duties as it may deem appropriate. Parent shall pay all charges and expenses, including those of the Exchange Agent, in connection with the distribution of the Merger Consideration as provided in Section 3.1. Former holders of Independence Series A Preferred Stock or Independence Common Stock will be responsible for all charges and expenses associated with replacing any lost, mutilated, stolen, or destroyed certificates, including any indemnity bond expenses, as described in Section 3.2(c).

(c) After receipt of the transmittal materials from the Exchange Agent, each holder of shares of Independence Series A Preferred Stock or Independence Common Stock (other than Excluded Shares and Dissenter Shares) issued and outstanding at the Effective Time shall surrender the certificate or certificates representing such shares to the Exchange Agent, together with duly executed transmittal materials provided by the Exchange Agent, and shall promptly upon surrender thereof (or an indemnity satisfactory to Parent and the Exchange Agent, if any of such certificates are lost, stolen, or destroyed) the Exchange Agent shall deliver in exchange therefor the consideration provided in Section 3.1, without interest, pursuant to this Section 3.2. The certificate or certificates of Independence Series A Preferred Stock or Independence Common Stock so surrendered shall be duly endorsed as the Exchange Agent may reasonably require. Parent shall not be obligated to deliver the consideration to which any former holder of Independence Series A Preferred Stock or Independence Common Stock is entitled as a result of the Merger until such holder surrenders such holder’s certificate or certificates for exchange (or an indemnity satisfactory to Parent and the Exchange Agent, if any of such certificates are lost, stolen, or destroyed) as provided in this Section 3.2.

In the event of a transfer of ownership of shares of Independence Series A Preferred Stock or Independence Common Stock represented by one or more certificates that are not registered in the transfer records of Independence, the Merger Consideration payable for such shares as provided in Section 3.1 may be issued to a transferee if the certificate or certificates representing such shares are delivered to the Exchange Agent, accompanied by all documents required to evidence such transfer and by evidence reasonably satisfactory to the Exchange Agent that such transfer is proper and that any applicable stock transfer taxes have been paid.

In the event any certificate representing Independence Series A Preferred Stock or Independence Common Stock shall have been lost, mutilated, stolen, or destroyed, upon the making of an affidavit of that fact by the person claiming such certificate to be lost, mutilated, stolen, or destroyed and the posting by such person of a bond in such amount as the Exchange Agent may reasonably direct as indemnity against any claim that may be made against it with respect to such certificate, the Exchange Agent shall issue in exchange for such lost, mutilated, stolen, or destroyed certificate the Per Series A Preferred Share Redemption Price or the Per Common Share Merger Price, as applicable, as provided for in Section 3.1.

Any other provision of this Agreement notwithstanding, neither any Parent Entity, nor any Independence Entity, nor the Exchange Agent shall be liable to any holder of Independence Series A Preferred Stock or Independence Common Stock for any amounts paid or properly delivered in good faith to a public official pursuant to any applicable abandoned property, escheat, or similar Law.

(d) Each of Parent and the Exchange Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of shares of Independence Series A Preferred Stock or Independence Common Stock or Independence Options such amounts, if any, as it is required to deduct and withhold with respect to the making of such payment under the Code or any provision of state, local, or foreign Tax Law or by any Taxing Authority or Governmental Authority. Parent and/or the Exchange Agent shall timely remit such deducted and withheld amounts to the appropriate Taxing Authority or Governmental Authority. Parent shall be fully responsible for, and shall pay, any penalty or interest arising from failure timely to remit such amounts. To the extent that any amounts are so withheld by Parent, the Surviving Corporation, or the Exchange Agent, as the case may be, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of Independence Series A Preferred Stock or Independence Common Stock, as applicable in respect of which such deduction and withholding was made by Parent, the Surviving Corporation, or the Exchange Agent, as the case may be.

(e) Any portion of the Merger Consideration and cash delivered to the Exchange Agent by Parent pursuant to Section 3.2(a) that remains unclaimed by the holder of shares of Independence Series A Preferred Stock or Independence Common Stock for six months after the Effective Time (as well as any proceeds from any investment thereof) shall be delivered by the Exchange Agent to Parent. Any holder of shares of Independence Series A Preferred Stock or Independence Common Stock who has not theretofore complied with Section 3.2(b) shall thereafter look only to Parent for the consideration deliverable in respect of each share of Independence Series A Preferred Stock or Independence Common Stock such holder holds as determined pursuant to this Agreement without any interest thereon. If outstanding certificates for shares of Independence Series A Preferred Stock or Independence Common Stock are not surrendered or the payment for them is not claimed prior to the date on which such cash would otherwise escheat to or become the property of any Governmental Authority, the unclaimed items shall, to the extent permitted by abandoned property and any other applicable law, become the property of Parent (and to the extent not in its possession shall be delivered to it), free and clear of all claims or interest of any person previously entitled to such property. Neither the Exchange Agent nor any party to this Agreement shall be liable to any holder of stock represented by any certificate for any consideration paid to a Governmental Authority pursuant to applicable abandoned property, escheat or similar laws. Parent and the Exchange Agent shall be entitled to rely upon the stock transfer books of Independence to establish the identity of those persons entitled to receive the consideration specified in this Agreement, which books shall be conclusive with respect thereto. In the event of a dispute with respect to ownership of stock represented by any certificate or certificates, Parent and the Exchange Agent shall be entitled to deposit any consideration represented thereby in escrow with an independent third party and thereafter be relieved with respect to any claims thereto.

(f) Adoption of this Agreement by the shareholders of Independence shall constitute ratification of the appointment of the Exchange Agent.

3.3 Effect on Parent Stock.

At and after the Effective Time, each share of Parent Stock issued and outstanding immediately prior to the Effective Time shall remain an issued and outstanding share of Parent Stock and shall not be affected by the Merger.

3.4 Independence Options.

(a) Prior to the Effective Time, Independence shall endeavor to have the holders of all Rights with respect to stock options granted by Independence pursuant to the Independence 2005 Stock Incentive Plan or the Independence 2013 Equity Incentive Plan (the “Independence Options”) surrender their rights under the Independence Options in consideration of a cash payment of $0.01 per share of Independence Common Stock underlying the Independence Options.

(b) At the Effective Time, any outstanding options granted pursuant to the Independence 2013 Equity Incentive Plan (the “2013 Plan”) shall be cancelled pursuant to Section 10(d) of the 2013 Plan. At the Effective Time, each share of Independence Common Stock reserved for issuance upon the exercise of any outstanding option granted pursuant to the Independence 2005 Stock Incentive Plan (the “2005 Plan”) shall be converted into the right to receive, upon exercise of such option, $0.125 in cash. For the avoidance of doubt, no Independence Option shall be converted into an option to acquire any security of Parent.

(c) Independence’s board of directors and its compensation committee shall not make any grants of Independence Options following the execution of this Agreement.

(d) Independence’s board of directors or its compensation committee shall make any adjustments or amendments to or make such determinations with respect to the Independence Options necessary to effect the foregoing provisions of this Section 3.4.

3.5 Rights of Former Independence Shareholders.

At the Effective Time, the stock transfer books of Independence shall be closed as to holders of Independence Series A Preferred Stock and Independence Common Stock and no transfer of Independence Series A Preferred Stock or Independence Common Stock by any holder of such shares shall thereafter be made or recognized. Until surrendered for exchange in accordance with the provisions of Section 3.2, each certificate theretofore representing shares of Independence Series A Preferred Stock or Independence Common Stock (other than certificates representing Excluded Shares and Dissenter Shares), shall from and after the Effective Time represent for all purposes only the right to receive the Per Series A Preferred Share Redemption Price or the Per Common Share Merger Price, as applicable, without interest, as provided in Article 3.

3.6 Dissenting Shareholders.

Any holder of shares of Independence Series A Preferred Stock or Independence Common Stock who perfects such holder’s dissenters’ rights in accordance with and as contemplated by Sections 33-13-101 through 33-13-310 of the SCBCA shall be entitled to receive from the Surviving Corporation, in lieu of the Per Series A Preferred Share Redemption Price or the Per Common Share Merger Price, as applicable, the value of such shares as to which dissenters’ rights have been perfected in cash as determined pursuant to such provisions of law; provided, that no such payment shall be made to any dissenting shareholder unless and until such dissenting shareholder has complied with all applicable provisions of such law, and surrendered to Independence or Parent the certificate or certificates representing the shares for which payment is being made. In the event that, after the Effective Time, a dissenting shareholder of Independence fails to perfect, or effectively withdraws or loses such holder’s right to appraisal of and payment for such holder’s Dissenter Shares, Parent or the Surviving Corporation shall deliver to such holder of shares of Independence Series A Preferred Stock or Independence Common Stock the Per Series A Preferred Share Redemption Price or the Per Common Share Merger Price, as applicable (without interest) in respect of such shares upon surrender by such holder of the certificate or certificates representing such shares of Independence Series A Preferred Stock or Independence Common Stock held by such holder.

ARTICLE 4
REPRESENTATIONS AND WARRANTIES OF INDEPENDENCE

Independence represents and warrants to Parent, except as set forth on the Independence Disclosure Memorandum with respect to each such Section below, as follows:

4.1 Organization, Standing, and Power.

Independence is a corporation duly organized, validly existing, and in good standing under the Laws of the State of South Carolina and is a bank holding company within the meaning of the Bank Holding Company Act of 1956 (the “BHCA”), duly registered and in good standing with the Federal Reserve. Independence Bank is a national banking association duly organized, validly existing and in good standing under the laws of the United States of America. Each of Independence and Independence Bank has the corporate power and authority to carry on its business as now conducted and to own, lease, and operate its Assets. Except as described on Section 4.1 of the Independence Disclosure Memorandum, neither Independence, Independence Bank, any Independence Subsidiary, nor any subsidiary of Independence Bank exercises trust powers or acts as an investment advisor, broker-dealer, or insurance agency. Each of Independence and Independence Bank is duly qualified or licensed to transact business as a foreign corporation in good standing in the states of the United States and foreign jurisdictions where the character of its Assets or the nature or conduct of its business requires it to be so qualified or licensed, except for such jurisdictions where the failure to be so qualified or licensed is not reasonably likely to have, individually or in the aggregate, an Independence Material Adverse Effect. The minute book and other organizational documents for each of Independence and Independence Bank have been made available to Parent for its review and, except as disclosed in Section 4.1 of the Independence Disclosure Memorandum, are true and complete in all material respects as in effect as of the date of this Agreement and accurately reflect in all material respects all amendments thereto and all proceedings of the respective board of directors (including any committees of the board of directors) and shareholders thereof. Independence Bank is an “insured institution” as defined in the Federal Deposit Insurance Act and applicable regulations thereunder, and the deposits held by Independence Bank are insured up to applicable limits by the FDIC’s Deposit Insurance Fund.

4.2 Authority of Independence; No Breach by Agreement.

(a) Independence has the corporate power and authority necessary to execute, deliver, and, other than with respect to the Merger, perform this Agreement, and with respect to the Merger, upon the approval of the Merger, including any necessary approvals referred to in Sections 8.1(b) and 8.1(c) and by Independence’s shareholders in accordance with this Agreement and the SCBCA, to perform its obligations under this Agreement and to consummate the transactions contemplated hereby. The execution, delivery, and performance of this Agreement and the consummation of the transactions contemplated herein, including the Merger, have been duly and validly authorized by all necessary corporate action in respect thereof on the part of Independence, subject to the approval of this Agreement by the holders of two-thirds of the outstanding shares of Independence Series A Preferred Stock and by the holders of two-thirds of the outstanding shares of Independence Common Stock, as separate voting groups, which are the only Independence shareholder votes required for approval of this Agreement and consummation of the Merger (the “Requisite Independence Shareholder Vote”). Subject to any necessary approvals referred to in Sections 8.1(b) and 8.1(c) and by such Requisite Independence Shareholder Vote, this Agreement represents a legal, valid, and binding obligation of Independence, enforceable against Independence in accordance with its terms (except in all cases as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or similar Laws affecting the enforcement of creditors’ rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding may be brought).

(b) Neither the execution and delivery of this Agreement by Independence, nor the consummation by Independence and Independence Bank of the transactions contemplated hereby, nor compliance by Independence and Independence Bank with any of the provisions hereof, will (i) conflict with or result in a breach of any provision of Independence’s articles of incorporation or bylaws or the articles of association or incorporation or bylaws of any Independence Subsidiary or any resolution adopted by the board of directors or the shareholders of any Independence Entity, or (ii) except as disclosed in Section 4.2(b) of the Independence Disclosure Memorandum, constitute or result in a Default under, or require any Consent pursuant to, or result in the creation of any Lien on any Asset of any Independence Entity under, any Contract or Permit of any Independence Entity or, (iii) subject to receipt of the requisite Consents referred to in Sections 8.1(b) and (c), constitute or result in a Default under, or require any Consent pursuant to, any Law or Order applicable to any Independence Entity or any of their respective material Assets.

(c) Except for (i) the filing of applications and notices with, and approval of such applications and notices from, the Federal Reserve, the FDIC, the OCC, and the South Carolina Board of Financial Institutions, (ii) the filing of the Articles of Merger with the Secretary of State of the State of South Carolina, (iii) any consents, authorizations, approvals, filings or exemptions in connection with compliance with the rules and regulations of the SEC or the OTC Markets Group, (iv) notices or filings under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, if any, no consents or approvals of or filings or registrations with any Governmental Authority are necessary in connection with the consummation by Independence of the Merger and the other transactions contemplated by this Agreement. No consents or approvals of or filings or registrations with any Governmental Authority are necessary in connection with the execution and delivery by Independence of this Agreement.

4.3 Capital Stock.

(a) The authorized capital stock of Independence consists of 300,000,000 shares of Independence Common Stock, of which 20,502,760 shares are issued and outstanding as of the date of this Agreement, and, assuming that all of the issued and outstanding Independence Options (with respect to which each Independence Option holder, the number of shares underlying each Independence Option and the exercise price of each Independence Option are disclosed in Section 4.3(a) of the Independence Disclosure Memorandum) had been exercised, not more than an additional 3,064,380 shares would be issued and outstanding at the Effective Time, and 10,000,000 shares of preferred stock, par value $.01 per share, of which 8,425 shares of Independence Series A Preferred Stock are issued and outstanding as of the date of this Agreement. All of the issued and outstanding shares of capital stock of Independence are duly and validly issued and outstanding and are fully paid and nonassessable. None of the outstanding shares of capital stock of Independence has been issued in violation of any preemptive rights of the current or past shareholders of Independence.

(b) Except for (i) the 3,064,380 shares of Independence Common Stock reserved for issuance pursuant to outstanding Independence Options, and (ii) the 10,531,250 shares of Independence Common Stock reserved for issuance pursuant to the conversion of the Independence Series A Preferred Stock, there are no shares of capital stock or other equity securities of Independence reserved for issuance and no outstanding Rights relating to the capital stock of Independence.

(c) Except as specifically set forth in this Section 4.3, there are no shares of Independence capital stock or other equity securities of Independence outstanding and there are no outstanding Rights with respect to any Independence securities or any right or privilege (whether pre-emptive or contractual) capable of becoming a Contract or Right for the purchase, subscription, exchange or issuance of any securities of Independence.

4.4 Independence Subsidiaries.

Independence has no Subsidiaries except Independence Bank, and Independence owns all of the equity interests in Independence Bank. No capital stock (or other equity interest) of Independence Bank is or may become required to be issued by reason of any Rights, and there are no Contracts by which Independence Bank is bound to issue (other than to another Independence Entity) additional shares of its capital stock (or other equity interests) or Rights or by which any Independence Entity is or may be bound to transfer any shares of the capital stock (or other equity interests) of Independence Bank (other than to another Independence Entity). There are no Contracts relating to the rights of any Independence Entity to vote or to dispose of any shares of the capital stock (or other equity interests) of Independence Bank. All of the shares of capital stock (or other equity interests) of Independence Bank, except as provided by Section 55 of the National Bank Act, are fully paid and nonassessable and are owned directly or indirectly by Independence free and clear of any Lien.

4.5 Securities Offerings; Financial Statements.

(a) Each offering or sale of securities by Independence (i) was duly registered and made pursuant to an effective registration statement under the Securities Act or was made pursuant to a valid exemption from registration under the Securities Act, (ii) complied in all material respects with the applicable requirements of the Securities Laws and other applicable Laws, except for immaterial late “blue sky” filings, including disclosure and broker-dealer registration requirements, and (iii) was made pursuant to offering documents which did not, at the time such statements were made, contain any untrue statement of a material fact or omit to state a material fact required to be stated in the offering documents or necessary in order to make the statements in such documents not misleading.

(b) Each of the Independence Financial Statements (including, in each case, any related notes) was, or will be, prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes to such financial statements), fairly presented the consolidated financial position of Independence and Independence Bank as at the respective dates and the consolidated results of operations and cash flows for the periods indicated, except that the unaudited interim financial statements were or are subject to normal and recurring year-end adjustments which were not or are not expected to be material in amount or effect.

(c) Independence’s independent public accountants, which have expressed their opinion with respect to the Independence Financial Statements of Independence and its Subsidiaries (including the related notes), are and have been throughout the periods covered by such Financial Statements (x) a registered public accounting firm (as defined in Section 2(a)(12) of the Sarbanes-Oxley Act) (to the extent applicable during such period), and (y) “independent” with respect to Independence within the meaning of Regulation S-X. Independence’s independent public accountants have audited Independence’s year-end financial statements that are included in the Independence Financial Statements. Section 4.5(c) of the Independence Disclosure Memorandum lists all non-audit services performed by Independence’s independent public accountants for Independence or Independence Bank.

4.6 Absence of Undisclosed Liabilities.

No Independence Entity has any Liabilities required under GAAP to be set forth on a consolidated balance sheet or in the notes thereto that are reasonably likely to have, individually or in the aggregate, an Independence Material Adverse Effect, except Liabilities which are (i) accrued or reserved against in the consolidated balance sheet of Independence as of December 31, 2016, included in the Independence Financial Statements delivered prior to the date of this Agreement or reflected in the notes thereto, (ii) incurred in the ordinary course of business consistent with past practices, or (iii) incurred in connection with the transactions contemplated by this Agreement. Section 4.6 of the Independence Disclosure Memorandum lists, and Independence has attached and delivered to Parent copies of the documentation creating or governing, all securitization transactions and “off-balance sheet arrangements” (as defined in Item 303(a)(4) of Regulation S-K of the Exchange Act) effected by Independence or its Subsidiaries other than letters of credit and unfunded loan commitments or credit lines. Except as disclosed in Section 4.6 of the Independence Disclosure Memorandum or as reflected on Independence’s balance sheet at December 31, 2016, no Independence Entity is directly or indirectly liable, by guarantee, indemnity, or otherwise, upon or with respect to, or obligated, by discount or repurchase agreement or in any other way, to provide funds in respect to, or obligated to guarantee or assume any Liability of any Person for any amount in excess of $50,000 and any amounts, whether or not in excess of $50,000 that, in the aggregate, exceed $100,000. Except (x) as reflected in Independence’s balance sheet at December 31, 2016 or liabilities described in any notes thereto (or liabilities for which neither accrual nor footnote disclosure is required pursuant to GAAP or any applicable Regulatory Authority) or (y) for liabilities incurred in the ordinary course of business since December 31, 2016 consistent with past practice or in connection with this Agreement or the transactions contemplated hereby or (z) as disclosed in Section 4.6 of the Independence Disclosure Memorandum, neither Independence nor any of its Subsidiaries has any Material Liabilities or obligations of any nature.

4.7 Absence of Certain Changes or Events.

Except as disclosed in the Independence Financial Statements delivered prior to the date of this Agreement or as disclosed in Section 4.7 of the Independence Disclosure Memorandum, (i) there have been no events, changes, or occurrences which have had, or are reasonably likely to have, individually or in the aggregate, an Independence Material Adverse Effect, (ii) none of the Independence Entities has taken any action, or failed to take any action, prior to the date of this Agreement, which action or failure, if taken after the date of this Agreement, would represent or result in a material breach or violation of any of the covenants and agreements of Independence provided in this Agreement, and (iii) since December 31, 2016, the Independence Entities have conducted their respective businesses in the ordinary course of business consistent with past practice. Section 4.7 of the Independence Disclosure Memorandum sets forth attorneys’ fees, investment banking fees, accounting fees and other costs or fees of Independence and its Subsidiaries that, based upon reasonable inquiry, are expected to be paid or accrued through the Effective Time in connection with the Merger.

4.8 Tax Matters.

(a) All Independence Entities have timely filed with the appropriate Taxing Authorities, all Tax Returns in all jurisdictions in which Tax Returns are required to be filed, and such Tax Returns are correct and complete in all material respects. Except as disclosed in Section 4.8(a) of the Independence Disclosure Memorandum, none of the Independence Entities is the beneficiary of any extension of time within which to file any Tax Return. All Taxes of the Independence Entities (whether or not shown on any Tax Return) have been fully and timely paid. There are no Liens for any Taxes (other than a Lien for current real property or ad valorem Taxes not yet due and payable) on any of the Assets of any of the Independence Entities. No claim has ever been made by an authority in a jurisdiction where any Independence Entity does not file a Tax Return that such Independence Entity may be subject to Taxes by that jurisdiction.

(b) None of the Independence Entities has received any notice of assessment or proposed assessment in connection with any Taxes, and there are no threatened or pending disputes, claims, audits, or examinations regarding any Taxes of any Independence Entity or the assets of any Independence Entity. No officer or employee responsible for Tax matters of any Independence Entity expects any Taxing Authority to assess any additional Taxes for any period for which Tax Returns have been filed. No issue has been raised by a Taxing Authority in any prior examination of Independence which, by application of the same or similar principles, could be expected to result in a proposed deficiency for any subsequent taxable period. None of the Independence Entities has waived any statute of limitations in respect of any Taxes or agreed to a Tax assessment or deficiency.

(c) Each Independence Entity has complied in all material respects with all applicable Laws relating to the withholding of Taxes and the payment thereof to appropriate authorities, including Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee or independent contractor, and Taxes required to be withheld and paid pursuant to Sections 1441 and 1442 of the Code or similar provisions under foreign Law.

(d) The unpaid Taxes of each Independence Entity (i) did not, as of the most recent fiscal month end, exceed the reserve for Tax Liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the most recent balance sheet (rather than in any notes thereto) for such Independence Entity and (ii) do not exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with past custom and practice of the Independence Entities in filing their Tax Returns.

(e) Except as described in Section 4.8(e) of the Independence Disclosure Memorandum, none of the Independence Entities is a party to any Tax allocation or sharing agreement and none of the Independence Entities has been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group, the common parent of which is Independence) or has any Tax Liability of any Person (other than another Independence Entity) under Treasury Regulation Section 1.1502-6 or any similar provision of state, local or foreign Law, or as a transferee or successor, by contract or otherwise.

(f) During the five-year period ending on the date hereof, none of the Independence Entities was a “distributing corporation” or a “controlled corporation” as defined in, and in a transaction intended to be governed by Section 355 of the Code.

(g) Except as disclosed in Section 4.8(g) of the Independence Disclosure Memorandum, none of the Independence Entities has made any payments, is obligated to make any payments, or is a party to any Contract that could obligate it to make any payments that could be disallowed as a deduction under Section 280G or 162(m) of the Code, or which would be subject to withholding under Section 4999 of the Code. None of the Independence Entities has been or will be required to include any adjustment in taxable income for any Tax period (or portion thereof) pursuant to Section 481 of the Code or any comparable provision under state or foreign Tax Laws as a result of transactions or events occurring prior to the Closing. There is no taxable income of Independence that will be required under applicable tax law to be reported by Parent, for a taxable period beginning after the Closing Date which taxable income was realized prior to the Closing Date. Any net operating losses of the Independence Entities disclosed in Section 4.8(g) of the Independence Disclosure Memorandum are not subject to any limitation on their use under the provisions of Sections 382 or 269 of the Code or any other provisions of the Code or the Treasury Regulations dealing with the utilization of net operating losses other than any such limitations as may arise as a result of the consummation of the transactions contemplated by this Agreement.

(h) Each of the Independence Entities is in compliance in all material respects with, and its records contain all information and documents (including properly completed IRS Forms W-9) necessary to comply with, all applicable information reporting and Tax withholding requirements under federal, state, and local Tax Laws, and such records identify with specificity all accounts subject to backup withholding under Section 3406 of the Code.

(i) No Independence Entity is subject to any private letter ruling of the IRS or comparable rulings of any Taxing Authority.

(j) No property owned by any Independence Entity is (i) property required to be treated as being owned by another Person pursuant to the provisions of Section 168(f)(8) of the Internal Revenue Code of 1954, as amended and in effect immediately prior to the enactment of the Tax Reform Act of 1986, (ii) “tax-exempt use property” within the meaning of Section 168(h)(1) of the Code, (iii) “tax-exempt bond financed property” within the meaning of Section 168(g) of the Code, (iv) “limited use property” within the meaning of Rev. Proc. 2001-28, (v) subject to Section 168(g)(1)(A) of the Code, or (vi) subject to any provision of state, local or foreign Law comparable to any of the provisions listed above.

(k) No Independence Entity has any “corporate acquisition indebtedness” within the meaning of Section 279 of the Code.

(l) Independence has disclosed on its federal income Tax Returns all positions taken therein that are reasonably believed to give rise to substantial understatement of federal income tax within the meaning of Section 6662 of the Code.

(m) No Independence Entity has participated in any reportable transaction, as defined in Treasury Regulation Section 1.6011-4(b)(1), or a transaction substantially similar to a reportable transaction.

(n) Independence has made available to Parent complete copies of (i) all federal, state, local and foreign income or franchise Tax Returns of the Independence Entities relating to the taxable periods since December 31, 2013 and (ii) any audit report issued within the last four years relating to any Taxes due from or with respect to the Independence Entities.

(o) No Independence Entity nor any other Person on its behalf has (i) filed a consent pursuant to Section 341(f) of the Code (as in effect prior to the repeal under the Jobs and Growth Tax Reconciliation Act of 2003) or agreed to have Section 341(f)(2) of the Code (as in effect prior to the repeal under the Jobs and Growth Tax Reconciliation Act of 2003) apply to any disposition of a subsection (f) asset (as such term is defined in Section 341(f)(4) of the Code (as in effect prior to the repeal under the Jobs and Growth Tax Reconciliation Act of 2003)) owned by any Independence Entities, (ii) executed or entered into a closing agreement pursuant to Section 7121 of the Code or any similar provision of Law with respect to the Independence Entities, or (iii) granted to any Person any power of attorney that is currently in force with respect to any Tax matter. No Independence Entity has, or ever had, a permanent establishment in any country other than the United States, or has engaged in a trade or business in any country other than the United States that subjected it to tax in such country.

For purposes of this Section 4.8, any reference to Independence or any Independence Entity shall be deemed to include any Person which merged with or was liquidated into or otherwise combined with Independence or an Independence Entity.

4.9 Allowance for Possible Loan Losses; Loan and Investment Portfolios, etc.

(a) Independence’s allowance for possible loan, lease, securities, or credit losses (the “Allowance”) shown on the balance sheets of Independence included in the most recent Independence Financial Statements dated prior to the date of this Agreement was, and the Allowance shown on the balance sheets of Independence included in the Independence Financial Statements as of dates subsequent to the execution of this Agreement will be, as of the dates thereof, adequate (within the meaning of GAAP and applicable regulatory requirements or guidelines) to provide for all known or reasonably anticipated losses relating to or inherent in the loan, lease and securities portfolios (including accrued interest receivables, letters of credit, and commitments to make loans or extend credit), by the Independence Entities as of the dates thereof. The Independence Financial Statements fairly present the values of all loans, leases, securities, tangible and intangible assets and liabilities, and any impairments thereof on the bases set forth therein.

(b) As of the date hereof, all loans, discounts and leases (in which any Independence Entity is lessor) reflected on Independence’s Financial Statements were, and with respect to the consolidated balance sheets delivered as of the dates subsequent to the execution of this Agreement will be as of the dates thereof, (a) at the time and under the circumstances in which made, made for good, valuable and adequate consideration in the ordinary course of business and are the legal and binding obligations of the obligors thereof, (b) evidenced by genuine notes, agreements, or other evidences of indebtedness, and (c) to the extent secured, have been secured, to the Knowledge of Independence, by valid liens and security interests which have been perfected. Accurate lists of all loans, discounts and financing leases as of December 31, 2016 and on a monthly basis thereafter, and of the investment portfolios of each Independence Entity as of such date, have been and will be made available to Parent concurrently with the Independence Disclosure Memorandum. Except as specifically set forth in Section 4.9(b) of the Independence Disclosure Memorandum, neither Independence nor Independence Bank is a party to any written or oral loan agreement, note, or borrowing arrangement, including any loan guaranty, that was, as of the most recent month-end (i) delinquent by more than 30 days in the payment of principal or interest, (ii) to Independence’s Knowledge, otherwise in material default for more than 30 days, (iii) classified as “substandard,” “doubtful,” “loss,” “other assets especially mentioned” or any comparable classification by Independence or by any applicable Regulatory Authority or Reserve, (iv) an obligation of any director, executive officer or 10% shareholder of any Independence Entity who is subject to Regulation O of the Federal Reserve Board (12 C.F.R. Part 215), or any person, corporation or enterprise controlling, controlled by or under common control with any of the foregoing, or (v) in violation of any Law.

(c) All securities held by Independence or Independence Bank, as reflected in the consolidated balance sheets of Independence included in the Independence Financial Statements, are carried in accordance with GAAP, specifically including Accounting Standards Codification Topic 320, Investments – Debt and Equity Securities. Except as disclosed in Section 4.9(c) of the Independence Disclosure Memorandum and except for pledges to secure public and trust deposits and Federal Home Loan Bank advances, to Independence’s Knowledge, none of the securities reflected in the Independence Financial Statements as of December 31, 2016, and none of the securities since acquired by Independence or Independence Bank is subject to any restriction, whether contractual or statutory, which impairs the ability of Independence or Independence Bank to freely dispose of such security at any time, other than those restrictions imposed on securities held to maturity under GAAP, pursuant to a clearing agreement or in accordance with Laws.

(d) All interest rate swaps, caps, floors, option agreements, futures and forward contracts and other similar risk management arrangements, whether entered into for Independence’s own account, or for the account of Independence Bank or its customers (all of which were disclosed in Section 4.9(d) of the Independence Disclosure Memorandum), were entered into (a) in the ordinary and usual course of business consistent with past practice and in compliance with all applicable laws, rules, regulations and regulatory policies, and (b) with counterparties believed to be financially responsible at the time; and each of them constitutes the valid and legally binding obligation of Independence or Independence Bank, enforceable in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors’ rights or by general equity principles), and is in full force and effect. Neither Independence nor Independence Bank, nor to Independence’s Knowledge, any other party thereto, is in breach of any material obligation under any such agreement or arrangement.

4.10 Assets.

(a) To Independence’s Knowledge, except as disclosed in Section 4.10 of the Independence Disclosure Memorandum or as disclosed or reserved against in the Independence Financial Statements delivered prior to the date of this Agreement, the Independence Entities have good and marketable title, free and clear of all Liens, to all of their respective Assets that they own. In addition, to Independence’s Knowledge, all tangible properties used in the businesses of the Independence Entities are in good condition, reasonable wear and tear excepted, and are usable in the ordinary course of business consistent with Independence’s past practices.

(b) All Assets which are material to Independence’s business, held under leases or subleases by any of the Independence Entities, are held under valid Contracts enforceable in accordance with their respective terms, and each such Contract is in full force and effect.

(c) The Independence Entities currently maintain insurance, including bankers’ blanket bonds, with insurers of recognized financial responsibility, similar in amounts, scope, and coverage to that maintained by other peer organizations. None of the Independence Entities has received notice from any insurance carrier that (i) any policy of insurance will be canceled or that coverage thereunder will be reduced or eliminated, (ii) premium costs with respect to such policies of insurance will be substantially increased, or (iii) similar coverage will be denied or limited or not extended or renewed with respect to any Independence Entity, any act or occurrence, or that any Asset, officer, director, employee or agent of any Independence Entity will not be covered by such insurance or bond. There are presently no claims for amounts exceeding $25,000 individually or in the aggregate pending under such policies of insurance or bonds, and no notices of claims in excess of such amounts have been given by any Independence Entity under such policies. Except as disclosed in Section 4.10(c) of the Independence Disclosure Memorandum, Independence has made no claims, and no claims are contemplated to be made, under its current policies of directors’ and officers’ errors and omissions or other insurance or its current bankers’ blanket bond; and no claims are pending, or have been made during the past three years, under any prior Independence directors’ and officers’ errors and omissions or other insurance or bankers’ blanket bond.

(d) The Assets of the Independence Entities include all Assets required by Independence Entities to operate the business of the Independence Entities as presently conducted which, for the sake of clarity, does not include online consumer lending or mobile-based payment processing. All real and personal property which is material to the business of Independence or Independence Bank that is leased or licensed by it is held pursuant to leases or licenses which are valid and enforceable in accordance with their respective terms and such leases and licenses will not terminate or lapse prior to the Effective Time or thereafter by reason of completion of any of the transactions contemplated by this Agreement. All improved real property owned or leased by Independence or Independence Bank is in material compliance with all applicable laws, including zoning laws and the Americans with Disabilities Act of 1990.

4.11 Intellectual Property; Information Systems; and Privacy Policies.

(a) Except as disclosed in Section 4.11(a) of the Independence Disclosure Memorandum, each Independence Entity owns or has a license to use all of the Intellectual Property used by such Independence Entity in the course of its business as presently conducted, including sufficient rights in each copy possessed by each Independence Entity. Each Independence Entity is the owner of or has a license, with the right to sublicense, to any Intellectual Property sold or licensed to a third party by such Independence Entity in connection with such Independence Entity’s business operations, and such Independence Entity has the right to convey by sale or license any Intellectual Property so conveyed. To Independence’s Knowledge, no Independence Entity is in Default under any of its Intellectual Property licenses. To Independence’s Knowledge, no proceedings have been instituted, or are pending or to the Knowledge of Independence threatened, which challenge the rights of any Independence Entity with respect to Intellectual Property used, sold, or licensed by such Independence Entity in the course of its business, nor has any person claimed or alleged any rights to such Intellectual Property. To Independence’s Knowledge, the conduct of the business of the Independence Entities does not infringe any Intellectual Property of any other person. Except as disclosed in Section 4.11 of the Independence Disclosure Memorandum, no Independence Entity is obligated to pay any recurring royalties to any Person with respect to any such Intellectual Property. Independence does not have any Contracts with its directors, officers, or employees which require such officer, director, or employee to assign any interest in any Intellectual Property to an Independence Entity and to keep confidential any trade secrets, proprietary data, customer information, or other business information of an Independence Entity, and to Independence’s Knowledge, no such officer, director, or employee is party to any Contract with any Person other than an Independence Entity which requires such officer, director or employee to assign any interest in any Intellectual Property to any Person other than an Independence Entity or to keep confidential any trade secrets, proprietary data, customer information, or other business information of any Person other than an Independence Entity. To Independence’s Knowledge, no officer, director, or employee of any Independence Entity is party to any confidentiality, nonsolicitation, noncompetition, or other Contract which restricts or prohibits such officer, director, or employee from engaging in activities competitive with any Person, other than an Independence Entity.

(b) Independence owns or has a valid right to access and use all computer systems, programs, networks, hardware, software, software engines, database, operating systems, websites, website content and links and equipment used to process, store, maintain and operate data, information and functions owned, used or provided by Independence (the “Independence Information Systems”). Independence has taken all steps in accordance with prevailing standards in the banking industry in the United States and the applicable regulations of the Regulatory Authorities to secure the Independence Information Systems from unauthorized access and use by any Person, and to ensure to the maximum extent reasonably and commercially practicable, the continued, uninterrupted and error-free operation of Independence Information Systems. Except as set forth in Section 4.11(b) of the Independence Disclosure Memorandum, (i) there have been no unauthorized intrusions or breaches of security with respect to Independence Information Systems; (ii) there has not been any material malfunction of Independence Information Systems that has not been promptly remedied in all respects. Independence Information Systems comply, and for the previous five years have complied, in all material respects with all applicable Laws, including the Americans with Disabilities Act.

(c) Independence’s use or handling of the confidential information of its customers and consumers (“Confidential Customer Information”) does not currently, and did not at any time during the five years immediately preceding the date hereof (the “past five years”), violate any Applicable Law or regulations of any Regulatory Authority. Independence has not received any notice that it is or may be in violation of any data privacy or data security Laws or any such regulations. Independence has not distributed or displayed any Confidential Customer Information in violation of any of the rules or regulations of any Regulatory Authority or in breach of any Contract to which it is a party or is bound. Currently, Independence does, and at all times during the past five years Independence has, (i) posted on its website and mailed to its customers, as and to the extent required by such Laws, rules or regulations, true and correct copies of the privacy policies governing Independence’s use and collection of Confidential Customer Information, and (ii) all of Independence’s privacy policies describe in all material respects Independence’s use, collection, display and distribution of any such Confidential Customer Information. Accurate and complete copies of the current versions of all such privacy policies, and any other privacy policies publicly disclosed by or on behalf of Independence at any time during past five years, have been provided or made available to Parent. Independence’s operation of its business is consistent and compliant with the current version of Independence’s privacy policies and, during the past five years was consistent and compliant with all such policies as in effect at any time or from time to time during those five years. Independence has taken all steps, in accordance with prevailing banking industry practices and the applicable requirements of the Regulatory Authorities, to secure its websites, services and Confidential Customer Information from unauthorized access or use by any Person and, except as otherwise disclosed in Section 4.11(c) of the Independence Disclosure Memorandum, Independence has not granted to any third party any rights to access or use any of such information, including for purposes of soliciting Independence’s customers or consumers. A copy of all internally or externally prepared reports or audits prepared since December 31, 2013 that describe or evaluate Independence’s information security procedures have been provided or made available to Parent. Except as otherwise set forth in Section 4.11(c) of the Independence Disclosure Memorandum, none of the Confidential Customer Information or Independence’s websites or services have been the target of any successful or attempted unauthorized access, denial-of-service assault or other similar attack. Except as disclosed in Section 4.11(c) of the Independence Disclosure Memorandum, Independence has not granted to any third party any rights to use any of such information including for purposes of soliciting Independence’s customers or consumers.

(d) Without limiting the generality of the foregoing provisions of this Section 4.11, Independence maintains safeguards designed, in accordance with the requirements of the Gramm-Leach-Bliley Act, to protect and maintain the confidentiality of the non-public personally identifiable information of its customers and consumers.

4.12 Environmental Matters.

(a) Independence has delivered, or caused to be delivered or made available to Parent, true and complete copies of, all environmental site assessments, test results, analytical data, boring logs, permits for storm water, wetlands fill, or other environmental permits for construction of any building, parking lot or other improvement, and other environmental reports and studies in the possession of any Independence Entity relating to its Participation Facilities and Operating Properties. Except as disclosed in Section 4.12(a) of the Independence Disclosure Memorandum, the officers of Independence do not have actual knowledge of any material violations of Environmental Laws on properties that secure loans made by Independence or Independence Bank.

(b) Except as disclosed in Section 4.12(b) of the Independence Disclosure Memorandum, the officers of Independence do not have actual knowledge that any Independence Entity, its Participation Facilities, and its Operating Properties are not, and have not been, in compliance with Environmental Laws in all material respects.

(c) Except as disclosed in Section 4.12(c) of the Independence Disclosure Memorandum, there is no Litigation pending or environmental enforcement action, investigation, or Litigation threatened before any Governmental Authority or other forum in which any Independence Entity or any of its Operating Properties or Participation Facilities (or Independence in respect of such Operating Property or Participation Facility) has been or, with respect to threatened Litigation, may be named as a defendant (i) for alleged noncompliance (including by any predecessor) with or Liability under any Environmental Law or (ii) relating to the release, discharge, spillage, or disposal into the environment of any Hazardous Material, whether or not occurring at, on, under, adjacent to, or affecting (or potentially affecting) a site currently or formerly owned, leased, or operated by any Independence Entity or any of its Operating Properties or Participation Facilities.

(d) During the period of (i) any Independence Entity’s ownership or operation of any of their respective current properties, (ii) any Independence Entity’s participation in the management of any Participation Facility, or (iii) any Independence Entity’s holding of a security interest in any Operating Property, except as disclosed in Section 4.12(d) of the Independence Disclosure Memorandum, the officers of Independence do not have actual knowledge of any releases, discharges, spillages, or disposals of Hazardous Material in, on, under, adjacent to, or affecting (or potentially affecting) such properties. Prior to the period of (i) any Independence Entity’s ownership or operation of any of their respective current properties, (ii) any Independence Entity’s participation in the management of any Participation Facility, or (iii) any Independence Entity’s holding of a security interest in any Operating Property, except as disclosed in Section 4.12(d) of the Independence Disclosure Memorandum, the officers of Independence do not have actual knowledge that there were any releases, discharges, spillages, or disposals of Hazardous Material in, on, under, or affecting any such property, Participation Facility or Operating Property. During and prior to the period of (i) Independence Entity’s ownership or operation of any of their respective current properties, (ii) any Independence Entity’s participation in the management of any Participation Facility, or (iii) any Independence Entity’s holding of a security interest in any Operating Property, except as disclosed in Section 4.12(d) of the Independence Disclosure Memorandum, the officers of Independence do not have actual knowledge of any violations of any Environmental Laws, including but not limited to unauthorized alterations of wetlands.

4.13 Compliance with Laws.

(a) The Parties understand and agree that nothing in this Agreement shall require or permit any Independence Entity to disclose Confidential Supervisory Information to any Parent Entity, and no disclosure, representation, or warranty shall be required to be made (or any other action taken) pursuant to this Agreement that would involve the disclosure of confidential supervisory information of a Governmental Authority.

(b) Each of the Independence Entities has in effect all Permits and has made all filings, applications, and registrations with Governmental Authorities that are required for it to own, lease, or operate its assets and to carry on its business as now conducted, and there has occurred no Default under any such Permit applicable to their respective businesses or employees conducting their respective businesses.

(c) None of the Independence Entities is in Default under any Laws or Orders applicable to its business or employees conducting its business.

(d) Since June 5, 2014, none of the Independence Entities has received any notification or communication from any Governmental Authority (A) asserting that Independence or any of its Subsidiaries is in Default under any of the Permits, Laws, or Orders which such Governmental Authority enforces, (B) threatening to revoke any Permits, or (C) requiring Independence or any of its Subsidiaries (x) to enter into or consent to the issuance of a cease and desist order, formal agreement, directive, commitment, or memorandum of understanding, or (y) to adopt any resolution of its board of directors or similar undertaking.

(e) There (A) is no unresolved violation, criticism, or exception by any Governmental Authority with respect to any report or statement relating to any examinations or inspections of Independence or any of its Subsidiaries, (B) are no notices or correspondence received by Independence with respect to formal or informal inquiries by, or disagreements or disputes with, any Governmental Authority with respect to Independence’s or any of Independence’s Subsidiaries’ business, operations, policies, or procedures since its inception, and (C) is not any pending or, to Independence’s Knowledge, threatened, nor has any Governmental Authority indicated an intention to conduct any, investigation, or review of it or any of its Subsidiaries.

(f) None of the Independence Entities nor any of its directors, officers, employees, or Representatives acting on its behalf has offered, paid, or agreed to pay any Person, including any Government Authority, directly or indirectly, anything of value for the purpose of, or with the intent of obtaining or retaining any business in violation of applicable Laws, including (1) using any corporate funds for any unlawful contribution, gift, entertainment, or other unlawful expense relating to political activity, (2) making any direct or indirect unlawful payment to any foreign or domestic government official or employee from corporate funds, (3) violating any provision of the Foreign Corrupt Practices Act of 1977, as amended, or (4) making any bribe, rebate, payoff, influence payment, kickback, or other unlawful payment.

(g) Each Independence Entity has complied in all material respects with all requirements of Law under the Bank Secrecy Act and the USA Patriot Act, and each Independence Entity has timely filed all reports of suspicious activity, including those required under 12 C.F.R. § 353.3.

4.14 Labor Relations.

(a) No Independence Entity is the subject of any Litigation asserting that it or any other Independence Entity has committed an unfair labor practice (within the meaning of the National Labor Relations Act or comparable state Law) or other violation of state or federal labor Law or seeking to compel it or any other Independence Entity to bargain with any labor organization or other employee representative as to wages or conditions of employment, nor is any Independence Entity party to any collective bargaining agreement or subject to any bargaining order, injunction, or other Order relating to Independence’s relationship or dealings with its employees, any labor organization or any other employee representative. There is no strike, slowdown, lockout, or other job action or labor dispute involving any Independence Entity pending or threatened and there have been no such actions or disputes in the past five years. To Independence’s Knowledge, there has not been any attempt by any Independence Entity employees or any labor organization or other employee representative to organize or certify a collective bargaining unit or to engage in any other union organization activity with respect to the workforce of any Independence Entity. Except as disclosed in Section 4.14 of the Independence Disclosure Memorandum, employment of each employee and the engagement of each independent contractor of each Independence Entity is terminable at will by the relevant Independence Entity without (i) any penalty, Liability, or severance obligation incurred by any Independence Entity, (ii) and in all cases without prior consent by any Governmental Authority. No Independence Entity will owe any amounts to any of its employees or independent contractors as of the Closing Date, including any amounts incurred for any wages, bonuses, vacation pay, sick leave, contract notice periods, change of control payments, or severance obligations except as disclosed in Section 4.14 of the Independence Disclosure Memorandum.

(b) To Independence’s Knowledge, all of the employees employed in the United States are either United States citizens or are legally entitled to work in the United States under the Immigration Reform and Control Act of 1986, as amended, other United States immigration Laws and the Laws related to the employment of non-United States citizens applicable in the state in which the employees are employed.

(c) No Independence Entity has effectuated (i) a “plant closing” (as defined in the Worker Adjustment and Retraining Notification Act (the “WARN Act”)) affecting any site of employment or one or more facilities or operating units within any site of employment or facility of any Independence Entity; or (ii) a “mass layoff” (as defined in the WARN Act) affecting any site of employment or facility of any Independence Entity; and no Independence Entity has been affected by any transaction or engaged in layoffs or employment terminations sufficient in number to trigger application of any similar state or local Law. None of any Independence Entity’s employees has suffered an “employment loss” (as defined in the WARN Act) since six months prior to the Closing Date.

(d) Section 4.14 of the Independence Disclosure Memorandum contains a list of all independent contractors of each Independence Entity (separately listed by Independence Entity) and each such Person meets the standard for an independent contractor under all Laws (including Treasury Regulations under the Code and federal and state labor and employment Laws) and no such Person is an employee of any Independence Entity under any applicable Law.

4.15 Employee Benefit Plans.

(a) Independence has disclosed in Section 4.15(a) of the Independence Disclosure Memorandum, and has delivered or made available to Parent prior to the execution of this Agreement, (i) copies of each Employee Benefit Plan currently adopted, maintained by, sponsored in whole or in part by, or contributed or required to be contributed to by any Independence Entity or any ERISA Affiliate thereof for the benefit of employees, former employees, retirees, dependents, spouses, directors, independent contractors, or other beneficiaries or under which employees, retirees, former employees, dependents, spouses, directors, independent contractors, or other beneficiaries are eligible to participate (each, a “Independence Benefit Plan,” and collectively, the “Independence Benefit Plans”) and (ii) a list of each Employee Benefit Plan that is not identified in (i) above and in connection with which any Independence Entity or any ERISA Affiliate thereof has or reasonably could have any obligation or Liability. Any of the Independence Benefit Plans which is an “employee pension benefit plan,” as that term is defined in ERISA Section 3(2), is referred to herein as an “Independence ERISA Plan.” Each Independence ERISA Plan which is also a “defined benefit plan” (as defined in Code Section 414(j)) is referred to herein as an “Independence Pension Plan,” and is identified as such in Section 4.15 of the Independence Disclosure Memorandum.

(b) Independence has delivered or made available to Parent prior to the execution of this Agreement (i) all trust agreements or other funding arrangements for all Employee Benefit Plans, (ii) all determination letters, rulings, opinion letters, information letters, or advisory opinions issued by the United States Internal Revenue Service (“IRS” ), the United States Department of Labor (“DOL”) or the Pension Benefit Guaranty Corporation during this calendar year or any of the preceding three calendar years, (iii) any filing or documentation (whether or not filed with the IRS) where corrective action was taken in connection with the IRS EPCRS program set forth in Revenue Procedure 2001-17 (or its predecessor or successor rulings), (iv) annual reports or returns, audited or unaudited financial statements, actuarial reports, and valuations prepared for any Employee Benefit Plan for the current plan year and the three preceding plan years, and (v) the most recent summary plan descriptions and any material modifications thereto.

(c) Each Independence Benefit Plan is in material compliance with the terms of such Independence Benefit Plan, in material compliance with the applicable requirements of the Code, in material compliance with the applicable requirements of ERISA, and in material compliance with any other applicable Laws. Each Independence ERISA Plan which is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter or opinion from the IRS or, in the alternative, appropriately relies upon a favorable determination letter issued to a prototype plan under which the Independence ERISA Plan has been adopted and Independence is not aware of any circumstances likely to result in revocation of any such favorable determination letter. Independence has not received any communication (written or unwritten) from any Governmental Authority questioning or challenging the compliance of any Independence Benefit Plan with applicable Laws. No Independence Benefit Plan is currently being audited by any Governmental Authority for compliance with applicable Laws or has been audited with a determination by any Governmental Authority that the Employee Benefit Plan failed to comply with applicable Laws.

(d) To Independence’s Knowledge, there has been no material oral or written representation or communication with respect to any aspect of the Employee Benefit Plans made to employees of Independence which is not in accordance with the written or otherwise preexisting terms and provisions of such plans. To Independence’s Knowledge, neither Independence nor any administrator or fiduciary of any Independence Benefit Plan (or any agent of any of the foregoing) has engaged in any transaction, or acted or failed to act in any manner, which could subject Independence or Parent to any direct or indirect Liability (by indemnity or otherwise) for breach of any fiduciary, co-fiduciary, or other duty under ERISA. To Independence’s Knowledge, there are no unresolved claims or disputes under the terms of, or in connection with, the Independence Benefit Plans other than claims for benefits which are payable in the ordinary course of business and no action, proceeding, prosecution, inquiry, hearing, or investigation has been commenced with respect to any Independence Benefit Plan.

(e) All Independence Benefit Plan documents and annual reports or returns, audited or unaudited financial statements, actuarial valuations, summary annual reports, and summary plan descriptions issued with respect to the Independence Benefit Plans are correct and complete in all material respects, have been timely filed with the IRS or the DOL, and distributed to participants of the Independence Benefit Plans (as required by Law), and there have been no changes in the information set forth therein.

(f) To Independence’s Knowledge, no “party in interest” (as defined in ERISA Section 3(14)) or “disqualified person” (as defined in Code Section 4975(e)(2)) of any Independence Benefit Plan has engaged in any nonexempt “prohibited transaction” (described in Code Section 4975(c) or ERISA Section 406).

(g) No Independence Entity nor any of its ERISA Affiliates has, or ever has had, any obligation or Liability in connection with, an Independence Pension Plan, or any plan that is or was subject to Code Section 412 or ERISA Section 302 or Title IV of ERISA.

(h) No Liability under Title IV of ERISA has been or is expected to be incurred by any Independence Entity or any ERISA Affiliate thereof, and no event has occurred that could reasonably result in Liability under Title IV of ERISA being incurred by any Independence Entity or any ERISA Affiliate thereof with respect to any ongoing, frozen, terminated, or other plan.

(i) Except as disclosed in Section 4.15 of the Independence Disclosure Memorandum, or required under Part 6 of ERISA or Code Section 4980B, no Independence Entity has any Liability or obligation for retiree or post-termination of employment or services health or life benefits under any of the Independence Benefit Plans, or other plan or arrangement, and there are no restrictions on the rights of such Independence Entity to amend or terminate any and all such retiree or post-termination of employment or services health or benefit plans or arrangements without incurring any Liability. No Tax under Code Sections 4980B or 5000 has been incurred with respect to any Independence Benefit Plan, or other plan or arrangement, and no circumstance exists which could give rise to such Taxes.

(j) Except as disclosed in Section 4.15 of the Independence Disclosure Memorandum, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (i) result in any payment (including severance, unemployment compensation, golden parachute, or otherwise) becoming due from any Independence Entity under any Independence Benefit Plan or otherwise, (ii) increase any benefits otherwise payable under any Independence Benefit Plan, or (iii) result in any acceleration of the time of payment or vesting of any such benefit, or any benefit under any life insurance owned by any Independence Entity or the rights of any Independence Entity in, to or under any insurance on the life of any current or former officer, director, or employee of any Independence Entity, or change any rights or obligations of any Independence Entity with respect to such insurance.

(k) The actuarial present values of all accrued deferred compensation entitlements (including entitlements under any executive compensation, supplemental retirement, or employment agreement) of employees and former employees of any Independence Entity and their respective beneficiaries, other than entitlements accrued pursuant to funded retirement plans, whether or not subject to the provisions of Code Section 412 or ERISA Section 302, have been fully reflected on the Independence Financial Statements to the extent required by and in accordance with GAAP.

(l) All individuals who render services to any Independence Entity and who are authorized to participate in an Independence Benefit Plan pursuant to the terms of such Independence Benefit Plan are in fact eligible to and authorized to participate in such Independence Benefit Plan.

(m) Neither Independence nor any of its ERISA Affiliates has had an “obligation to contribute” (as defined in ERISA Section 4212) to, or other obligations or Liability in connection with, a “multiemployer plan” (as defined in ERISA Sections 4001(a)(3) or 3(37)(A)).

(n) Except as disclosed in Section 4.15 of the Independence Disclosure Memorandum, there are no payments or changes in terms due to any insured person as a result of this Agreement, the Merger or the transactions contemplated herein, under any bank-owned, corporate-owned split dollar life insurance, other life insurance, or similar arrangement or Contract, and the Successor Corporation shall, upon and after the Effective Time, succeed to and have all the rights in, to and under such life insurance Contracts as Independence presently holds. Each Independence Entity will, upon the execution and delivery of this Agreement, and will continue to have, notwithstanding this Agreement or the consummation of the transaction contemplated hereby, all ownership rights and interest in all corporate or bank-owned life insurance.

(o) Except as disclosed in Section 4.15(o) of the Independence Disclosure Memorandum, no Independence Benefit Plan, or other plan or arrangement, is subject to any requirement of Section 409A(a)(2), (3), or (4) of the Code.

4.16 Material Contracts.

(a) Except as disclosed in Section 4.16 of the Independence Disclosure Memorandum or otherwise reflected in the Independence Financial Statements, none of the Independence Entities, nor any of their respective Assets, businesses, or operations, is a party to, or is bound or affected by, or receives benefits under, (i) any employment, change in control, severance, termination, consulting, or retirement Contract, (ii) any Contract relating to the borrowing of money by any Independence Entity or the guarantee by any Independence Entity of any such obligation (other than Contracts evidencing the creation of deposit liabilities, purchases of federal funds, advances from the Federal Reserve Bank or Federal Home Loan Bank, entry into repurchase agreements fully secured by U.S. government securities or U.S. government agency securities, advances of depository institution Subsidiaries incurred in the ordinary course of Independence’s business, and trade payables and Contracts relating to borrowings or guarantees made in the ordinary course of Independence’s business), (iii) any Contract which prohibits or restricts any Independence Entity or any personnel of an Independence Entity from engaging in any business activities in any geographic area, line of business or otherwise in competition with any other Person, (iv) any Contract involving Intellectual Property (other than Contracts entered into in the ordinary course with customers or “shrink-wrap” software licenses), (v) any Contract relating to the provision of data processing, network communication, or other technical services to or by any Independence Entity, (vi) any Contract relating to the purchase or sale of any goods or services (other than Contracts entered into in the ordinary course of business and involving payments under any individual Contract or series of contracts not in excess of $20,000), (vii) any exchange-traded or over-the-counter swap, forward, future, option, cap, floor, or collar financial Contract, or any other interest rate or foreign currency protection Contract or any Contract that is a combination thereof not included on its balance sheet, and (viii) any other Contract that would be required to be filed as an exhibit to a Form 10-K filed by Independence as of the date of this Agreement pursuant to the reporting requirements of the Exchange Act (together with all Contracts referred to in Sections 4.11 and 4.15(a), the “Independence Contracts”).

(b) With respect to each Independence Contract and except as disclosed in Section 4.16(b) of the Independence Disclosure Memorandum: (i) the Contract is in full force and effect; (ii) no Independence Entity is in Default thereunder; (iii) no Independence Entity has repudiated or waived any material provision of any such Contract; (iv) no other party to any such Contract is, to Independence’s Knowledge, in Default in any respect or has repudiated or waived each material provision thereunder; and (v) no consent which has not been or will not be obtained is required by a Contract for the execution, delivery, or performance of this Agreement, the consummation of the Merger or the other transactions contemplated hereby. Section 4.16(b) of the Independence Disclosure Memorandum lists every Consent required by any Contract involving payments in excess of $20,000. All of the indebtedness of any Independence Entity for money borrowed is prepayable at any time by such Independence Entity without penalty, premium or charge, except as specified in Section 4.16(b) of the Independence Disclosure Memorandum.

4.17 Privacy of Customer Information.

(a) Each Independence Entity is the sole owner of all individually identifiable personal information relating to identifiable or identified natural person (“IIPI”) relating to customers, former customers, and prospective customers that will be transferred to Parent and the Parent Entities pursuant to this Agreement.

(b) Each Independence Entity’s collection and use of such IIPI, the transfer of such IIPI to Parent and the Parent Entities, and the use of such IIPI by the Parent Entities as contemplated by this Agreement, complies with Independence’s privacy policy, the Fair Credit Reporting Act, the Gramm-Leach-Bliley Act, and all other applicable privacy Laws, and any Independence Entity Contract and industry standards relating to privacy.

4.18 Legal Proceedings.

Except as disclosed in Section 4.18 of the Independence Disclosure Memorandum, there is no Litigation instituted or pending, or, to the Knowledge of Independence, threatened (or unasserted but considered probable of assertion) against any Independence Entity, or to Independence’s Knowledge, against any director, officer, employee, or agent of any Independence Entity in their capacities as such or with respect to any service to or on behalf of any Employee Benefit Plan or any other Person at the request of the Independence Entity or Employee Benefit Plan of any Independence Entity, or against any Asset, interest, or right of any of them, nor are there any Orders or judgments outstanding against any Independence Entity. No claim for indemnity has been made or, to Independence’s Knowledge, threatened by any director, officer, employee, independent contractor, or agent to any Independence Entity and to Independence’s Knowledge, no basis for any such claim exists.

4.19 Reports.

Except as disclosed in Section 4.19 of the Independence Disclosure Memorandum, since December 31, 2013, each Independence Entity has timely filed all reports and statements, together with any amendments required to be made with respect thereto, that it was required to file with Governmental Authorities. Except as corrected by subsequent amendments, as of their respective dates, each of such reports and documents, including the financial statements, exhibits, and schedules thereto, complied in all material respects with all applicable Laws. As of their respective dates, such reports and documents did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading. Notwithstanding the foregoing provisions of this Section 4.19, Independence Entities may have made immaterial late filings.

4.20 Books and Records.

Independence and each Independence Entity maintain accurate books and records reflecting its Assets and Liabilities and maintains proper and adequate internal accounting controls which provide assurance that (a) transactions are executed with management’s authorization; (b) transactions are recorded as necessary to permit preparation of the consolidated financial statements of Independence and to maintain accountability for Independence’s consolidated Assets; (c) access to Independence’s Assets is permitted only in accordance with management’s authorization; (d) the reporting of Independence’s Assets is compared with existing Assets at regular intervals; and (e) accounts, notes, and other receivables and inventory are recorded accurately, and proper and adequate procedures are implemented to effect the collection thereof on a current and timely basis.

4.21 Loans to, and Transactions with, Executive Officers and Directors.

Independence has not, since December 31, 2013, extended or maintained credit, arranged for the extension of credit, or renewed an extension of credit, in the form of a personal loan to or for any director or executive officer (or equivalent thereof) of Independence, except as permitted by Federal Reserve Regulation O. Section 4.21 of the Independence Disclosure Memorandum identifies any Regulation O loan or extension of credit maintained by Independence as of the date of this Agreement. Except as disclosed in Section 4.21 of the Independence Disclosure Memorandum, no director or executive officer of Independence or Independence Bank, or any “associate” (as such term is defined in Rule 14a-1 under the Exchange Act) or related interest of any such Person, has any interest in any Contract or property (real or personal, tangible or intangible), used in, or pertaining to, the business of Independence or Independence Bank.

4.22 Regulatory Matters.

No Independence Entity or, to Independence’s Knowledge, any Affiliate thereof has taken or agreed to take any action or has any Knowledge of any fact or circumstance that is reasonably likely to materially impede or delay receipt of any required Consents or result in the imposition of a condition or restriction of the type referred to in the last sentence of Section 8.1(b). To the Knowledge of Independence, no Person intends to, or is likely to, oppose, challenge or intervene with respect to any application required or planned to be made to any Governmental Agency in connection with the Merger. No Independence Entity is subject to any cease-and-desist or other order or enforcement action issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any Order or directive by, or has been ordered to pay any civil penalty by, or is a recipient of any supervisory letter from, or has adopted any board resolutions at the request or suggestion of any Regulatory Authority or other Governmental Authority that restricts the conduct of its business or that relates to its capital adequacy, its ability to pay dividends, its credit or risk management policies, its management or its business (any such agreement, memorandum of understanding, letter, undertaking, Order, directive or resolutions, whether or not set forth in the Independence Disclosure Memorandum, a “Independence Regulatory Agreement”), nor to Independence’s Knowledge, are there any pending or threatened regulatory investigations or other actions by any Regulatory Authority or other Governmental Authority that could reasonably be expected to lead to the issuance of any such Independence Regulatory Agreement. To the Knowledge of Independence, there exists no Confidential Supervisory Information that would be material to Parent’s decision to enter into this Agreement or consummate the Merger, the underlying facts with respect to which have not been disclosed to Parent. For the avoidance of doubt, the Parties acknowledge that nothing in the immediately preceding sentence shall be deemed a request by Parent for, nor a requirement for Independence or any Independence Entity to disclose or make available to Parent, any Confidential Supervisory Information.

4.23 State Takeover Laws.

Each Independence Entity has taken all necessary action, if any, to exempt the transactions contemplated by this Agreement from, or if necessary to challenge the validity or applicability of, any applicable “moratorium,” “fair price,” “business combination,” “control share,” or other anti-takeover Laws (collectively, “Takeover Laws”).

4.24 Brokers and Finders; Opinion of Financial Advisor.

Except for the Independence Financial Advisor, neither Independence nor its Subsidiaries, or any of their respective officers, directors, employees, or Representatives, has employed any broker, finder, or investment banker or incurred any Liability for any financial advisory fees, investment bankers fees, brokerage fees, commissions, or finder’s or other such fees in connection with this Agreement or the transactions contemplated hereby. Independence has received the written opinion of the Independence Financial Advisor, dated the date of this Agreement, to the effect that the consideration to be received in the Merger by the holders of Independence Common Stock is fair, from a financial point of view, to such holders, a signed copy of which has been or will be delivered to Parent.

4.25 Board Recommendation.

Independence’s board of directors, at a meeting duly called and held with a quorum present, has by unanimous vote of the directors present (i) adopted this Agreement and approved the transactions contemplated hereby, including the Merger and the transactions contemplated hereby and thereby, and has determined that, taken together, they are fair to and in the best interests of Independence’s shareholders, and (ii) resolved, subject to the terms of this Agreement, to recommend that the holders of the shares of Independence Series A Preferred Stock and Independence Common Stock approve this Agreement, the Merger, and the related transactions and to call and hold a meeting of Independence’s shareholders at which this Agreement, the Merger, and the related transactions shall be submitted to the holders of the shares of Independence Series A Preferred Stock and Independence Common Stock for approval.

4.26 Statements True and Correct.

(a) No statement, certificate, instrument, or other writing furnished or to be furnished by any Independence Entity or any Affiliate thereof to Parent pursuant to this Agreement or any other document, agreement, or instrument referred to herein contains or will contain any untrue statement of material fact or will omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

(b) None of the information supplied or to be supplied by an Independence Entity or any Affiliate thereof for inclusion in any proxy statement relating to Independence’s Shareholders’ Meeting to be held in connection with this Agreement and the transaction contemplated by this Agreement (such proxy statement and any amendments or supplements thereto, the “Proxy Statement”) to be mailed to Independence’s shareholders in connection with Independence’s Shareholders’ Meeting, and any other documents to be filed by any Independence Entity or any Affiliate thereof with any Regulatory Authority in connection with the transactions contemplated hereby, will (after taking into account any supplemental or amended information provided prior to filing, mailing, or the date of Independence’s Shareholders’ Meeting, as applicable) at the respective time such documents are filed, and with respect to any Proxy Statement, when first mailed to the shareholders of Independence be false or misleading with respect to any material fact, or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, or, in the case of the Proxy Statement or any amendment thereof or supplement thereto, at the time of Independence’s Shareholders’ Meeting be false or misleading with respect to any material fact, or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of any proxy for Independence’s Shareholders’ Meeting.

(c) All documents that any Independence Entity or any Affiliate thereof is responsible for filing with any Governmental Authority in connection with the transactions contemplated hereby will comply as to form in all material respects with the provisions of applicable Law.

4.27 Anticipated Merger-Related Expenses.

Section 4.27 of the Independence Disclosure Memorandum sets forth Independence’s good faith estimate of its anticipated investment banking, legal, accounting, and other expenses associated with this Agreement and the consummation of the transactions contemplated hereby.

4.28 Delivery of Independence Disclosure Memorandum.

Independence has delivered to Parent a complete Independence Disclosure Memorandum.

ARTICLE 5
REPRESENTATIONS AND WARRANTIES OF PARENT

Parent hereby represents and warrants to Independence as follows:

5.1 Organization, Standing, and Power.

Parent is a corporation duly organized, validly existing, and in good standing under the Laws of the State of South Carolina, and has the corporate power and authority to carry on its business as now conducted and to own, lease, and operate its Assets. Parent is duly qualified or licensed to transact business as a foreign corporation in good standing in the states of the United States and foreign jurisdictions where the character of its Assets or the nature or conduct of its business requires it to be so qualified or licensed, except for such jurisdictions in which the failure to be so qualified or licensed is not reasonably likely to have, individually or in the aggregate, a Parent Material Adverse Effect.

5.2 Authority; No Breach by Agreement.

(a) Parent has the corporate power and authority necessary to execute and deliver this Agreement and, subject to any necessary approvals referred to in Sections 8.1(b) and 8.1(c), to perform its obligations under this Agreement and to consummate the transactions contemplated hereby. The execution, delivery, and performance of this Agreement and the consummation of the transactions contemplated herein, including the Merger, have been duly and validly authorized by all necessary corporate action in respect thereof on the part of Parent. Subject to any necessary approvals referred to in Sections 8.1(b) and 8.1(c), this Agreement represents a legal, valid, and binding obligation of Parent enforceable against Parent in accordance with its terms (except in all cases as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or similar Laws affecting the enforcement of creditors’ rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding may be brought).

(b) Neither the execution and delivery of this Agreement by Parent, nor the consummation by Parent of the transactions contemplated hereby, nor compliance by Parent with any of the provisions hereof, will (i) conflict with or result in a breach of any provision of Parent’s articles of incorporation or bylaws, or (ii) constitute or result in a Default under, or require any Consent pursuant to, or result in the creation of any Lien on any Asset of any Parent Entity under, any Contract or Permit of any Parent Entity, or, (iii) subject to receipt of the requisite Consents referred to in Sections 8.1(b) and (c), constitute or result in a Default under, or require any Consent pursuant to, any Law or Order applicable to any Parent Entity or any of their respective material Assets.

(c) Except for (i) the filing of applications and notices with, and approval of such applications and notices from, the Federal Reserve, the FDIC, the OCC, and the South Carolina Board of Financial Institutions, (ii) the filing of the Articles of Merger with the Secretary of State of the State of South Carolina, and (iii) notices or filings under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, if any, no consents or approvals of or filings or registrations with any Governmental Authority are necessary in connection with the consummation by Parent of the Merger and the other transactions contemplated by this Agreement. No consents or approvals of or filings or registrations with any Governmental Authority are necessary in connection with the execution and delivery by Parent of this Agreement.

5.3 Financial Statements.

Each of the Parent Financial Statements (including, in each case, any related notes) was, or will be, prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes to such financial statements), fairly presented the consolidated financial position of Parent and First Reliance as at the respective dates and the consolidated results of operations and cash flows for the periods indicated, except that the unaudited interim financial statements were or are subject to normal and recurring year-end adjustments which were not or are not expected to be material in amount or effect.

5.4 Reports.

Since January 1, 2014, each Parent Entity has filed all reports and statements, together with any amendments required to be made with respect thereto, that it was required to file with Governmental Authorities. Except as corrected by subsequent amendments, as of their respective dates, each of such reports and documents, including the financial statements, exhibits, and schedules thereto, complied in all material respects with all applicable Laws.

5.5 Legal Proceedings.

There is no Litigation instituted or pending, or, to the Knowledge of Parent, threatened (or unasserted but considered probable of assertion) against any Parent Entity, or to Parent’s Knowledge, against any director, officer, employee, or agent of any Parent Entity in their capacities as such or with respect to any service to or on behalf of any Employee Benefit Plan or any other Person at the request of the Parent Entity or Employee Benefit Plan of any Parent Entity, or against any Asset, interest, or right of any of them, nor are there any Orders or judgments outstanding against any Parent Entity. No claim for indemnity has been made or, to Parent’s Knowledge, threatened by any director, officer, employee, independent contractor, or agent to Parent Entity and to Parent’s Knowledge, no basis for any such claim exists.

5.6 Compliance with Laws.

The deposit accounts of First Reliance are insured by the FDIC through the Deposit Insurance Fund to the fullest extent permitted by Law, and all premiums and assessments required to be paid in connection therewith have been paid when due. No proceedings for the revocation or termination of such deposit insurance are pending or, to the Knowledge of Parent, threatened. Parent and First Reliance have in effect all Permits necessary for it to own, lease, or operate their respective assets and to carry on their respective business as now conducted, except for those Permits the absence of which are not reasonably likely to have, individually or in the aggregate, a Parent Material Adverse Effect, and there has occurred no Default under any such Permit, other than Defaults which could not reasonably be anticipated to have, individually or in the aggregate, a Parent Material Adverse Effect. The execution, delivery and performance of this Agreement do not materially violate any such Permit, and will not result in any revocation, cancellation, suspension, material modification or nonrenewal thereof.

5.7 Brokers and Finders.

Except for Parent Financial Advisor, neither Parent nor its Subsidiaries nor any of their respective officers, directors, employees, or Representatives, has employed any broker or finder or incurred any Liability for any financial advisory fees, investment bankers’ fees, brokerage fees, commissions, or finder’s fees in connection with this Agreement or the transactions contemplated hereby.

5.8 Certain Actions.

No Parent Entity or any Affiliate thereof has taken or agreed to take any action or has any Knowledge of any fact or circumstance that is reasonably likely to materially impede or delay receipt of any required Consents or result in the imposition of a condition or restriction of the type referred to in the last sentence of Section 8.1(b). To the Knowledge of Parent, no Person intends to, or is likely to, oppose, challenge or intervene with respect to any application required or planned to be made to any Governmental Agency in connection with the Merger.

5.9 Available Consideration.

Parent has available to it all funds necessary for the issuance and payment of the Merger Consideration and has funds available to it to satisfy its payment obligations under this Agreement.

5.10 Statements True and Correct.

(a) No statement, certificate, instrument, or other writing furnished or to be furnished by any Parent Entity or any Affiliate thereof to Independence pursuant to this Agreement or any other document, agreement, or instrument referred to herein contains or will contain any untrue statement of material fact or will omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

(b) None of the information supplied by the Parent Entity or any Affiliate thereof for inclusion in the Proxy Statement to be mailed to Independence’s shareholders in connection with Independence’s Shareholders’ Meeting, and any other documents to be filed by any Parent Entity or any Affiliate thereof with the SEC or any other Regulatory Authority in connection with the transactions contemplated hereby, including pursuant to Section 7.3 hereof, will, at the respective time such documents are filed, and with respect to the Proxy Statement, when first mailed to the shareholders of Independence be false or misleading with respect to any material fact, or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, or, in the case of the Proxy Statement or any amendment thereof or supplement thereto, at the time of Independence’s Shareholders’ Meeting be false or misleading with respect to any material fact, or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of any proxy for Independence’s Shareholders’ Meeting.

(c) All documents that any Parent Entity or any Affiliate thereof is responsible for filing with any Governmental Authority in connection with the transactions contemplated hereby will comply as to form in all material respects with the provisions of applicable Law.

ARTICLE 6
CONDUCT OF BUSINESS PENDING CONSUMMATION

6.1 Affirmative Covenants of Independence and Parent.

(a) From the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement, unless the prior written consent of Parent, which shall not be unreasonably withheld, shall have been obtained, and except as otherwise expressly contemplated herein, Independence shall, and shall cause each of its Subsidiaries to, (i) operate its business only in the usual, regular, and ordinary course, (ii) use commercially reasonable efforts to preserve intact its business organization and Assets and maintain its rights and franchises, (iii) use commercially reasonable efforts to cause its representations and warranties to be correct at all times, (iv) use best efforts to provide all information requested by Parent related to loans or other transactions made by Independence to a Person with a total relationship credit commitment exceeding $300,000, (v) provide written notice to Parent after entering into or making any loans or other transactions with a Person with a total relationship credit commitment exceeding $150,000 other than residential mortgage loans for which Independence has a commitment to buy from a reputable investor, (vi) consult with Parent prior to entering into or making any loans that exceed regulatory loan to value guidelines, (vii) upon reasonable notice, provide Parent, at Parent’s request and without charge to Parent, reasonable office space and support at Independence’s main office for Parent to conduct additional onsite due diligence, and (viii) take no action which would (A) adversely affect the ability of any Party to obtain any Consents required for the transactions contemplated hereby without imposition of a condition or restriction of the type referred to in the last sentences of Sections 8.1(b) or 8.1(c), or (B) materially adversely affect the ability of any Party to perform its covenants and agreements under this Agreement.

(b) From the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement, unless the prior written consent of Independence shall have been obtained, and except as otherwise expressly contemplated herein, Parent shall, and shall cause each of its Subsidiaries to, (i) use commercially reasonable efforts to cause its representations and warranties to be correct at all times, and (ii) take no action which would (A) adversely affect the ability of any Party to obtain any Consents required for the transactions contemplated hereby without imposition of a condition or restriction of the type referred to in the last sentences of Sections 8.1(b) or 8.1(c), or (B) materially adversely affect the ability of any Party to perform its covenants and agreements under this Agreement.

(c) Independence and Parent each shall, and shall cause each of its Subsidiaries to, cooperate with the other Party and provide all necessary corporate approvals, and cooperate in seeking all approvals of any business combinations of Independence and its Subsidiaries requested by Parent, provided, the effective time of such business combinations is on or after the Effective Time of the Merger.

6.2 Negative Covenants of Independence.

From the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement, unless the prior written consent of Parent, which shall not be unreasonably withheld, shall have been obtained, and except as otherwise expressly contemplated herein, Independence covenants and agrees that it will not do or agree or commit to do, or permit any of its Subsidiaries to do or agree or commit to do, any of the following:

(a) amend the articles of incorporation, bylaws, or other governing instruments of any Independence Entity;

(b) incur any additional debt obligation or other obligation for borrowed money except in the ordinary course of the business of any Independence Entity consistent with past practices and that are prepayable without penalty, charge, or other payment (which exception shall include, for Independence Entities that are depository institutions, creation of deposit liabilities, purchases of federal funds, advances from the Federal Reserve Bank, and entry into repurchase agreements fully secured by U.S. government securities or U.S. government agency securities; provided, however, this exception does not include advances from the Federal Home Loan Bank), or impose, or suffer the imposition, on any Asset of any Independence Entity of any Lien or permit any such Lien to exist (other than in connection with public deposits, repurchase agreements, bankers’ acceptances, “treasury tax and loan” accounts established in the ordinary course of business of Subsidiaries that are depository institutions, the satisfaction of legal requirements in the exercise of trust powers, and Liens in effect as of the date hereof that are disclosed in the Independence Disclosure Memorandum);

(c) repurchase, redeem, or otherwise acquire or exchange (other than exchanges in the ordinary course under employee benefit plans, directly or indirectly, any shares, or any securities convertible into any shares, of the capital stock of any Independence Entity, or declare or pay any dividend or make any other distribution in respect of Independence’s capital stock) (other than accrued dividends on the Independence Series A Preferred Stock);

(d) issue, sell, pledge, encumber, authorize the issuance of, enter into any Contract to issue, sell, pledge, encumber, or authorize the issuance of, or otherwise permit to become outstanding, any additional shares of Independence Series A Preferred Stock or Independence Common Stock, any other capital stock of any Independence Entity, or any Right;

(e) adjust, split, combine, or reclassify any capital stock of any Independence Entity or issue or authorize the issuance of any other securities in respect of or in substitution for shares of Independence Series A Preferred Stock or Independence Common Stock, or sell, lease, mortgage, or otherwise dispose of or otherwise (i) any shares of capital stock of any Independence Subsidiary or (ii) any Asset other than in the ordinary course of business for reasonable and adequate consideration;

(f) except for purchases of U.S. Government securities or U.S. Government agency securities, which in either case have maturities of two years or less, purchase any securities or make any material investment except in the ordinary course of business consistent with past practice, either by purchase of stock or securities, contributions to capital, Asset transfers, or purchase of any Assets, in any Person other than a wholly owned Independence Subsidiary, or otherwise acquire direct or indirect control over any Person, other than in connection with foreclosures of loans in the ordinary course of business;

(g) (i) except as contemplated by this Agreement, grant any bonuses or increase in compensation or benefits to the employees, officers or directors of any Independence Entity (except, with respect to employees who are not directors or officers, in the ordinary course of business in accordance with past practice and, with respect to officers and directors, as described in Section 6.2(g)(i) of the Independence Disclosure Memorandum), (ii) commit or agree to pay any severance or termination pay, change in control, or any stay or other bonus to any Independence director, officer or employee (except for payments according to Section 6.2(g)(ii) of the Independence Disclosure Memorandum), (iii) enter into, terminate, or amend any retention, severance, change in control, or employment agreements with officers, employees, directors, independent contractors, or agents of any Independence Entity, (iv) change any fees or other compensation or other benefits to directors of any Independence Entity, or (v) except in order to cancel Independence Options as contemplated by this Agreement, waive any stock repurchase rights, accelerate, amend, or change the period of exercisability of any Rights or restricted stock, or reprice Rights granted under Independence’s 2005 Incentive Plan or 2013 Incentive Plan or authorize cash payments in exchange for any Rights; or accelerate or vest or commit or agree to accelerate or vest any amounts, benefits or Rights payable by any Independence Entity;

(h) enter into or amend any employment Contract between any Independence Entity and any Person (unless such amendment is required by Law) that the Independence Entity does not have the unconditional right to terminate without Liability (other than Liability for services already rendered), at any time on or after the Effective Time;

(i) adopt any new Employee Benefit Plan of any Independence Entity or terminate or withdraw from, or make any material change in or to, any existing employee benefit plans, welfare plans, insurance, stock or other plans of any Independence Entity other than any such change that is required by Law or to maintain continuous benefits at current levels or that, in the written opinion of counsel, is necessary or advisable to maintain the tax qualified status of any such plan, or make any distributions from such employee benefit or welfare plans, except as required by Law, the terms of such plans or consistent with past practice;

(j) make any change in any Tax or accounting methods or systems of internal accounting controls, except as may be appropriate and necessary to conform to changes in Tax Laws, regulatory accounting requirements, or GAAP;

(k) commence any Litigation other than in accordance with past practice or settle any Litigation involving any Liability of any Independence Entity for money damages in excess of any amount covered by insurance plus the amount of any deductible or retainage or restrictions upon the operations of any Independence Entity;

(l) enter into, modify, amend, renew or allow the automatic renewal of, or terminate any Contract other than with respect to those involving aggregate payments of less than, or the provision of goods or services with a market value of less than, $10,000 per annum and other than Contracts covered by Section 6.2(m) of the Independence Disclosure Memorandum; or sell, lease, mortgage or otherwise dispose of any Asset with a market value of more than $10,000;

(m) except to satisfy a commitment made before the date hereof, make, renegotiate, renew, increase, extend, modify or purchase any loan, lease (credit equivalent), advance, credit enhancement or other extension of credit, or make any commitment in respect of any of the foregoing, except, with respect to any extension of credit to a Person with a total relationship commitment amount equal to or less than $600,000 (provided, that extensions of credit equal to or less than $25,000 to a Person with a total relationship commitment amount exceeding $600,000 shall not be subject to the prior written consent of Parent)(provided further, that this exception shall not apply to existing extensions of credit that are either (i) delinquent by more than 30 days in the payment of principal or interest, (ii) to Independence’s Knowledge, otherwise in material default for more than 30 days, or (iii) classified as “substandard,” “doubtful,” “loss,” “other assets especially mentioned” or any comparable classification by Independence or by any applicable Regulatory Authority or Reserve; or new extensions of credit to borrowers of such existing extensions of credit, or any Person that controls or is controlled by or under common control with any such borrowers, directly or indirectly), in conformity with existing lending policies and practices, or waive, release, compromise, or assign any material rights or claims, or make any adverse changes in the mix, rates, terms, or maturities of Independence’s deposits and other Liabilities;

(n) except for loans or extensions of credit made on terms generally available to the public, make or increase any loan or other extension of credit, or commit to make or increase any such loan or extension of credit, to any director or executive officer of Independence or Independence Bank, or any entity controlled, directly or indirectly, by any of the foregoing, other than renewals of existing loans or commitments to loan;

(o) restructure or materially change its investment securities portfolio or its interest rate risk position, through purchases, sales or otherwise, or the manner in which the portfolio is classified or reported;

(p) make any capital expenditures in excess of $10,000 (individually or in the aggregate) over the amount set forth in a budget provided to Parent prior to the date hereof or thereafter approved by Parent, other than pursuant to binding commitments existing on the date hereof and other than expenditures necessary to maintain existing assets in good repair or to make payment of necessary taxes;

(q) establish or commit to the establishment of any new branch or other office facilities or file any application to relocate or terminate the operation of any banking office;

(r) take any action that is intended or expected to result in any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect at any time prior to the Effective Time, or in any of the conditions to the Merger set forth in Article 8 not being satisfied or in a violation of any provision of this Agreement;

(s) implement or adopt any change in its accounting principles, practices or methods, other than as may be required by GAAP or regulatory guidelines;

(t) agree to take, make any commitment to take, or adopt any resolutions of its board of directors in support of, any of the actions prohibited by this Section 6.2;

(u) maintain Independence Bank’s allowance for loan losses in a manner that is not consistent with GAAP and applicable regulatory guidelines and accounting principles, practices and methods consistent with past practices of Independence Bank; or

(v) take any action or fail to take any action that at the time of such action or inaction is reasonably likely to prevent, or would be reasonably likely to materially interfere with, the consummation of this Merger.

6.3 Adverse Changes in Condition.

Each Party agrees to give written notice promptly to the other Party upon becoming aware of the occurrence or impending occurrence of any event or circumstance relating to it or any of its Subsidiaries which (i) has had or is reasonably likely to have, individually or in the aggregate, an Independence Material Adverse Effect or a Parent Material Adverse Effect, as applicable, (ii) would cause or constitute a material breach of any of its representations, warranties, or covenants contained herein, or (iii) would be reasonably likely to prevent or materially interfere with the consummation of the Merger, and to use its reasonable efforts to prevent or promptly to remedy the same.

6.4 Reports.

Each of Parent and its Subsidiaries and Independence and its Subsidiaries shall file all reports required to be filed by it with Regulatory Authorities between the date of this Agreement and the Effective Time and shall make available to Parent copies of all such reports promptly after the same are filed. Independence and its Subsidiaries shall also make available to Parent monthly financial statements and quarterly call reports. The financial statements of Independence, whether or not contained in any such reports filed under the Exchange Act or with any other Regulatory Authority, will fairly present the consolidated financial position of Independence as of the dates indicated and the consolidated results of operations, changes in shareholders’ equity, and cash flows for the periods then ended in accordance with GAAP (subject in the case of interim financial statements to normal recurring year-end adjustments that are not material). As of their respective dates, such reports of Independence filed under the Exchange Act will comply in all material respects with the Securities Laws and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Any Independence financial statements contained in any reports to any Regulatory Authority other than the SEC shall be prepared in accordance with the Laws applicable to such reports.

ARTICLE 7
ADDITIONAL AGREEMENTS

7.1 Shareholder Approval.

(a) Independence shall submit to its shareholders this Agreement and any other matters required to be approved by shareholders in order to carry out the intentions of this Agreement. In furtherance of that obligation, Independence shall take, in accordance with applicable Law and its articles of incorporation and bylaws, all action necessary to call, give notice of, convene, and hold the Independence Shareholders’ Meeting as promptly as practicable for the purpose of considering and voting on approval and adoption of this Agreement and the transactions provided for in this Agreement. Independence’s board of directors shall recommend that its shareholders approve this Agreement in accordance with the SCBCA (the “Independence Recommendation”) and shall include such recommendation in the Proxy Statement mailed to shareholders of Independence, except to the extent Independence’s board of directors has made an Adverse Recommendation Change (as defined below) in accordance with the terms of this Agreement. Subject to Sections 7.1(b) and 7.2, Independence shall solicit and use its reasonable efforts to obtain the Requisite Independence Shareholder Vote, to include engagement of a professional proxy solicitation firm.

(b) Neither Independence’s board of directors nor any committee thereof shall, except as expressly permitted by this Section, (i) withdraw, qualify or modify, or propose publicly to withdraw, qualify or modify, in a manner adverse to Parent, the Independence Recommendation or (ii) approve or recommend, or propose publicly to approve or recommend, any Acquisition Proposal (each, an “Adverse Recommendation Change”). Notwithstanding the foregoing, prior to prior to the Requisite Independence Shareholder Vote, Independence’s board of directors may make an Adverse Recommendation Change if and only if:

(i) Independence’s board of directors determines in good faith, after consultation with the Independence Financial Advisor and outside counsel, that it has received an Acquisition Proposal (that did not result from a breach of Section 7.2) that constitutes or is likely to result in a Superior Proposal;

(ii) Independence’s board of directors determines in good faith, after consultation with Independence’s outside counsel, that a failure to accept such Superior Proposal would be inconsistent with its fiduciary duties to Independence and its shareholders under applicable Law;

(iii) Independence’s board of directors provides written notice (a “Notice of Recommendation Change”) to Parent of its receipt of the Superior Proposal and its intent to announce an Adverse Recommendation Change on the fifth business day following delivery of such notice, which notice shall specify the material terms and conditions of the Superior Proposal (and include a copy thereof with all accompanying documentation, if in writing) and identifying the Person or Group making such Superior Proposal (it being understood that any amendment to any material term of such Acquisition Proposal shall require a new Notice of Recommendation Change, except that, in such case, the five business day period referred to in this clause (iii) and in clauses (iv) and (v) shall be reduced to three business days following the giving of such new Notice of Recommendation Change);

(iv) after providing such Notice of Recommendation Change, Independence shall negotiate in good faith with Parent (if requested by Parent) and provide Parent reasonable opportunity during the subsequent five business day period to make such adjustments in the terms and conditions of this Agreement as would enable the board of directors of Independence to proceed without an Adverse Recommendation Change (provided, however, that Parent shall not be required to propose any such adjustments); and

(v) Independence’s board of directors, following such five business day period, again determines in good faith, after consultation with the Independence Financial Advisor and outside counsel, that such Acquisition Proposal nonetheless continues to constitute a Superior Proposal and that failure to take such action would violate their fiduciary duties to Independence and its shareholders under applicable Law.

Notwithstanding any other provision of this Agreement, except to the extent prohibited by the SCBCA as determined by Independence after consultation with Independence’s outside counsel, Independence shall submit this Agreement to its shareholders at Independence’s Shareholders’ Meeting even if Independence’s board of directors has made an Adverse Recommendation Change, in which case Independence’s board of directors may communicate the Adverse Recommendation Change and the basis for it to the shareholders of Independence in the Proxy Statement or any appropriate amendment or supplement thereto.

7.2 Other Offers, etc.

(a) From the date of this Agreement through the first to occur of the Effective Time or termination of this Agreement, each Independence Entity shall not, and shall cause its Affiliates and Representatives not to, directly or indirectly (i) solicit, initiate, encourage, induce or knowingly facilitate the making, submission, or announcement of any proposal that constitutes an Acquisition Proposal, or (ii) participate in any discussions (except to notify a third party of the existence of restrictions provided in this Section 7.2) or negotiations regarding, or disclose or provide any nonpublic information with respect to, or knowingly take any other action to facilitate any inquiries or the making of any proposal that constitutes an Acquisition Proposal, (iii) enter into any agreement (including any agreement in principle, letter of intent or understanding, merger agreement, stock purchase agreement, asset purchase agreement, or share exchange agreement, but excluding a confidentiality agreement of the type described below) (an “Acquisition Agreement”) contemplating or otherwise relating to any Acquisition Transaction, or (iv) propose or agree to do any of the foregoing; provided, however, that prior to the Requisite Independence Shareholder Vote, this Section 7.2 shall not prohibit an Independence Entity from furnishing nonpublic information regarding any Independence Entity to, or entering into a confidentiality agreement or discussions or negotiations with, any Person or Group in response to a bona fide, unsolicited written Acquisition Proposal submitted by such Person or Group (and not withdrawn) if and only if: (A) no Independence Entity or Representative or Affiliate thereof shall have violated any of the restrictions set forth in this Section 7.2 (other than any breach of such obligation that is unintentional and immaterial and did not result in the submission of such Acquisition Proposal), (B) Independence’s board of directors shall have determined in good faith, after consultation with the Independence Financial Advisor and Independence’s outside counsel, that such Acquisition Proposal constitutes or is reasonably likely to result in a Superior Proposal, (C) Independence’s board of directors concludes in good faith, after consultation with its outside counsel, that the failure to take such action would be inconsistent with its fiduciary duties under applicable Law to Independence and its shareholders, (D) (1) at least five business days prior to furnishing any such nonpublic information to, or entering into discussions or negotiations with, such Person or Group, Independence gives Parent written notice of the identity of such Person or Group and of Independence’s intention to furnish nonpublic information to, or enter into discussions or negotiations with, such Person or Group, and (2) Independence receives from such Person or Group an executed confidentiality agreement containing terms no less favorable to the disclosing Party than the confidentiality terms of this Agreement, and (E) contemporaneously with furnishing any such nonpublic information to such Person or Group, Independence furnishes such nonpublic information to Parent (to the extent such nonpublic information has not been previously furnished by Independence to Parent). In addition to the foregoing, Independence shall provide Parent with at least five business days’ prior written notice of a meeting of Independence’s board of directors at which meeting Independence’s board of directors is reasonably expected to resolve to recommend the Acquisition Agreement as a Superior Proposal to its shareholders, and Independence shall keep Parent reasonably informed on a prompt basis, of the status and material terms of such Acquisition Proposal, including any material amendments or proposed amendments as to price and other material terms thereof.

(b) In addition to the obligations of Independence set forth in this Section 7.2, as promptly as practicable, after any of the directors or executive officers of Independence become aware thereof, Independence shall advise Parent of any request received by Independence for nonpublic information which Independence reasonably believes could lead to an Acquisition Proposal or of any Acquisition Proposal, the material terms and conditions of such request or Acquisition Proposal, and the identity of the Person or Group making any such request or Acquisition Proposal. Independence shall keep Parent informed promptly of material amendments or modifications to any such request or Acquisition Proposal.

(c) As of the date hereof, Independence shall, and shall cause its and its Subsidiary’s directors, officers, employees, and Representatives to, immediately cease any and all existing activities, discussions, or negotiations with any Persons conducted heretofore with respect to any Acquisition Proposal and will use and cause to be used all commercially reasonable best efforts to enforce any confidentiality or similar or related agreement relating to any Acquisition Proposal.

(d) Nothing contained in this Agreement shall prevent a Party or its board of directors from complying with Rule 14e-2 under the Exchange Act with respect to an Acquisition Proposal, provided, that such Rule will in no way eliminate or modify the effect that any action pursuant to such Rule would otherwise have under this Agreement.

7.3 Consents of Regulatory Authorities.

The Parties hereto shall cooperate with each other and use their reasonable efforts to promptly prepare and file all necessary documentation and applications, to effect all applications, notices, petitions and filings, and to obtain as promptly as practicable all Consents of all Regulatory Authorities and other Persons which are necessary or advisable to consummate the transactions contemplated by this Agreement (including the Merger). The Parties agree that they will consult with each other with respect to the obtaining of all Consents of all Regulatory Authorities and other Persons necessary or advisable to consummate the transactions contemplated by this Agreement and each Party will keep the other apprised of the status of matters relating to contemplation of the transactions contemplated herein. Each Party also shall promptly advise the other upon receiving any communication from any Regulatory Authority or other Person whose Consent is required for consummation of the transactions contemplated by this Agreement which causes such Party to believe that there is a reasonable likelihood that any requisite Consent will not be obtained or that the receipt of any such Consent will be materially delayed.

7.4 Agreement as to Efforts to Consummate.

Subject to the terms and conditions of this Agreement, each Party agrees to use, and to cause its Subsidiaries to use, its reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper, or advisable under applicable Laws to consummate and make effective, as soon as reasonably practicable after the date of this Agreement, the transactions contemplated by this Agreement, including using its reasonable efforts to lift or rescind any Order adversely affecting its ability to consummate the transactions contemplated herein and to cause to be satisfied the conditions referred to in Article 8; provided, that nothing herein shall preclude either Party from exercising its rights under this Agreement.

7.5 Investigation and Confidentiality.

(a) Prior to the Effective Time, each Party shall keep the other Party advised of all material developments relevant to its business and the consummation of the Merger and shall permit the other Party to make or cause to be made such investigation of its business and properties (including that of its Subsidiaries) and of their respective financial and legal conditions as the other Party reasonably requests, provided, that such investigation shall be reasonably related to the transactions contemplated hereby and shall not interfere unnecessarily with normal operations. No investigation by a Party shall affect the ability of such Party to rely on the representations and warranties of the other Party. Between the date hereof and the Effective Time, Independence shall permit Parent’s senior officers and independent auditors to meet with the senior officers of Independence, including officers responsible for the Independence Financial Statements and the internal controls of Independence and Independence’s independent public accountants, to discuss such matters as Parent may deem reasonably necessary or appropriate for Parent to satisfy its obligations under applicable Laws.

(b) In addition to each Party’s obligations pursuant to Section 7.5(a), each Party shall, and shall cause its advisors and agents to, maintain the confidentiality of all confidential information furnished to it by the other Party concerning its and its Subsidiaries’ businesses, operations, and financial positions and shall not use such information for any purpose except in furtherance of the transactions contemplated by this Agreement. If this Agreement is terminated prior to the Effective Time, each Party shall promptly return or certify the destruction of all documents and copies thereof, and all work papers containing confidential information received from the other Party.

(c) Independence shall use its reasonable efforts to exercise, and shall not waive any of, its rights under confidentiality agreements entered into with Persons which were considering an Acquisition Proposal with respect to Independence to preserve the confidentiality of the information relating to the Independence Entities provided to such Persons and their Affiliates and Representatives.

(d) Each Party agrees to give the other Party notice as soon as practicable after any determination by it of any fact or occurrence relating to the other Party which it has discovered through the course of its investigation and which represents, or is reasonably likely to represent, either a material breach of any representation, warranty, covenant, or agreement of the other Party or which has had or is reasonably likely to have an Independence Material Adverse Effect or a Parent Material Adverse Effect, as applicable.

7.6 Press Releases.

Prior to the Effective Time, Independence and Parent shall consult with each other as to the form and substance of any press release, communication with Independence’s shareholders, or other public disclosure materially related to this Agreement, or any other transaction contemplated hereby; provided, that nothing in this Section 7.6 shall be deemed to prohibit any Party from making any disclosure which its counsel deems necessary or advisable in order to satisfy such Party’s disclosure obligations imposed by Law.

7.7 Charter Provisions.

Each Independence Entity shall take all necessary action to ensure that the entering into of this Agreement and the consummation of the Merger and the other transactions contemplated hereby do not and will not result in the grant of any rights to any Person under the articles of incorporation, bylaws, or other governing instruments of any Independence Entity or restrict or impair the ability of Parent or any of its Subsidiaries to vote, or otherwise to exercise the rights of a shareholder with respect to, shares of any Independence Entity that may be directly or indirectly acquired or controlled by them.

7.8 Employee Benefits and Contracts.

(a) All persons who are employees of the Independence Entities immediately prior to the Effective Time and whose employment is not terminated, if any, at or prior to the Effective Time (a “Continuing Employee”) shall, at the Effective Time, become employees of First Reliance; provided, however, that in no event shall any of the employees of the Independence Entities be officers of Parent or First Reliance, or have or exercise any power or duty conferred upon such an officer, unless and until duly elected or appointed to such position by the board of directors of Parent or First Reliance and in accordance with the bylaws of Parent or First Reliance. All of the Continuing Employees shall be employed at the will of First Reliance, and no contractual right to employment shall inure to such employees because of this Agreement except as may be otherwise expressly set forth in this Agreement. First Reliance shall make a severance payment to each Continuing Employee who is terminated by First Reliance or First Reliance Bank without cause within the one (1) month period following the Effective Time in an amount equal to one and one-half (1 ½) weeks of such Continuing Employee’s base salary for each year of credited service, subject to a minimum payment of four (4) weeks of such Continuing Employee’s base salary. The receipt of severance pursuant to this Section 7.8(a) by any Continuing Employee shall be subject to the execution and delivery by such Continuing Employee of release and non-solicitation agreements proposed by First Reliance.

(b) As of the Effective Time, each Continuing Employee shall be eligible to participate in each of Parent’s Employee Benefit Plans with full credit for prior service with Independence solely for purposes of eligibility and vesting.

(c) As of the Effective Time, Parent shall make available employer-provided benefits under Parent Employee Benefit Plans to each Continuing Employee on the same basis as it provides such coverage to Parent or First Reliance employees. With respect to Parent Employee Benefit Plans providing health coverage, Parent shall use commercially reasonable efforts to cause any pre-existing condition, eligibility waiting period, or other limitations or exclusions otherwise applicable under such plans to new employees not to apply to a Continuing Employee or their covered dependents who were covered under a similar Independence plan at the Effective Time of the Merger. In addition, if any such transition occurs during the middle of a plan year, Parent shall use commercially reasonable efforts to cause any such Parent Employee Benefit Plan providing health coverage to give credit towards satisfaction of any annual deductible limitation and out-of-pocket maximum applied under such plan for any deductible, co-payment and other cost-sharing amounts previously paid by a Continuing Employee. respecting his or her participation in the corresponding Independence Employee Benefit Plan during that plan year prior to the transition effective date.

(d) Simultaneously herewith, the Chief Executive Officer of Independence shall enter into and deliver to Parent an Amendment of Employment Agreement dated as of the date hereof (and which shall be effective as of the Effective Time) in the form of Exhibit B.

(e) Simultaneously herewith, the Retail Banking Director of Independence Bank shall enter into and deliver to Parent an Employment Agreement dated as of the date hereof (and which shall be effective as of the Effective Time) in the form of Exhibit C.

(f) Simultaneously herewith, each of Independence’s and Independence Bank’s executive officers and directors (except for those set forth in Section 7.8(f) of the Independence Disclosure Memorandum, who shall each enter into a Non-Solicitation Agreement dated as of the date hereof (and which shall be effective as of the Effective Time) in the form of Exhibit D) shall enter into and deliver to Parent a Non-Competition Agreement dated as of the date hereof (and which shall be effective as of the Effective Time) in the form of Exhibit E.

(g) Simultaneously herewith, each of Independence’s and Independence Bank’s executive officers and directors (except for those set forth in Section 7.8(g) of the Independence Disclosure Memorandum) shall enter into and deliver to Parent a Shareholder Support Agreement dated as of the date hereof in the form of Exhibit F pursuant to which he or she will vote his or her shares of Independence Common Stock in favor of this Agreement and the transactions contemplated hereby.

(h) Simultaneously herewith, the Chairman of the board of directors of Independence shall enter into and deliver to Parent a Waiver and Release dated as of the date hereof (and which shall be effective as of the Effective Time) in the form of Exhibit G pursuant to which he will waive and release any right that he has to payment of fees for service as Chairman of the board of directors.

(i) No officer, employee, or other Person (other than the corporate Parties to this Agreement) shall be deemed a third party or other beneficiary of this Agreement, and no such Person shall have any right or other entitlement to enforce any provision of this Agreement or seek any remedy in connection with this Agreement, except as may be expressly set forth in Section 7.9. No provision of this Agreement constitutes or shall be deemed to constitute, an Employee Benefit Plan or other arrangement, an amendment of any Employee Benefit Plan or other arrangement, or any provision of any Employee Benefit Plan or other arrangement.

(j) Other than Section 3.4 (Independence Options), no provision of this Agreement (i) constitutes or shall be deemed to constitute, an employee benefit plan or other arrangement, an amendment of any employee benefit plan or other arrangement, or any provision of any employee benefit plan or other arrangement or (ii) provide any right or entitlements to any employee or other third party.

(k) Upon not less than ten days’ notice prior to the Closing Date from Parent to Independence, Independence shall cause the termination, amendment or other appropriate modification of each Independence Benefit Plan as specified by Parent in such notice such that no Independence Entity shall sponsor or otherwise have any further Liability thereunder in connection with such applicable Independence Benefit Plans, effective as of the date which immediately precedes the Closing Date. Upon such action, participants in such applicable Independence Benefit Plans that are Independence ERISA Plans shall be 100% vested in their account balances. With respect to each such Independence Benefit Plan as to which Parent issues such notice and which provides for a “cash or deferred arrangement” pursuant to Code Section 401(k) (each, a “401(k) Plan”), (i) prior to the Closing Date, the appropriate board of directors among the Independence Entities shall adopt resolutions terminating each 401(k) Plan effective as of the date which immediately precedes the date which includes the Effective Time (the “Termination Date”), (ii) prior to each 401(k) Plan’s termination under “(i),” immediately above, Independence shall cause each 401(k) Plan to adopt all amendments, including amendments and restatements, of each document evidencing each 401(k) Plan, as may be necessary to maintain each 401(k) Plan’s compliance with Code Section 401(a) and other applicable provisions of the Code pursuant to such termination, and (iii) as of the Termination Date, Independence shall cause each 401(k) Plan to proceed with implementing the process of distributing each 401(k) Plan’s account balances to participants. Parent or Parent Bank shall cause its Employee Benefit Plan which provides for a “cash or deferred arrangement” pursuant to Code Section 401(k) to accept direct rollovers from any 401(k) Plan described in the preceding sentence, and will use commercially reasonable efforts to permit direct rollover of a participant plan loan.

7.9 Indemnification.

(a) Parent shall, and shall cause the Surviving Corporation to, indemnify, defend, and hold harmless the present and former directors and executive officers of the Independence Entities (each, an “Indemnified Party”) against all Liabilities arising out of actions or omissions arising out of the Indemnified Party’s service or services as directors, officers, employees, or agents of Independence or, at Independence’s request, of another corporation, partnership, joint venture, trust, or other enterprise occurring at or prior to the Effective Time (including the transactions contemplated by this Agreement) to the fullest extent permitted under the SCBCA, Section 402 of the Sarbanes-Oxley Act, the Securities Laws and FDIC Regulations Part 359, and by Independence’s Articles of Incorporation and Bylaws as in effect on the date hereof, including provisions relating to advances of expenses incurred in the defense of any Litigation and whether or not any Parent Entity is insured against any such matter.

(b) Prior to the Effective Time, Parent shall purchase, or shall direct Independence to purchase, an extended reporting period endorsement under Independence’s existing directors’ and officers’ liability insurance coverage (“Independence D&O Policy”) (or, if such extended endorsement coverage is not available, or is not available on reasonable terms, for the requisite period of time, such additional policy or policies as shall be necessary to provide coverage for such period of time) for acts or omissions occurring prior to the Effective Time by such directors and officers currently covered by Independence’s D&O Policy. The directors and officers of Independence shall take all reasonable actions required by the insurance carrier necessary to procure such endorsement (or additional policy or policies). Such endorsement (or additional policy or policies) shall provide such directors and officers with coverage following the Effective Time for six years or such lesser period of time as can be purchased for an aggregate amount equal to two and one-half times the current annual premium for Independence’s D&O Policy (the “Premium Multiple”). If Parent is unable to obtain or maintain the insurance coverage called for in this Section 7.9(b), then Parent shall obtain the most advantageous coverage that can be purchased for the Premium Multiple.

7.10 Notices of Redemption of Independence Series A Preferred Stock.

Independence shall give notice of redemption, in accordance with Independence’s Articles of Incorporation, to each holder of Independence Series A Preferred Stock that is effective for the redemption of all outstanding shares of Independence Series A Preferred Stock on the Closing Date.

7.11 Environmental Testing.

Independence shall use its reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper, or advisable (including under applicable Laws) to cause any property(ies) owned by any Independence Entity and reasonably required by Parent to be so tested, to be tested by a qualified environmental testing firm to determine the existence and extent of any environmental contamination of such properties, including, but not limited to, ground water contamination and air quality contamination in the building on the properties and, if any such contamination is found, Independence shall (i) determine the reasonable cost to mitigate such contamination and bring the properties into compliance with applicable Environmental Laws, and (ii) have the property reappraised and adjust the carrying value of the properties accordingly.

ARTICLE 8
CONDITIONS PRECEDENT TO OBLIGATIONS TO CONSUMMATE

8.1 Conditions to Obligations of Each Party.

The respective obligations of each Party to perform this Agreement and consummate the Merger and the other transactions contemplated hereby are subject to the satisfaction of the following conditions, unless waived by both Parties pursuant to Section 10.6:

(a) Shareholder Approval. The shareholders of Independence shall have approved this Agreement by the Requisite Independence Shareholder Vote, and the consummation of the transactions contemplated hereby, including the Merger, as and to the extent required by Law and by the provisions of Independence’s articles of incorporation and bylaws.

(b) Regulatory Approvals. All Consents of, filings and registrations with, and notifications to, all Regulatory Authorities required for consummation of the Merger shall have been obtained or made and shall be in full force and effect and all waiting periods required by Law shall have expired. No Consent obtained from any Regulatory Authority which is necessary to consummate the transactions contemplated hereby shall be conditioned or restricted in a manner (including requirements relating to the raising of additional capital or the disposition of Assets) which in the reasonable judgment of the board of directors of Parent would so materially adversely affect the economic or business benefits of the transactions contemplated by this Agreement that, had such condition or requirement been known, the Parent would not, in its reasonable judgment, have entered into this Agreement.

(c) Consents and Approvals. Each Party shall have obtained any and all Consents required for consummation of the Merger (other than those referred to in Section 8.1(b)) or for the preventing of any Default under any Contract or Permit of such Party which, if not obtained or made, would be reasonably likely to have, individually or in the aggregate, an Independence Material Adverse Effect or a Parent Material Adverse Effect, as applicable. Independence shall have obtained the Consents listed in Section 8.1(c) of the Independence Disclosure Memorandum, including Consents from the lessors of each office leased by any Independence Entity, if any. No Consent so obtained which is necessary to consummate the transactions contemplated hereby shall be conditioned or restricted in a manner which in the reasonable judgment of the board of directors of Parent would so materially adversely affect the economic or business benefits of the transactions contemplated by this Agreement that, had such condition or requirement been known, Parent would not, in its reasonable judgment, have entered into this Agreement.

(d) Legal Proceedings. No Governmental Authority of competent jurisdiction shall have enacted, issued, promulgated, enforced, or entered any Law or Order (whether temporary, preliminary or permanent) or taken any other action which prohibits, restricts, or makes illegal consummation of the transactions contemplated by this Agreement.

8.2 Conditions to Obligations of Parent.

The obligations of Parent to perform this Agreement and consummate the Merger and the other transactions contemplated hereby are subject to the satisfaction of the following conditions, unless waived by Parent pursuant to Section 10.6(a):

(a) Representations and Warranties. For purposes of this Section 8.2(a), the accuracy of the representations and warranties of Independence set forth in this Agreement shall be assessed as of the date of this Agreement and as of the Effective Time with the same effect as though all such representations and warranties had been made on and as of the Effective Time (provided, that representations and warranties which are confined to a specified date shall speak only as of such date). The representations and warranties set forth in Sections 4.1, 4.2(a), 4.2(b)(i), 4.3, and 4.25 shall be true and correct (except for inaccuracies which are de minimis in amount or effect). There shall not exist inaccuracies in the representations and warranties of Independence set forth in this Agreement (including the representations and warranties set forth in Sections 4.1, 4.2(a), 4.2(b)(i), 4.3, and 4.25) such that the aggregate effect of such inaccuracies has, or is reasonably likely to have, an Independence Material Adverse Effect; provided, that for purposes of this sentence only, those representations and warranties which are qualified by references to “material” or “Material Adverse Effect” or to the “Knowledge” of any Person shall be deemed not to include such qualifications.

(b) Performance of Agreements and Covenants. Each and all of the agreements and covenants of Independence to be performed and complied with pursuant to this Agreement and the other agreements contemplated hereby prior to the Effective Time shall have been duly performed and complied with in all material respects.

(c) Officers’ Certificate. Independence shall have delivered to Parent (i) a certificate, dated as of the Closing Date and signed on its behalf by its chief executive officer and its chief financial officer, to the effect that the conditions set forth in Section 8.1 as it relates to Independence and in Sections 8.2(a), 8.2(b), 8.2(g), 8.2(h), and 8.2(i) have been satisfied.

(d) Certificates of Secretary and Public Officials. The Independence Entities shall have delivered the following additional certificates: (i) a certificate of the secretary of the Independence Entities, dated as of the Closing Date, certifying and attesting as to: (1) the incumbency of officers of the Independence Entities executing documents executed and delivered in connection herewith, (2) the articles of incorporation of Independence as in effect from the date of this Agreement until the Closing Date, (3) the bylaws of Independence as in effect from the date of this Agreement until the Closing Date, (4) resolutions of Independence’s board of directors authorizing and approving the applicable matters contemplated hereunder, (5) the articles of association of Independence Bank as in effect from the date of this Agreement until the Closing Date, (6) the bylaws of Independence Bank as in effect from the date of this Agreement until the Closing Date; (ii) a certificate (dated not less than ten days prior to the Closing Date) of the Secretary of State of the State of South Carolina as to the corporate existence of Independence; (iii) a certificate of the Federal Reserve Bank (dated not less than ten days prior to the Closing Date) certifying that Independence is a registered bank holding company; (iv) a certificate of the OCC (dated not less than ten days prior to the Closing Date) as to the good standing of Independence Bank; and (v) a certificate of the Federal Deposit Insurance Corporation (dated not less than ten days prior to the Closing Date) certifying that Independence Bank is an insured depository institution.

(e) Employment Agreements; Non-Competition Agreements; Shareholder Support Agreements; Claims Letters; Director’s Fees Release and Waiver. The Amendment of Employment Agreement in the form attached hereto as Exhibit B shall have been executed by the Chief Executive Officer of Independence and delivered to Parent. The Employment Agreement in the form attached hereto as Exhibit C shall have been executed by the Retail Banking Director of Independence and delivered to Parent. The Non-Competition Agreements in the form attached hereto as Exhibit D shall have been executed by each of Independence’s and Independence Bank’s executive officers and directors (except for those set forth in Section 7.8(f) of the Independence Disclosure Memorandum) and delivered to Parent. The Non-Solicitation Agreements in the form attached hereto as Exhibit E shall have been executed by each of Independence’s and Independence Bank’s executive officers set forth in Section 7.8(f) of the Independence Disclosure Memorandum. The Shareholder Support Agreements in the form attached hereto as Exhibit F shall have been executed by each of the directors and executive officers of Independence and Independence Bank (except for those set forth in Section 7.8(g) of the Independence Disclosure Memorandum) and delivered to Parent. The Director’s Fees Release and Waiver in the form attached hereto as Exhibit G shall have been executed by the Chairman of the board of directors of Independence. Each of the directors and executive officers of Independence and Independence Bank shall have executed claims letters in the form attached hereto as Exhibit H and delivered the same to Parent.

(f) Notices of Dissent. Independence shall not have received timely notice from holders of Independence Common Stock of their intent to exercise their statutory right to dissent with respect to shares that represent more than an aggregate of 10% of the outstanding shares of Independence Common Stock, and shall not have received timely notice from any holders of Independence Series A Preferred Stock of their intent to exercise their statutory right to dissent.

(g) Shareholders Equity; Allowance for Loan Losses. At the Effective Time, Independence’s total loans shall not be less than $50,000,000 and total deposits shall not be less than $65,000,000. In addition, Independence shall have (or shall have had, as applicable) total shareholders’ equity, on a pro forma basis after redemption of the Independence Series A Preferred Stock pursuant to Section 3.1(a) hereof (for a total reduction of $8,425,000), of (i) at least $300,000 as of the Effective Time or December 31, 2017, whichever is sooner; and (ii) $100,000 as of March 1, 2018, if the Effective Time occurs on or after March 1, 2018 (the “Equity Floor”), in each case under subclauses (i) and (ii) without giving effect to (A) reasonable expenses paid or incurred by Independence through the Effective Time in connection with the Merger not to exceed $525,000, or (B) accumulated other comprehensive income, but the Equity Floor may be reduced in the sole discretion of Parent by the total amount of exposure for Litigation disclosed in Section 4.18 of the Independence Disclosure Memorandum, less any reserves established by Independence Bank for that exposure. Independence and Independence Bank shall maintain Independence Bank’s allowance for loan losses in a manner consistent with GAAP and applicable regulatory guidelines and accounting principles, practices and methods consistent with past practices of Independence Bank and used in the preparation of the Independence Financial Statements.

(h) Exercise of Options. The directors and executive officers of Independence or Independence Bank shall not have exercised any Independence Options held by such persons following the execution of this Agreement.

(i) No Material Adverse Effect. There shall not have occurred any Independence Material Adverse Effect from the December 31, 2016 balance sheet to the Effective Time with respect to Independence or Independence Bank.

(j) Bank Merger. The Parties shall stand ready to consummate the Bank Merger promptly after the Merger.

(k) Legal Opinion. Parent shall have received a legal opinion in form and substance satisfactory to Parent from Independence’s counsel as to the matters specified in Exhibit I.

(l) Main Office Lease. Independence Bank shall have negotiated and executed an amendment and extension of the lease for its main office location, which amendment shall extend the term of such lease for a period of at least five (5) years following the end of the term of such lease as of the date hereof on terms that are mutually agreeable to Parent and Independence.

(m) Redemption of Independence Series A Preferred Stock. Independence shall have given notice of redemption to each holder of Independence Series A Preferred Stock in accordance with Independence’s Articles of Incorporation that is effective for the redemption of all outstanding shares of Independence Series A Preferred Stock on the Closing Date.

(n) Environmental Matter. Any environmental testing required by Section 7.11 shall have been completed, along with any subsequent reappraisal of the property and adjustment of Parent’s financial records in a manner consistent with GAAP and applicable regulatory guidelines and accounting principles, practices and methods consistent with past practices of Independence Bank and used in the preparation of the Independence Financial Statements.

8.3 Conditions to Obligations of Independence.

The obligations of Independence to perform this Agreement and consummate the Merger and the other transactions contemplated hereby are subject to the satisfaction of the following conditions, unless waived by Independence pursuant to Section 10.6(b):

(a) Representations and Warranties. For purposes of this Section 8.3(a), the accuracy of the representations and warranties of Parent set forth in this Agreement shall be assessed as of the date of this Agreement and as of the Effective Time with the same effect as though all such representations and warranties had been made on and as of the Effective Time (provided that representations and warranties which are confined to a specified date shall speak only as of such date). The representations and warranties set forth in Sections 5.1, 5.2(a) and 5.2(b)(i), and 5.5 shall be true and correct (except for inaccuracies which are de minimis in amount or effect). There shall not exist inaccuracies in the representations and warranties of Parent set forth in this Agreement (including the representations and warranties set forth in Sections 5.1, 5.2(a) and 5.2(b)(i), and 5.5) such that the aggregate effect of such inaccuracies has, or is reasonably likely to have, a Parent Material Adverse Effect; provided, that, for purposes of this sentence only, those representations and warranties which are qualified by references to “material” or “Material Adverse Effect” or to the “Knowledge” of any Person shall be deemed not to include such qualifications.

(b) Performance of Agreements and Covenants. Each and all of the agreements and covenants of Parent to be performed and complied with pursuant to this Agreement and the other agreements contemplated hereby prior to the Effective Time shall have been duly performed and complied with in all material respects.

(c) Officers’ Certificate. Parent shall have delivered to Independence a certificate, dated as of the Closing Date and signed on its behalf by its chief executive officer and its chief financial officer, to the effect that the conditions set forth in Section 8.1 as they relate to Parent and in Sections 8.3(a) and 8.3(b) have been satisfied.

(d) Certificates of Secretary and Public Officials. The Parent Entities shall have delivered the following additional certificates: (i) a certificate of the secretary of the Parent Entities, dated as of the Closing Date, certifying and attesting as to: (1) the incumbency of officers of the Parent Entities executing documents executed and delivered in connection herewith, (2) the articles of incorporation of Parent as in effect from the date of this Agreement until the Closing Date, (3) the bylaws of Parent as in effect from the date of this Agreement until the Closing Date, (4) resolutions of Parent’s board of directors authorizing and approving the applicable matters contemplated hereunder, (5) the articles of incorporation of First Reliance as in effect from the date of this Agreement until the Closing Date, (6) the bylaws of First Reliance as in effect from the date of this Agreement until the Closing Date; (ii) a certificate (dated not less than ten days prior to the Closing Date) of the Secretary of State of the State of South Carolina as to the corporate existence of Parent; (iii) a certificate of the Federal Reserve Bank (dated not less than ten days prior to the Closing Date) certifying that Parent is a registered bank holding company; (iv) a certificate of the South Carolina State Board of Financial Institutions (dated not less than ten days prior to the Closing Date) as to the good standing of First Reliance; and (v) a certificate of the Federal Deposit Insurance Corporation (dated not less than ten days prior to the Closing Date) certifying that First Reliance is an insured depository institution.

(e) Payment of Merger Consideration. Parent shall be prepared to deliver the Merger Consideration as provided by this Agreement.

ARTICLE 9
TERMINATION

9.1 Termination.

Notwithstanding any other provision of this Agreement, and notwithstanding the approval of this Agreement by the shareholders of Independence, this Agreement may be terminated and the Merger abandoned at any time prior to the Effective Time:

(a) By mutual written agreement of Parent and Independence; or

(b) By Parent or Independence (provided, that the terminating Party is not then in material breach of any representation, warranty, covenant, or other agreement contained in this Agreement) in the event of a breach by the other Party of any representation, warranty, covenant or other agreement contained in this Agreement which cannot be or has not been cured within 30 days after the giving of written notice to the breaching Party of such breach and which breach is reasonably likely, in the opinion of the non-breaching Party, to permit such Party to refuse to consummate the transactions contemplated by this Agreement pursuant to the standard set forth in Section 8.2 or 8.3 as applicable; or

(c) By Parent or Independence in the event (i) any Consent of any Regulatory Authority required for consummation of the Merger and the other transactions contemplated hereby shall have been denied by final nonappealable action of such authority or if any action taken by such authority is not appealed within the time limit for appeal, (ii) any Law or Order permanently restraining, enjoining or otherwise prohibiting the consummation of the Merger shall have become final and nonappealable, or (iii) the Requisite Independence Shareholder Vote is not obtained at Independence’s Shareholders’ Meeting where such matters were presented to such shareholders for approval and voted upon; or

(d) By Parent or Independence in the event that the Merger shall not have been consummated by June 30, 2018, if the failure to consummate the transactions contemplated hereby on or before such date is not caused by any breach of this Agreement by the Party electing to terminate pursuant to this Section 9.1; or

(e) By Parent (provided, that Parent is not then in material breach of any representation, warranty, covenant, or other agreement contained in this Agreement) in the event that (i) Independence’s board of directors shall have made an Adverse Recommendation Change; (ii) Independence’s board of directors shall have failed to reaffirm the Independence Recommendation within ten business days after Parent requests such at any time following the public announcement of an Acquisition Proposal, (iii) Independence shall have failed to comply in all material respects with its obligations under Section 7.1 or 7.3, or (iv) the condition of Section 8.2(g) is not met; or

(f) By Independence, prior to the Requisite Independence Shareholder Vote (and provided that Independence has complied in all material respects with Section 7.1 (including the provisions of 7.1(b) regarding the requirements for making an Adverse Recommendation Change) and Section 7.3), in order to accept a Superior Proposal.

(g) By Parent, if any legal action or other proceeding is pending to restrain or prohibit the consummation of the transactions contemplated by this Agreement or to obtain other relief in connection with this Agreement or the transactions contemplated hereby or approval thereof; and the facts alleged within such legal action or other proceeding, or facts subsequently discovered within the action or by separate investigation, are deemed more likely than not, in the opinion of independent legal counsel mutually acceptable to Parent and Independence, not to trigger a duty to defend or a duty to indemnify under Independence’s applicable directors and officers liability insurance policy.

9.2 Effect of Termination.

In the event of the termination and abandonment of this Agreement by either Parent or Independence pursuant to Section 9.1, this Agreement shall become void and have no effect, except that (i) the provisions of Sections 7.6(b), 9.2, 9.3, 10.2, and 10.3 shall survive any such termination and abandonment, and (ii) no such termination shall relieve a breaching Party from Liability resulting from any breach by that Party of this Agreement.

9.3 Termination Fee.

(a) If Parent or Independence terminates this Agreement pursuant to Section 9.1(c)(iii) of this Agreement, then Independence shall, on the date of termination, reimburse Parent in an amount equal to the Parent Expenses. The Parent Expenses shall be paid to Parent in same day funds. Independence hereby waives any right to set-off or counterclaim against such amount.

(b) If Parent terminates this Agreement pursuant to Sections 9.1(b) or (e) of this Agreement or Independence terminates this Agreement pursuant to Section 9.1(f) of this Agreement, then Independence shall, on the date of termination, pay to Parent the sum of $500,000 (the “Termination Fee”). The Termination Fee shall be paid to Parent in same day funds. Independence hereby waives any right to set-off or counterclaim against such amount.

(c) In the event that (i) an Acquisition Proposal with respect to Independence shall have been communicated to or otherwise made known to the shareholders, senior management or board of directors of Independence, or any Person shall have publicly announced an intention (whether or not conditional) to make an Acquisition Proposal with respect to Independence after the date of this Agreement, (ii) thereafter this Agreement is terminated (A) by Independence or Parent pursuant to Section 9.1(d) (if the Requisite Independence Shareholder Vote has not theretofore been obtained), (B) by Parent pursuant to Section 9.1(b), or (C) by Independence or Parent pursuant to Section 9.1(c)(iii), and (iii) prior to the date that is twelve (12) months after the date of such termination, Independence consummates an Acquisition Transaction or enters into an Acquisition Agreement that is ultimately consummated, then Independence shall on the date an Acquisition Transaction is consummated, pay Parent a fee equal to the Termination Fee in same day funds. Independence hereby waives any right to set-off or counterclaim against such amount.

(d) The Parties acknowledge that the agreements contained in this Article 9 are an integral part of the transactions contemplated by this Agreement, and that without these agreements, Parent would not enter into this Agreement; accordingly, if Independence fails to pay promptly any reimbursement or fee payable by it pursuant to this Section 9.3, then Independence shall pay to Parent its reasonable costs and expenses (including reasonable attorneys’ fees) in connection with collecting such reimbursement or fee, together with interest on the amount of the fee at the prime annual rate of interest (as published in The Wall Street Journal) plus 2% as the same is in effect from time to time from the date such payment was due under this Agreement until the date of payment. The Parties further acknowledge that the damages and costs to Parent if Parent terminates this Agreement pursuant to Section 9.1(b) or (e) or Independence terminates this Agreement pursuant to Section 9.1(f) are not susceptible to precise measurement. The Parties hereby agree that the Termination Fee is not a penalty, but rather, a good-faith estimate of the amount necessary to compensate Parent for its actual damages and costs in connection with such a termination.

9.4 Non-Survival of Representations and Covenants.

Except for Articles 2 and 3, Sections 7.6(b), 7.8, 7.9, and 7.11, and this Article 9, the respective representations, warranties, obligations, covenants, and agreements of the Parties shall not survive the Effective Time.

ARTICLE 10
MISCELLANEOUS

10.1 Definitions.

(a) Except as otherwise provided herein, the capitalized terms set forth below shall have the following meanings:

“401(k) Plan” shall have the meaning as set forth in Section 7.8(k) of the Agreement.

“Acquisition Agreement” shall have the meaning as set forth in Section 7.2(a) of the Agreement.

“Acquisition Proposal” means any proposal (whether communicated to Independence or publicly announced to Independence’s shareholders) by any Person (other than Parent or any of its Affiliates) for an Acquisition Transaction involving Independence or any of its present or future consolidated Subsidiaries, or any combination of such Subsidiaries, the assets of which constitute 5% or more of the consolidated assets of Independence as reflected on Independence’s consolidated statement of condition prepared in accordance with GAAP.

“Acquisition Transaction” means any transaction or series of related transactions (other than the transactions contemplated by this Agreement) involving: (i) any acquisition or purchase from Independence by any Person or Group (other than Parent or any of its Affiliates) of 25% or more in interest of the total outstanding voting securities of Independence or any of its Subsidiaries, or any tender offer or exchange offer that if consummated would result in any Person or Group (other than Parent or any of its Affiliates) beneficially owning 25% or more in interest of the total outstanding voting securities of Independence or any of its Subsidiaries, or any merger, consolidation, business combination or similar transaction involving Independence pursuant to which the shareholders of Independence immediately preceding such transaction hold less than 75% of the equity interests in the surviving or resulting entity (which includes the parent corporation of any constituent corporation to any such transaction) of such transaction; (ii) any sale or lease (other than in the ordinary course of business), or exchange, transfer, license (other than in the ordinary course of business), acquisition or disposition of 5% or more of the assets of Independence; or (iii) any liquidation or dissolution of Independence.

“Adverse Recommendation Change” shall have the meaning as set forth in Section 7.1(b) of the Agreement.

“Affiliate” of a Person means: (i) any other Person directly, or indirectly through one or more intermediaries, controlling, controlled by or under common control with such Person; (ii) any officer, director, partner, employer, or direct or indirect beneficial owner of any 10% or greater equity or voting interest of such Person; or (iii) any other Person for which a Person described in clause (ii) acts in any such capacity.

“Agreement” shall have the meaning as set forth in the introduction of the Agreement.

“Allowance” shall have the meaning as set forth in the Section 4.9(a) of the Agreement.

“Articles of Merger” shall have the meaning as set forth in the Section 1.3 of the Agreement.

“Assets” of a Person means all of the assets, properties, businesses and rights of such Person of every kind, nature, character and description, whether real, personal or mixed, tangible or intangible, accrued or contingent, or otherwise relating to or utilized in such Person’s business, directly or indirectly, in whole or in part, whether or not carried on the books and records of such Person, and whether or not owned in the name of such Person or any Affiliate of such Person and wherever located.

“Bank Agreement of Merger” shall have the meaning as set forth in Section 1.5(a) of the Agreement, and the form attached hereto as Exhibit A.

“Bank Merger” shall have the meaning as set forth in Section 1.5(a) of the Agreement.

“BHCA” shall have the meaning as set forth in Section 4.1 of the Agreement.

“CERCLA” shall have the meaning as set forth in Section 10.1(a) of the Agreement.

“Closing” shall have the meaning as set forth in Section 1.2 of the Agreement.

“Closing Date” means the date on which the Closing occurs.

“Code” means the Internal Revenue Code of 1986, and the rules and regulations promulgated thereunder.

“Common Dissenter Shares” shall have the meaning as set forth in Section 3.1(b) of the Agreement.

“Confidential Supervisory Information” means reports or other information of a Governmental Authority, the disclosure of which to Parent would violate any applicable Law.

“Consent” means any consent, approval, authorization, clearance, exemption, waiver, or similar affirmation by any Person pursuant to any Contract, Law, Order, or Permit.

“Contract” means any written or oral agreement, arrangement, authorization, commitment, contract, indenture, instrument, lease, license, obligation, plan, practice, restriction, understanding, or undertaking of any kind or character, or other document to which any Person is a party or that is binding on any Person or its capital stock, Assets or business.

“Default” means (i) any material breach or violation of, default under, contravention of, or conflict with, any Contract, Law, Order, or Permit, (ii) any occurrence of any event that with the passage of time or the giving of notice or both would constitute a material breach or violation of, default under, contravention of, or conflict with, any Contract, Law, Order, or Permit, or (iii) any occurrence of any event that with or without the passage of time or the giving of notice would give rise to a right of any Person to exercise any material remedy or obtain any material relief under, terminate or revoke, suspend, cancel, or modify or change the current terms of, or renegotiate, or to accelerate the maturity or performance of, or to increase or impose any Liability under, any material Contract, Law, Order, or Permit.

“Disqualified Person” shall have the meaning as set forth in Section 4.15(f) of the Agreement.

“Dissenter Shares” shall have the meaning as set forth in Section 3.1(a) of the Agreement.

“DOL” shall have the meaning as set forth in Section 4.15(b) of the Agreement.

“Effective Time” shall have the meaning as set forth in Section 1.3 of the Agreement.

“Employee Benefit Plan” means each pension, retirement, profit-sharing, deferred compensation, stock option, equity incentive, synthetic equity incentive, employee stock ownership, share purchase, severance pay, vacation, bonus, retention, change in control or other incentive plan, medical, vision, dental or other health plan, any life insurance plan, flexible spending account, cafeteria plan, vacation, holiday, disability or any other employee benefit plan or fringe benefit plan, including any “employee benefit plan,” as that term is defined in Section 3(3) of ERISA and any other plan, fund, policy, program, practice, custom understanding or arrangement providing compensation or other benefits, whether or not such Employee Benefit Plan is or is intended to be (i) covered or qualified under the Code, ERISA or any other applicable Law, (ii) written or oral, (iii) funded or unfunded, (iv) actual or contingent or (v) arrived at through collective bargaining or otherwise.

“Environmental Laws” shall mean all Laws relating to pollution or protection of human health or the environment (including ambient air, surface water, ground water, land surface or subsurface strata) and which are administered, interpreted or enforced by the United States Environmental Protection Agency and state and local Governmental Authorities with jurisdiction over, and including common law in respect of, pollution or protection of the environment, including: (i) the Comprehensive Environmental Response Compensation and Liability Act, 42 U.S.C. §§9601 et seq. (“CERCLA”); (ii) the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act, 42 U.S.C. §§6901 et seq. (“RCRA”); (iii) the Emergency Planning and Community Right to Know Act (42 U.S.C. §§11001 et seq.); (iv) the Clean Air Act (42 U.S.C. §§7401 et seq.); (v) the Clean Water Act (33 U.S.C. §§1251 et seq.); (vi) the Toxic Substances Control Act (15 U.S.C. §§2601 et seq.); (vii) any state, county, municipal or local statues, laws or ordinances similar or analogous to the federal statutes listed in parts (i) – (vi) of this subparagraph; (viii) any amendments to the statues, laws or ordinances listed in parts (i) – (vi) of this subparagraph, regardless of whether in existence on the date hereof, (ix) any rules, regulations, guidelines, directives, orders or the like adopted pursuant to or implementing the statutes, laws, ordinances and amendments listed in parts (i) – (vii) of this subparagraph; and (x) any other law, statute, ordinance, amendment, rule, regulation, guideline, directive, Order or the like in effect now or in the future relating to environmental, health or safety matters and other Laws relating to emissions, discharges, releases, or threatened releases of any Hazardous Material, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling of any Hazardous Material.

“Equity Floor” shall have the meaning as set forth in Section 8.2(g) of the Agreement.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” means any trade or business, whether or not incorporated, which together with an Independence Entity would be treated as a single employer under Code Section 414 or would be deemed a single employer within the meaning of Code Section 414.

“Exchange Act” means the Securities Exchange Act of 1934, and the rules and regulations promulgated thereunder.

“Exchange Act Documents” means all forms, proxy statements, registration statements, reports, schedules, and other documents, including all certifications and statements required by the Exchange Act or Section 906 of the Sarbanes-Oxley Act with respect to any report that is an Exchange Act Document, filed, or required to be filed, by a Party or any of its Subsidiaries with any Regulatory Authority pursuant to the Securities Laws.

“Exchange Agent” shall have the meaning as set forth in Section 3.2(a) of the Agreement.

“Exchange Fund” shall have the meaning as set forth in Section 3.2(a) of the Agreement.

“Excluded Shares” shall have the meaning as set forth in Section 3.1(e) of the Agreement.

“Exhibits” means the Exhibits so marked, copies of which are attached to this Agreement. Such Exhibits are hereby incorporated by reference herein and made a part hereof, and may be referred to in this Agreement and any other related instrument or document without being attached hereto or thereto.

“FDIC” shall mean the Federal Deposit Insurance Corporation.

“Federal Reserve” shall mean the Board of Governors of the Federal Reserve System and the Federal Reserve Bank of Richmond.

“First Reliance” shall have the meaning as set forth in Section 1.5 of the Agreement.

“GAAP” shall mean generally accepted accounting principles in the United States, consistently applied during the periods involved.

“Governmental Authority” shall mean any federal, state, local, foreign, or other court, board, body, commission, agency, authority or instrumentality, arbitral authority, self-regulatory authority, mediator, tribunal, including Regulatory Authorities and Taxing Authorities.

“Group” shall have the meaning as set forth in Section 13(d) of the Exchange Act.

“Hazardous Material” shall mean any chemical, substance, waste, material, pollutant, or contaminant defined as or deemed hazardous or toxic or otherwise regulated under any Environmental Law, including RCRA hazardous wastes, and CERCLA hazardous substances, pesticides and other agricultural chemicals, oil and petroleum products or byproducts and any constituents thereof, urea formaldehyde insulation, lead in paint or drinking water, mold, asbestos, and polychlorinated biphenyls (PCBs): (i) any hazardous substance, hazardous material, hazardous waste, regulated substance, or toxic substance (as those terms are defined by any applicable Environmental Laws) and (ii) any chemicals, pollutants, contaminants, petroleum, petroleum products, or oil (and specifically shall include asbestos requiring abatement, removal, or encapsulation pursuant to the requirements of Environmental Law), provided, notwithstanding the foregoing or any other provision in this Agreement to the contrary, the words “Hazardous Material” shall not mean or include any such Hazardous Material used, generated, manufactured, stored, disposed of or otherwise handled in normal quantities in the ordinary course of business in compliance with all applicable Environmental Laws, or such that may be naturally occurring in any ambient air, surface water, ground water, land surface or subsurface strata.

“Independence” shall have the meaning as set forth in the introduction of the Agreement.

“Independence Bank” shall have the meaning as set forth in Section 1.5 of the Agreement.

“Independence Benefit Plan(s)” shall have the meaning as set forth in Section 4.15(a) of the Agreement.

“Independence Common Stock” means the $.01 per share par value voting common stock of Independence.

“Independence Contracts” shall have the meaning as set forth in Section 4.16(a) of the Agreement.

“Independence D&O Policy” shall have the meaning as set forth in Section 7.9(a) of the Agreement.

“Independence Disclosure Memorandum” means the written information entitled “Independence Bancshares, Inc. Disclosure Memorandum” delivered prior to the date of this Agreement to Parent describing in reasonable detail the matters contained therein and, with respect to each disclosure made therein, specifically referencing each Section of this Agreement under which such disclosure is being made.

“Independence Entities” means, collectively, Independence and all Independence Subsidiaries.

“Independence ERISA Plan” shall have the meaning as set forth in Section 4.15(a) of the Agreement.

“Independence Financial Advisor” means FIG Partners, LLC.

“Independence Financial Statements” means (i) the consolidated balance sheets of Independence as of December 31, 2016, and the related statements of income, changes in shareholders’ equity, and cash flows (including related notes and schedules, if any) for the period ended December 31, 2016 and December 31, 2015, and for each of the three fiscal years ended December 31, 2016, as filed by Independence with the SEC, and (ii) the consolidated balance sheets of Independence (including related notes and schedules, if any) and related statements of income, changes in shareholders’ equity, and cash flows (including related notes and schedules, if any) as filed by Independence with the SEC with respect to periods ended subsequent to December 31, 2016.

“Independence Material Adverse Effect” means an event, change or occurrence which, individually or together with any other event, change or occurrence, has a material adverse effect on (i) the financial position, property, business, assets or results of operations of Independence and its Subsidiaries, taken as a whole, or (ii) the ability of Independence to perform its obligations under this Agreement or to consummate the Merger or the other transactions contemplated by this Agreement, provided, that “Independence Material Adverse Effect” shall not be deemed to include the effects of (A) changes in banking and other Laws of general applicability or interpretations thereof by Governmental Authorities, (B) changes in GAAP or regulatory accounting principles generally applicable to banks and their holding companies, or (C) actions and omissions of Independence (or any of its Subsidiaries) taken with the prior written Consent of Parent in contemplation of the transactions contemplated hereby, or (D) the direct effects of negotiating, entering into and compliance with this Agreement on the operating performance of Independence, including specifically Independence’s costs and expenses associated therewith, including, but not limited to, accounting, financial advisor, and legal fees. For clarification, litigation will not be considered a direct effect of negotiating, entering into or compliance with this Agreement, and subsections (C) and (D) will not apply to actions or effects of compliance by Independence with the environmental testing described in Section 7.11 and the results thereof. Notwithstanding the foregoing, any change in the per share price of Independence Common Stock on or after the date of execution of this Agreement by Parent shall not by itself be deemed to be an “Independence Material Adverse Effect.”

“Independence Option Price” shall have the meaning as set forth in Section 3.4(a) of the Agreement.

“Independence Options” shall have the meaning as set forth in Section 3.4(a) of the Agreement.

“Independence Pension Plan” shall have the meaning as set forth in Section 4.15(a) of the Agreement.

“Independence Regulatory Agreement” shall have the meaning as set forth in Section 4.22 of the Agreement.

“Independence Series A Preferred Stock” shall have the meaning as set forth in Section 3.1(a) of the Agreement.

“Independence Shareholders’ Meeting” means the meeting of Independence’s shareholders to be held pursuant to Section 7.1(a), including any adjournment or adjournments thereof.

“Independence Subsidiaries” means the Subsidiaries, if any, of Independence. As of the date of this Agreement, Independence has only one Subsidiary, Independence Bank.

“Individually Identifiable Personal Information” or “IIPI” shall have the meaning as set forth in Section 4.17(a) of the Agreement.

“Intellectual Property” means copyrights, patents, trademarks, service marks, service names, trade names, domain names, together with all goodwill associated therewith, registrations and applications therefor, technology rights and licenses, computer software (including any source or object codes therefor or documentation relating thereto), trade secrets, franchises, know-how, inventions, and other intellectual property rights.

“IRS” shall have the meaning as set forth in Section 4.15(b) of the Agreement.

“Knowledge” as used with respect to a Person (including references to such Person being aware of a particular matter) means those facts that are known or should reasonably have been known after due inquiry of the records and employees of such Person by the chairman, president, or chief financial officer, or any senior or executive vice president of such Person without any further investigation.

“Law” means any code, law (including common law), ordinance, regulation, reporting or licensing requirement, rule, statute, regulation or Order applicable to a Person or its Assets, Liabilities or business, including those promulgated, interpreted or enforced by any Regulatory Authority.

“Liability” means any direct or indirect, primary or secondary, liability, indebtedness, obligation, penalty, cost or expense (including reasonable attorneys’ fees, expert witness fees, costs of investigation, collection and defense), claim, deficiency, guaranty or endorsement of or by any Person (other than endorsements of notes, bills, checks, and drafts presented for collection or deposit in the ordinary course of business) of any type, whether accrued, absolute or contingent, liquidated or unliquidated, matured or unmatured, or otherwise.

“Lien” means any conditional sale agreement, default of title, easement, encroachment, encumbrance, hypothecation, infringement, lien, mortgage, pledge, reservation, restriction, security interest, title retention or other security arrangement, or any adverse right or interest, charge, or claim of any nature whatsoever of, on, or with respect to any property or any property interest, other than (i) Liens for current property Taxes not yet due and payable, and (ii) for any depository institution, pledges to secure public deposits and other Liens incurred in the ordinary course of the banking business.

“Litigation” means any action, arbitration, cause of action, lawsuit, claim, complaint, criminal prosecution, governmental or other examination or formal or informal investigation, audit (other than regular audits of financial statements by outside auditors), compliance review, inspection, hearing, administrative or other proceeding relating to or affecting a Party, its business, its Assets or Liabilities (including Contracts related to Assets or Liabilities), or the transactions contemplated by this Agreement, but shall not include regular, periodic examinations of depository institutions and their Affiliates by Regulatory Authorities.

“Material” or “material” for purposes of this Agreement shall be determined in light of the facts and circumstances of the matter in question; provided, that any specific monetary amount stated in this Agreement shall determine materiality in that instance.

“Merger” shall have the meaning as set forth in the Preamble of the Agreement.

“Merger Consideration” shall have the meaning as set forth in Section 3.1(b) of the Agreement.

“Merger Sub” shall have the meaning as set forth in the introduction of the Agreement.

“Notice of Recommendation Change” shall have the meaning as set forth in Section 7.1(b) of the Agreement.

“OCC” shall mean the Office of the Comptroller of the Currency.

“Off Balance Sheet Arrangements” shall have the meaning as set forth in Section 4.6 of the Agreement.

“Operating Property” means any property owned, leased, or operated by the Party in question or by any of its Subsidiaries or in which such Party or Subsidiary holds a security interest or other interest (including an interest in a fiduciary capacity), and, where required by the context, includes the owner or operator of such property, but only with respect to such property.

“Order” means any administrative decision or award, decree, injunction, judgment, order, quasi-judicial decision or award, directive, ruling, or writ of any Governmental Authority.

“Parent” shall have the meaning as set forth in the introduction of the Agreement.

“Parent Entities” means, collectively, Parent and all Parent Subsidiaries.

“Parent Expenses” means all reasonable and documented out-of-pocket fees and expenses due and payable to third parties (including all fees and expenses of counsel, accountants, financial advisors, and investment bankers), incurred by Parent and First Reliance in connection with or related to the authorization, preparation, negotiation, execution, and performance of this Agreement and any transactions related thereto, any litigation with respect thereto, the preparation of the Proxy Statement, the filing of any required notices, or in connection with other regulatory approvals, and all other matters related to the Merger and the other transactions contemplated by this Agreement; provided, that in no event shall Parent Expenses exceed $250,000 in the aggregate.

“Parent Financial Advisor” means Hovde Group, LLC.

“Parent Financial Statements” means (i) the consolidated balance sheets of Parent as of December 31, 2016, and the related statements of income, changes in shareholders’ equity, and cash flows (including related notes and schedules, if any) for the period ended December 31, 2016, and for each of the three fiscal years ended December 31, 2016, and (ii) the consolidated balance sheets of Parent (including related notes and schedules, if any) and related statements of income, changes in shareholders’ equity, and cash flows (including related notes and schedules, if any) for the three-month period ended March 31, 2017, and for the three- and six-month periods ended June 30, 2017.

“Parent Material Adverse Effect” means an event, change or occurrence which, individually or together with any other event, change or occurrence, has a material adverse effect on the ability of Parent to perform its obligations under this Agreement or to consummate the Merger or the other transactions contemplated by this Agreement, provided, that “Parent Material Adverse Effect” shall not be deemed to include the effects of (A) changes in banking and other Laws of general applicability or interpretations thereof by Governmental Authorities, (B) changes in GAAP or regulatory accounting principles generally applicable to banks and their holding companies, (C) actions and omissions of Parent (or any of its Subsidiaries) taken with the prior written Consent of Independence in contemplation of the transactions contemplated hereby, or (D) the direct effects of compliance with this Agreement on the operating performance of Parent. Notwithstanding the foregoing, any change in the per share price of Parent’s Common Stock on or after the date of execution of this Agreement by Independence shall not by itself be deemed to be a “Parent Material Adverse Effect.”

“Parent Stock” means the common stock, par value $1.00 per share and the Series D preferred stock of Parent.

“Parent Subsidiaries” means the Subsidiaries of Parent, which shall include any corporation, bank, savings association, limited liability company, limited partnership, limited liability partnership or other organization acquired as a Subsidiary of Parent in the future and held as a Subsidiary by Parent at the Effective Time.

“Participation Facility” means any facility or property in which the Party in question or any of its Subsidiaries participates in the management and, where required by the context, means the owner or operator of such facility or property, but only with respect to such facility or property.

“Party” means Independence, Parent or Independence Bank and “Parties” means two or more of such Persons.

“Party in Interest” shall have the meaning as set forth in Section 4.15(f) of the Agreement.

“Per Common Share Merger Price” shall have the meaning as set forth in Section 3.1(b) of the Agreement.

“Per Series A Preferred Share Redemption Price” shall have the meaning as set forth in Section 3.1(a) of the Agreement.

“Permit” means any federal, state, local, or foreign Governmental Authority approval, authorization, certificate, easement, filing, franchise, license, notice, permit, or right to which any Person is a party or that is or may be binding upon or inure to the benefit of any Person or its securities, Assets, or business, the absence of which or a Default under would constitute a Parent or Independence Adverse Effect, as the case may be.

“Person” means a natural person or any legal, commercial or Governmental Authority, such as, but not limited to, a corporation, general partnership, joint venture, limited partnership, limited liability company, limited liability partnership, trust, business association, group acting in concert, or any person acting in a representative capacity.

“Premium Multiple” shall have the meaning as set forth in Section 7.9(a) of the Agreement.

“Prohibited Transaction” shall have the meaning as set forth in Section 4.15(f) of the Agreement.

“Proxy Statement” shall have the meaning as set forth in Section 4.26(b) of the Agreement.

“RCRA” shall have the meaning as set forth in Section 10.1(a) of the Agreement.

“Regulatory Authorities” means, collectively, the SEC, the Financial Industry Regulatory Authority, Inc., the South Carolina State Board of Financial Institutions, the FDIC, the Department of Justice, the OCC, and the Federal Reserve and all other federal, state, county, local or other Governmental Authorities having jurisdiction over a Party or its Subsidiaries.

“Representative” means any investment banker, financial advisor, attorney, accountant, consultant, or other representative or agent of a Person.

“Requisite Independence Shareholder Vote” shall have the meaning as set forth in Section 4.2(a) of the Agreement.

“Rights” shall mean all arrangements, calls, commitments, Contracts, options, rights to subscribe to, scrip, warrants, or other binding obligations of any character whatsoever by which a Person is or may be bound to issue additional shares of its capital stock or other securities, securities or rights convertible into or exchangeable for, shares of the capital stock or other securities of a Person or by which a Person is or may be bound to issue additional shares of its capital stock or other Rights.

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002, and the rules and regulations promulgated thereunder.

“SCBCA” shall have the meaning set forth in Section 1.1 of the Agreement.

“SEC” means the United States Securities and Exchange Commission.

“Second Step Merger” shall have the meaning set forth in Section 1.5(b) of the Agreement.

“Securities Act” means the Securities Act of 1933, and the rules and regulations promulgated thereunder.

“Securities Laws” means the Securities Act, the Exchange Act, the Investment Company Act of 1940, the Investment Advisors Act of 1940, the Trust Indenture Act of 1939, the South Carolina Uniform Securities Act of 2005, the securities laws of any other state or jurisdiction and the rules and regulations of any Regulatory Authority promulgated thereunder.

“Series A Dissenter Shares” shall have the meaning as set forth in Section 3.1(a) of the Agreement.

“Subsidiaries” means all those corporations, banks associations, or other entities of which the entity in question either (i) owns or controls 50% or more of the outstanding equity securities either directly or through an unbroken chain of entities as to each of which 50% or more of the outstanding equity securities is owned directly or indirectly by its parent (provided, there shall not be included any such entity the equity securities of which are owned or controlled in a fiduciary capacity), (ii) in the case of partnerships, serves as a general partner, (iii) in the case of a limited liability company, serves as a managing member, or (iv) otherwise has the ability to elect a majority of the directors, trustees or managing members thereof.

“Superior Proposal” means any bona fide written Acquisition Proposal made by a third party that if consummated would result in such Person (or its shareholders) owning, directly or indirectly, more than 50% of the shares of Independence Common Stock then outstanding (or of the shares of the surviving entity in a merger or the direct or indirect parent of the surviving entity in a merger) or all or substantially all of the assets of Independence which Independence’s board of directors (after consultation with the Independence Financial Advisor and Independence’s outside counsel) determines (taking into account all financial, legal, regulatory, and other aspects of such proposal and the third party making the proposal) in good faith to be (i) more favorable to Independence’s shareholders from a financial point of view than the Merger (taking into account all the terms and conditions of such proposal and this Agreement (including any changes to the financial terms of this Agreement proposed by Parent in response to such offer or otherwise)), and (ii) reasonably capable of being completed.

“Surviving Corporation” means Parent as the surviving corporation resulting from the Merger.

“Takeover Laws” shall have the meaning as set forth in Section 4.23 of the Agreement.

“Tax” or “Taxes” means all taxes, charges, fees, levies, imposts, duties, or assessments, including income, gross receipts, excise, employment, sales, use, transfer, recording license, payroll, franchise, severance, documentary, stamp, occupation, windfall profits, environmental, federal highway use, commercial rent, customs duties, capital stock, paid-up capital, profits, withholding, Social Security, single business and unemployment, disability, real property, personal property, registration, ad valorem, value added, alternative or add-on minimum, estimated, or other taxes, fees, assessments or charges of any kind whatsoever, imposed or required to be withheld by any Governmental Authority (domestic or foreign), including any interest, penalties, and additions imposed thereon or with respect thereto.

“Tax Return” means any report, return, information return, or other information required to be supplied to a Governmental Authority in connection with Taxes, including any return of an affiliated or combined or unitary group that includes a Party or its Subsidiaries.

“Taxing Authority” means the Internal Revenue Service and any other Governmental Authority responsible for the administration of any Tax.

“Termination Date” shall have the meaning as set forth in Section 7.8(k) of the Agreement.

“Termination Fee” shall have the meaning as set forth in Section 9.3(a) of the Agreement.

“WARN Act” shall have the meaning as set forth in Section 4.14(c) of the Agreement.

(b) Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed followed by the words “without limitation”, and such terms shall not be limited by enumeration or example.

10.2 Expenses.

Each of the Parties shall bear and pay all direct costs and expenses incurred by it or on its behalf in connection with the transactions contemplated hereunder, including filing, registration and application fees, printing fees, and fees and expenses of its own financial or other consultants, investment bankers, accountants, and counsel, and which in the case of Independence, shall be paid at Closing and prior to the Effective Time.

10.3 Brokers and Finders.

Except for Independence Financial Advisor as to Independence and Parent Financial Advisor as to Parent, each of the Parties represents and warrants that neither it nor any of its officers, directors, employees, or Affiliates has employed any broker or finder or incurred any Liability for any financial advisory fees, investment bankers’ fees, brokerage fees, commissions, or finders’ fees in connection with this Agreement or the transactions contemplated hereby. In the event of a claim by any broker or finder based upon such broker’s representing or being retained by or allegedly representing or being retained by Independence or Parent, each of Independence and Parent, as the case may be, agrees to indemnify and hold the other Party harmless from any Liability in respect of any such claim. Independence has provided a copy of Independence Financial Advisor’s engagement letter and expected fee for its services as Section 10.3 of the Independence Disclosure Memorandum and shall pay all amounts due thereunder at Closing and prior to the Effective Time.

10.4 Entire Agreement.

Except as otherwise expressly provided herein, this Agreement (including the documents and instruments referred to herein) constitutes the entire agreement among the Parties with respect to the transactions contemplated hereunder and supersedes all prior arrangements or understandings with respect thereto, written or oral. Nothing in this Agreement expressed or implied, is intended to confer upon any Person, other than the Parties or their respective successors, any rights, remedies, obligations, or liabilities under or by reason of this Agreement, other than as provided in Section 7.9.

10.5 Amendments.

To the extent permitted by Law, and subject to Section 1.4, this Agreement may be amended by a subsequent writing signed by each of the Parties upon the approval of each of the Parties, whether before or after Requisite Independence Shareholder Vote of this Agreement has been obtained; provided, that after any such approval by the holders of Independence Common Stock, there shall be made no amendment that reduces or modifies the consideration to be received by holders of Independence Common Stock.

10.6 Waivers.

(a) Prior to or at the Effective Time, Parent, acting through its Boards of Directors, chief executive officer, or other authorized officer, shall have the right to waive any Default in the performance of any term of this Agreement by Independence, to waive or extend the time for the compliance or fulfillment by Independence of any and all of its obligations under this Agreement, and to waive any or all of the conditions precedent to the obligations of Parent under this Agreement, except any condition which, if not satisfied, would result in the violation of any Law. No such waiver shall be effective unless in writing signed by a duly authorized officer of Parent.

(b) Prior to or at the Effective Time, Independence, acting through its board of directors, chief executive officer, or other authorized officer, shall have the right to waive any Default in the performance of any term of this Agreement by Parent, to waive or extend the time for the compliance or fulfillment by Parent of any and all of its obligations under this Agreement, and to waive any or all of the conditions precedent to the obligations of Independence under this Agreement, except any condition which, if not satisfied, would result in the violation of any Law. No such waiver shall be effective unless in writing signed by a duly authorized officer of Independence.

(c) The failure of any Party at any time or times to require performance of any provision hereof shall in no manner affect the right of such Party at a later time to enforce the same or any other provision of this Agreement. No waiver of any condition or of the breach of any term contained in this Agreement in one or more instances shall be deemed to be or construed as a further or continuing waiver of such condition or breach or a waiver of any other condition or of the breach of any other term of this Agreement.

10.7 Assignment.

Except as expressly contemplated hereby, neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any Party hereto (whether by operation of Law, including by merger or consolidation, or otherwise) without the prior written consent of the other Party. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the Parties and their respective successors and assigns.

10.8 Notices.

All notices or other communications which are required or permitted hereunder shall be in writing and sufficient if delivered by hand, by registered or certified mail, postage pre-paid, or by courier or overnight carrier, or email (with, in the case of email, confirmation of date and time by the transmitting equipment) to the persons at the addresses set forth below (or at such other address as may be provided hereunder), and shall be deemed to have been delivered as of the date so delivered or refused:

Parent:	First Reliance Bancshares, Inc.
2710 West Palmetto St.
Florence, SC 29501
Attention: F.R. “Rick” Saunders, Jr.
Email: rsaunders@firstreliance.com

Copy to Counsel:	Haynsworth Sinkler Boyd, PA
1201 Main Street, 22nd Floor
Columbia, SC 29201
Attention: Joseph D. Clark
Email: jclark@hsblawfirm.com

Independence:	Independence Bancshares, Inc.
500 East Washington Street
Greenville, South Carolina 29601
Attention: Lawrence R. Miller
Email: lmiller@independencenb.com

Copy to Counsel:	Nelson Mullins Riley & Scarborough LLP
Poinsett Plaza, Suite 900
104 South Main Street
Greenville, SC 29601
Attention: Benjamin A. Barnhill
Email: ben.barnhill@nelsonmullins.com

10.9 Governing Law.

Regardless of any conflict of law or choice of law principles that might otherwise apply, the Parties agree that this Agreement shall be governed by and construed in all respects in accordance with the laws of the State of South Carolina.

10.10 Counterparts.

This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

10.11 Captions; Articles and Sections.

The captions contained in this Agreement are for reference purposes only and are not part of this Agreement. Unless otherwise indicated, all references to particular Articles or Sections shall mean and refer to the referenced Articles and Sections of this Agreement.

10.12 Interpretations.

Neither this Agreement nor any uncertainty or ambiguity herein shall be construed or resolved against any Party, whether under any rule of construction or otherwise. No Party to this Agreement shall be considered the draftsman. The Parties acknowledge and agree that this Agreement has been reviewed, negotiated, and accepted by all Parties and their attorneys and shall be construed and interpreted according to the ordinary meaning of the words used so as fairly to accomplish the purposes and intentions of all Parties hereto.

10.13 Enforcement of Agreement.

The Parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement was not performed in accordance with its specific terms or was otherwise breached. It is accordingly agreed that the Parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

10.14 Severability.

Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

[Signatures appear on next page]

IN WITNESS WHEREOF, each of the Parties has caused this Agreement to be executed on its behalf by its duly authorized officers as of the day and year first above written.

FIRST RELIANCE BANCSHARES, INC.
(PARENT)

By:	/s/ F.R. Rick Saunders, Jr.
F. R. Rick Saunders, Jr.
President and Chief Executive Officer

FR MERGER SUBSIDIARY, INC.
(MERGER SUB)

By:	/s/ F.R. Rick Saunders, Jr.
F. R. Rick Saunders, Jr.
President and Chief Executive Officer

INDEPENDENCE BANCSHARES, INC.
(INDEPENDENCE)

By:	/s/ Lawrence R. Miller
Lawrence R. Miller
Interim Chief Executive Officer

Signature Page to Agreement and Plan of Merger

EXHIBIT A

AGREEMENT OF MERGER
OF
INDEPENDENCE NATIONAL BANK
WITH AND INTO
FIRST RELIANCE BANK

THIS AGREEMENT OF MERGER, dated as of September 25, 2017 (this “Agreement”), is made and entered into between First Reliance Bank, a South Carolina state bank (“First Reliance”), and Independence National Bank, a national banking association (“Independence Bank”).

WITNESSETH:

WHEREAS, First Reliance, a South Carolina banking corporation duly organized and existing under the laws of the State of South Carolina with its main office located at 2170 W. Palmetto Street, Florence, South Carolina, has authorized capital stock consisting of 2,000,000 shares of common stock, no par value, of which 724,115 shares of common stock are issued and outstanding as of the date hereof;

WHEREAS, Independence Bank, a national banking association duly organized and existing under the laws of the United States of America with its main office located at 500 E. Washington Street, Greenville, South Carolina, has authorized capital stock consisting of 10,000,000 shares of common stock, par value $5.00 per share, of which 2,050,000 shares of common stock are issued and outstanding as of the date hereof;

WHEREAS, First Reliance Bancshares (the holding company of First Reliance) (“Parent”), FR Merger Subsidiary, Inc. (“Merger Sub”) and Independence Bancshares, Inc., (the holding company of Independence Bank) (“Independence Parent”) are parties to that certain Agreement and Plan of Merger, dated as of September 25, 2017 (the “Parent Merger Agreement”), pursuant to which, subject to the terms and conditions of the Parent Merger Agreement, Merger Sub shall merge with and into Independence Parent (the “Parent Merger”), whereby Independence Parent shall be the surviving corporation and a wholly owned subsidiary of Parent; and

WHEREAS, the respective boards of directors of First Reliance and Independence Bank, acting pursuant to resolutions duly adopted pursuant to the authority given by, and in accordance with, applicable law, have approved this Agreement and authorized the execution hereof.

NOW, THEREFORE, in consideration of the promises and of the mutual agreements herein contained, the parties hereto do hereby agree as follows:

1 – THE MERGER

1.1 Merger; Surviving Bank

Subject to the terms and conditions of this agreement, as the Effective Time (as hereinafter defined), Independence Bank shall be merged with and into First Reliance, pursuant to the provisions of, and with the effect provided in, applicable law (said transaction, the “Merger”) and the corporate existence of Independence Bank shall cease. First Reliance shall continue its corporate existence under the laws of the State of South Carolina and shall be the entity surviving the Merger (the “Surviving Bank”). The parties hereto intend that the Merger qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”) and this Agreement shall be, and is hereby adopted as, a “plan of reorganization” for purposes of Sections 354 and 361 of the Code.

1.2 Articles of Incorporation and Bylaws

From and after the Effective Time (as defined in Section 1.3 below), the Articles of Incorporation of First Reliance, attached hereto as Exhibit A, shall be the Articles of Incorporation of the Surviving Bank until thereafter amended in accordance with applicable law. From and after the Effective Time, the Bylaws of First Reliance, attached hereto as Exhibit B, shall be the Bylaws of the Surviving Bank until thereafter amended in accordance with applicable law.

1.3 Effective Time of Merger

The Merger shall become effective at such time and date as are agreed to by First Reliance and Independence Bank, subject to the receipt of all necessary approvals from any state or federal regulatory authority having jurisdiction over the Merger, or such other time and date as shall be provided by applicable law or regulation. The date and time of such effectiveness is referred to as the “Effective Time.”

1.4 Effect of Merger

All assets as they exist at the Effective Time shall pass to and vest in the Surviving Bank without any conveyance or other transfer. The Surviving Bank shall be responsible for all of the liabilities of every kind and description of the merging institutions existing as of the Effective Time of the Merger.

1.5 Business of Surviving Bank

The business of the Surviving Bank after the Merger shall continue to be that of a South Carolina banking corporation and shall be conducted at its main office, which shall be located at 2170 W. Palmetto Street, Florence, South Carolina, and at legally established branches.

1.6 Directors

Upon consummation of the Merger, the directors of the Surviving Bank shall be the persons serving as directors of First Reliance immediately prior to the Effective Time. Directors of the Surviving Bank shall serve for such terms in accordance with the Articles of Incorporation and Bylaws of the Surviving Bank.

2 - TREATMENT OF SHARES

2.1 Treatment of Shares

At the Effective Time, by virtue of the Merger and without any action on the part of the holder thereof (a) each share of Independence Bank common stock issued and outstanding immediately prior to the Effective Time shall cease to be outstanding and shall be cancelled, (b) the shares of First Reliance common stock issued and outstanding immediately prior to the Effective Time shall remain outstanding, shall be unchanged after the Merger and shall immediately after the Effective Time constitute all of the issued and outstanding capital stock of the Surviving Bank.

3 - CONDITIONS PRECEDENT

3.1 Conditions

The respective obligations of the parties to effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of the following conditions:

(a) Shareholder Approval. The Agreement shall have been ratified and confirmed by the written consent of the sole shareholder of each of First Reliance and Independence Bank in lieu of a meeting of shareholders, provided that such action by written consent is authorized under the applicable articles of association or bylaws or otherwise provided by law.

(b) Regulatory Approvals. The parties shall have received all consents, approvals and permissions and the satisfaction of all of the requirements prescribed by law, including, but not limited to, the consents, approvals and permissions of all regulatory authorities which are necessary to the carrying out of the Merger described in this Agreement.

(c) No Injunctions or Restraints. There shall not be in effect any temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger.

(d) Parent Merger. The Parent Merger shall have been consummated in accordance with the terms and conditions of the Parent Merger Agreement.

4 – TERMINATION AND AMENDMENT

4.1 Termination

Notwithstanding the approval of this Agreement by the shareholders of First Reliance or Independence Bank, this Agreement shall terminate forthwith prior to the Effective Time in the event the Parent Merger Agreement is terminated as therein provided. This Agreement may also be terminated by mutual written consent of the parties hereto.

4.2 Amendment

This Agreement may not be amended, except by an instrument in writing signed on behalf of each of the parties hereto.

5 - MISCELLANEOUS

5.1 Representations and Warranties

Each of the parties hereto represents and warrants that this Agreement has been duly authorized, executed and delivered by such party and constitutes the legal, valid and binding obligation of such party, enforceable against it in accordance with the terms hereof.

5.2 Further Assurances

If at any time the Surviving Bank shall consider or be advised that any further assignments, conveyances or assurances are necessary or desirable to vest, perfect or confirm in the Surviving Bank title to any property or rights of Independence Bank or otherwise carry out the provisions hereof, the proper officers and directors of Independence Bank, as of the Effective Date, and thereafter the officers of the surviving entity acting on behalf of Independence Bank, shall execute and deliver any and all proper assignments, conveyances and assurances, and do all things necessary or desirable to vest, perfect or confirm title to such property or rights in the Surviving Bank and otherwise carry out the provisions hereof.

5.3 Governing Law

This Agreement shall be governed by and construed in accordance with the laws of the State of South Carolina without regard to any applicable conflicts of law, except to the extent federal law may be applicable.

5.4 Successors and Assigns

This Agreement may be executed in several counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

5.5 Counterparts

This Agreement may be executed in several counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

[Signature Page Follows]

IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement of Merger to be executed by its duly authorized officers, all as of the date first set forth above.

FIRST RELIANCE BANK

By
Name: Title:

INDEPENDENCE NATIONAL BANK

By
Name: Title:

Signature Page to Agreement of Merger

EXHIBIT B

THIRD AMENDMENT
TO
AMENDED AND RESTATED
EMPLOYMENT AGREEMENT

This third amendment (this “Third Amendment”) is effective as of the 25th day of September, 2017, by and among Independence Bancshares, Inc., a South Carolina corporation (the “Company”), Independence National Bank, (the “Bank”), a national bank and wholly owned subsidiary of the Company (the Company and the Bank are collectively referred to herein as the “Employer”), and Lawrence R. Miller, an individual resident of South Carolina (the “Executive”). This Agreement amends that certain Amended and Restated Employment Agreement between the Employer and the Executive, dated as of December 10, 2008, as amended by that certain Amendment to the Amended and Restated Employment Agreement between the Employer and the Executive, dated as of December 31, 2012, and as further amended by that certain Second Amendment to the Amended and Restated Employment Agreement between the Employer and the Executive, dated as of December 15, 2016.

WHEREAS, the Employer and the Executive entered into an employment agreement, dated July 1, 2004 (the “Original Agreement”), whereby the Executive agreed to serve as President and Chief Executive Officer of the Company and the Bank;

WHEREAS, the Employer and the Executive amended and restated the Original Agreement, effective as of December 10, 2008 (the “Amended and Restated Agreement”), to make certain updates to the Original Agreement required for compliance with Internal Revenue Code Section 409A;

WHEREAS, effective as of the closing of the Company's private placement offering of common stock on December 31, 2012, and in conjunction with the launch of a new business model by the Company, the Executive resigned as President and Chief Executive Officer of the Company, but continued to serve as President and Chief Executive Officer of the Bank, and the Employer and the Executive amended the Amended and Restated Agreement to reflect the Executive’s new roles with the Company and the Bank;

WHEREAS, following the termination of the employment of the Company’s new chief executive officer, the board of directors of the Company appointed the Executive as the Company's Interim Chief Executive Officer on October 4, 2015;

WHEREAS, the Employer and the Executive entered into the Second Amendment to the Amended and Restated Employment Agreement as of December 15, 2016, to make certain updates required for compliance with Internal Revenue Code Section 409A; and

WHEREAS, the parties now desire to amend the Amended and Restated Agreement to provide Executive with certain benefits and to require Executive to make certain covenants in the event that Executive is terminated without cause in connection with a Change in Control.

NOW THEREFORE, in consideration of these premises, the mutual covenants contained in this Agreement, and other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows.

1. Section 4(a)(vi) of the Amended and Restated Agreement is hereby deleted in its entirety and replaced with the following:

(vi) by the Executive for Good Reason upon delivery of a Notice of Termination to the Employer, or by the Employer without Cause upon delivery of a Notice of Termination to the Executive, in each case within a 90-day period beginning on the occurrence of a Change in Control or within a 90-day period beginning on the one-year anniversary of the occurrence of a Change in Control. If the Executive’s employment is terminated pursuant to this provision, in addition to other rights and remedies available in law or equity, the Executive shall also be entitled to the following:

(1) the Employer shall pay the Executive in a cash payment within fifteen days of the date of termination severance compensation in a lump sum amount equal to his then current monthly base salary multiplied by 24, plus any bonus earned or accrued through· the date of termination (including any amounts awarded for previous years but which were not yet vested);

(2) Executive may continue participation, in accordance with the terms of the applicable benefits plans, in the Employer’s group health plan pursuant to plan continuation rules under the Consolidated Omnibus Budget Reconciliation Act (“COBRA”). In accordance with COBRA, assuming Executive is covered under the Employer’s group health plan as of his date of termination, Executive will be entitled to elect COBRA continuation coverage for the legally required COBRA period (the “Continuation Period”). If Executive elects COBRA coverage for group health coverage, he will be obligated to pay the portion of the full COBRA cost of the coverage equal to an active employee’s share of premiums for coverage for he and his spouse the respective plan year and the Employer’s share of such premiums shall be treated as taxable income to Executive. Notwithstanding the above, the Employer’s obligations hereunder with respect to the foregoing benefits provided in this subsection (ii) shall be limited to the extent that if Executive obtains any coverage pursuant to a subsequent employer’s benefit plans which duplicates the Executive’s coverage, the duplicative coverage may be terminated by Employer;

(3) the restrictions on any outstanding incentive awards (including ·restricted stock) granted to the Executive under the Company’s or the Bank’s long-term equity incentive· program or any other incentive plan or arrangement shall lapse and such awards shall become 100% vested, all stock options and stock appreciation rights granted to the Executive shall become immediately exercisable and shall become 100% vested, all performance units granted to the Executive shall become 100% vested;

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(4) the title to any automobile purchased by the Employer and provided to the Executive in accordance with the Employer’s obligations under Section 3(d) above shall immediately be transferred to the Executive, at no cost to .the Executive, or, if the Employer is providing a monthly allowance to the Executive for the lease of an automobile, the Employer agrees that it will continue to make all lease payments, tax payments and related expenses for the automobile until such time as the lease in effect at the time of any Change in Control shall expire; and

(5) Executive shall provide notice of termination of his membership in·Thornblade Club, Greenville, SC in the month in which the date of termination occurs. The Employer shall pay Executive, within fifteen days of the date of termination, a lump sum amount equal to the monthly payments (specifically including dues, minimum dining charges, and capital assessments) relating to such membership for the required 12-month notice period.

2. Section 9(d) of the Amended and Restated Agreement is hereby deleted in its entirety.

3. All other terms and conditions of the Amended and Restated Agreement, as amended, except as modified by this Third Amendment, shall remain in full force and effect and shall be binding on the parties hereto, their heirs, successors and assigns.

4. Capitalized terms used in this Third Amendment, unless defined herein, shall have the meanings assigned to them in the Amended and Restated Agreement, as amended.

[Signatures appear on following page]

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In Witness Whereof, the parties have executed this Third Amendment to Amended and Restated Employment Agreement as of the date first written above.

ATTEST:	INDEPENDENCE BANCSHARES, INC.

By:
Name: Martha L. Long
Title: Chief Financial Officer

ATTEST:	INDEPENDENCE NATIONAL BANK

By:
Name: Martha L. Long
Title: Chief Financial Officer

ATTEST:

Lawrence R. Miller

Signature Page to Amendment to CEO Employment Agreement

EXHIBIT C

Employment Agreement

This Employment Agreement (the “Agreement”) dated as of this ____________day of _________________, 2017, by and among First Reliance Bancshares, Inc., a South Carolina corporation and registered bank holding company, First Reliance Bank, a commercial bank chartered under the laws of South Carolina (the “Bank”) and Schaefer M. Carpenter (the “Officer”). The Bank is sometimes referred to in this Agreement as the “Employer.”

Whereas, the Officer is a key executive of Independence National Bank (“INB”), a wholly owned national bank subsidiary of Independence Bancshares, Inc., a South Carolina corporation and registered bank holding company; and

Whereas, as of the Effective Time (as defined below), INB will merge with and into the Bank (the “Merger”) pursuant to the Agreement and Plan of Reorganization dated ____________, 2017, by and among First Reliance Bancshares, Inc. and Independence Bancshares, Inc. (the “Merger Agreement”), and the Merger will become effective at the time and in the manner set forth in the Merger Agreement (the “Effective Time”); and

Whereas, it has been the desire of the Bank to have the benefit of the Officer’s loyalty and service from and after the Effective Time; and

Whereas, the Officer wishes to enter into the employ of the Bank, from and after the Effective Time, subject to the conditions set forth herein; and

Whereas, the Officer entered into an Amended and Restated Employment Agreement with INB and Independence Bancshares, Inc. dated December 10, 2008, which Employment Agreement was amended by an Amendment dated December 15, 2016, and as it may have been further amended (such Amended and Restated Employment Agreement and Amendment are hereinafter referred to collectively as the “Former Employment Agreement”); and

Whereas, the Bank and the Officer wish to set forth the terms and conditions of the Officer’s employment during the Term (as defined below), and to set forth certain covenants and agreements to survive thereafter, by entering into this Employment Agreement as set forth herein.

Now Therefore Witnesseth:

In consideration of the mutual covenants and agreements set forth herein, the parties agree as follows:

Article 1
Employment

1.1 Effect of Merger on This Agreement and on the Former Employment Agreement. The Officer and the Bank, as successor by merger to INB, acknowledge and agree that, from and after the Effective Time, this Agreement shall immediately and fully supersede the Former Employment Agreement, provided that in the event that the Merger does not occur for any reason, this Agreement will automatically terminate and become null and void, and neither party shall be required to perform any duties or obligations set forth herein.

1.2 Employment. The Bank hereby employs the Officer to serve as a Relationship Banker of the Bank. Under the direction of the Bank’s Chief Executive Officer and President or his designee, the Officer will serve the Employer faithfully, diligently, competently, and to the best of the Officer’s ability. The Officer will exclusively devote full working time, energy, and attention to the business of the Employer and to the promotion of the Employer’s interests throughout the term of this Agreement. Nothing in this Section 1.2 prevents the Officer from managing personal investments and affairs, provided that doing so does not interfere with the proper performance of the Officer’s duties and responsibilities under this Agreement.

1.3 Term. The term of employment is two years, commencing at the Effective Time.

Article 2
Compensation

2.1 Base Salary. In consideration of the Officer’s performance of the obligations under this Agreement, the Employer will pay or cause to be paid to the Officer salary at the annual rate of $___0,000, payable in installments in accordance with the Employer’s regular pay practices. The Officer’s salary will be reviewed annually by the Employer’s Chief Executive Officer and in the discretion of the Chief Executive Officer may be increased, whether to account for increases in the cost of living or otherwise. The Officer’s annual salary, as the same may be changed from time to time, is referred to in this Agreement as the “Base Salary.”

2.2 Benefit Plans and Perquisites. (a) Reimbursement of business expenses. Subject to guidelines issued from time to time by the Employer and upon submission of documentation to support expense reimbursement in conformity with applicable requirements of federal income tax laws and regulations, the Officer is entitled to reimbursement of all reasonable business expenses incurred performing the obligations under this Agreement, including but not limited to all reasonable business travel and entertainment expenses incurred while acting at the request of or in the service of the Employer and reasonable expenses for attendance at annual and other periodic meetings of trade associations.

(b) Vacation. The Officer is entitled to paid annual vacation and sick leave in accordance with the policies established from time to time by the Employer.

(c) Employee Benefit Plans. The Officer shall be entitled throughout the term of this Agreement to participate in any and all officer or employee compensation, incentive, and benefit plans in effect from time to time, including without limitation plans providing deferred compensation (qualified and nonqualified), medical, dental, disability, and group life benefits, and to receive any and all other fringe benefits provided from time to time, provided that the Officer satisfies the eligibility requirements for any such plans or benefits.

(d) Compliance with Internal Revenue Code Section 409A. If any reimbursement under this Agreement constitutes nonqualified deferred compensation under Internal Revenue Code Section 409A, the reimbursement will be provided in accordance with Internal Revenue Code Section 409A.

The reimbursement will not be paid later than the last day of the Officer’s tax year immediately after the Officer’s tax year in which the expense is incurred, amounts eligible for payment during any one taxable year under this Agreement do not effect eligibility for payment in any other taxable year under this Agreement, and the Officer’s right to the payment is not subject to liquidation or exchange for another benefit.

Article 3
Employment Termination

3.1 Termination Because of Death or Disability. (a) Death. The Officer’s employment terminates at the Officer’s death. If the Officer dies in active service to the Employer, the Officer’s estate will receive any sums due to the Officer as Base Salary, reimbursement of expenses through the end of the month in which death occurred, and any bonus earned and accrued through the date of death.

(b) Disability. By delivery of written notice 30 days in advance to the Officer, the Employer may terminate the Officer’s employment if the Officer is disabled. For purposes of this Agreement, Disability means an independent physician selected by the Employer and reasonably acceptable to the Officer or the Officer’s legal representative determines that, because of illness or accident, the Officer is unable to perform the Officer’s duties and will be unable to perform those duties for 90 consecutive days. The Officer shall not be considered disabled, however, if the Officer returns to work on a full-time basis within 30 days after the Employer gives notice of termination due to disability. During the period of incapacity leading up to the termination of the Officer’s employment under this provision, the Employer shall continue to pay the full Base Salary at the rate then in effect and all perquisites and other benefits (other than bonus) until the Officer becomes eligible for benefits under any disability plan or insurance program maintained by the Employer, provided that the amount of the Employer’s payments to the Officer under this Section 3.1(b) shall be reduced by the sum of the amounts, if any, payable to the Officer for the same period under any disability benefit or pension plan covering the Officer. Furthermore, the Officer shall receive any bonus earned or accrued through the date of incapacity, including any unvested amounts awarded for previous years.

3.2 Involuntary Termination by the Employer. (a) With Cause. The Employer may terminate the Officer’s employment with Cause. If the Officer’s employment is terminated by the Employer with Cause, the Officer will receive the Base Salary through the date on which termination becomes effective and reimbursement of expenses to which the Officer is entitled when termination becomes effective. If the Officer is terminated with Cause by either of First Reliance Bancshares, Inc. or the Bank, the Officer will be deemed also to have been terminated with Cause by the other at the same time. For purposes of this Agreement “Cause” means any of the following –

(1) gross negligence or gross neglect of duties to the Employer,

(2) disloyalty to the Bank, insubordination, intentional failure to follow directions, breach of fiduciary duties, or misconduct involving dishonesty in the performance of duties,

(3) an act of fraud, embezzlement, or theft in the course of employment,

(4) intentional violation of any law, which in the Employer’s sole judgement causes material harm to the Bank or First Reliance Bancshares, Inc., regardless of whether the violation leads to criminal prosecution or conviction, or violation of a significant Employer policy in the course of employment, including but not limited to violation of the code of conduct or code of ethics of the Bank or First Reliance Bancshares, Inc. For purposes of this Agreement applicable laws include any statute, rule, regulatory order, statement of policy, or final cease-and-desist order of any governmental agency or body having regulatory authority over the Bank or First Reliance Bancshares, Inc.,

(5) intentional wrongful damage by the Officer to the business or property of the Bank or First Reliance Bancshares, Inc., including without limitation the reputation of the Bank or First Reliance Bancshares, Inc., which in the Employer’s sole judgment causes material harm to the Bank or First Reliance Bancshares, Inc. For purposes of this Agreement an act or failure to act on the part of the Officer is not intentional if it is due primarily to an error in judgment or negligence. An act or failure to act on the Officer’s part is intentional if it is not in good faith and if it is without a reasonable belief that the action or failure to act is in the Employer’s best interests,

(6) a breach by the Officer of this Agreement that in the sole judgment of the Employer is a material breach, which breach is not corrected by the Officer within ten days after receiving written notice of the breach,

(7) removal of the Officer from office or permanent prohibition of the Officer from participating in the Bank’s affairs by an order issued under Section 8(e)(4) or (g)(1) of the Federal Deposit Insurance Act, 12 U.S.C. 1818(e)(4) or (g)(1),

(8) the occurrence of any event that results in the Officer being excluded from coverage, or having coverage limited for the Officer as compared to other executives of the Bank, under the Bank’s blanket bond or other fidelity or insurance policy covering its directors, officers, or employees,

(9) conviction of the Officer for or plea of no contest to a felony or conviction of or plea of no contest to a misdemeanor involving moral turpitude, or the actual incarceration of the Officer for three consecutive days or more resulting from a judicially imposed criminal sentencing (not incarceration while the Officer is a defendant in a pending criminal proceeding),

(10) abuse by the Officer of alcohol or controlled substances, or

(11) engaging in activities that are in competition with the activities of the Bank or First Reliance Bancshares, Inc., including but not limited to serving as a director of or providing services with or without compensation to any entity that provides banking or other financial products or services.

(b) Without Cause. With written notice to the Officer, the Employer may terminate the Officer’s employment without Cause. If the Officer’s employment is terminated by the Bank other than for Cause or Disability, the date of Termination shall be the effective date contained in the Bank’s notice of such termination. If the Officer’s employment with either of First Reliance Bancshares, Inc. or the Bank terminates involuntarily but without Cause, the Officer’s employment with the other terminates at the same time.

3.3 Voluntary Termination by the Officer. (a) Without Good Reason. If the Officer terminates employment voluntarily but without Good Reason, the Officer will receive the Base Salary and expense reimbursement to which the Officer is entitled through the date on which termination becomes effective and any other benefits to which the Officer may be entitled under the Employer’s benefit plans and policies. If the Officer's employment with either of First Reliance Bancshares, Inc. or the Bank terminates voluntarily but without Good Reason, the Officer’s employment with the other terminates at the same time.

(b) With Good Reason. With advance written notice to the Employer as provided in clause (y) below, the Officer may terminate employment with Good Reason. If the Officer’s employment with either of First Reliance Bancshares, Inc. or the Bank terminates voluntarily but with Good Reason, the Officer’s employment with the other terminates at the same time. For purposes of this Agreement, a voluntary termination by the Officer is a voluntary termination with Good Reason if the conditions of the safe-harbor definition of good reason contained in Internal Revenue Code Section 409A are satisfied, as the same may be amended from time to time. References in this Agreement to Internal Revenue Code Section 409A include rules, regulations, and guidance of general application issued by the Department of the Treasury under Section 409A. For purposes of clarification and without intending to affect the foregoing reference to Section 409A for the definition of Good Reason, as of the effective date of this Agreement the safe-harbor definition of separation from service for good reason in Rule 1.409A-1(n)(2)(ii) is as follows –

(x) a voluntary termination by the Officer is a voluntary termination with Good Reason if any of the following occur without the Officer’s advance written consent, and the term “Good Reason” means the occurrence of any of the following without the Officer’s advance written consent –

1) a material diminution of the Officer’s Base Salary, or

2) a material diminution of the Officer’s authority, duties, or responsibilities, or

3) a material diminution in the authority, duties, or responsibilities of the supervisor to whom the Officer is required to report, or

4) a material diminution in the budget over which the Officer retains authority, or

5) a material change in the geographic location at which the Officer must perform services for the Employer, or 6) any other action or inaction that constitutes a material breach by the Employer of this Agreement.

(y) the Officer must give notice to the Employer of the existence of one or more of the conditions described in clause (x) within 90 days after the initial existence of the condition, and the Employer has 30 days thereafter to remedy the condition.

Article 4
Severance Compensation

4.1 Cash Severance after Termination Without Cause or Termination with Good Reason. If the Bank terminates the Officer’s employment involuntarily without Cause or if the Officer voluntarily terminates employment with Good Reason, in addition to payment by the Bank of all accrued and unpaid Base Salary and bonus, the Bank shall make or cause to be made a lump-sum payment to the Officer on the date of employment termination in an amount in cash equal to the Officer’s Base Salary. The Bank and the Officer acknowledge and agree that the benefits under this Section 4.1 shall not be payable if benefits are payable or shall have been paid to the Officer under Section 5.1.

Article 5
Change In Control

5.1 Change in Control Benefits. If a Change in Control occurs during the term of this Agreement and if within 24 months thereafter the Officer is involuntarily terminated without Cause or the Officer terminates employment voluntarily but with Good Reason, the Bank will pay to the Officer, in addition to all accrued and unpaid Base Salary and bonus, a single lump sum of cash in an amount equal to the Officer’s Base Salary when termination occurs. The payment required under this Section 5.1 is payable the day the Officer’s employment terminates.

5.2 Change in Control Defined. For purposes of this Agreement, the term “Change in Control” means a change in control as defined in Treasury Rule 1.409A-3(i)(5) including –

(a) Change in ownership: a change in ownership of the Employer occurs on the date any one person or group accumulates ownership of First Reliance Bancshares, Inc. stock constituting more than 50% of the total fair market value or total voting power of First Reliance Bancshares, Inc. stock, or

(b) Change in effective control: (x) any one person or more than one person acting as a group acquires within a 12-month period ownership of First Reliance Bancshares, Inc. stock possessing 30% or more of the total voting power of First Reliance Bancshares, Inc., or (y) a majority of First Reliance Bancshares, Inc.’s board of directors is replaced during any 12-month period by directors whose appointment or election is not endorsed in advance by a majority of First Reliance Bancshares, Inc.’s board of directors, or

(c) Change in ownership of a substantial portion of assets: a change in ownership of a substantial portion of First Reliance Bancshares, Inc.’s assets occurs if in a 12-month period any one person or more than one person acting as a group acquires from First Reliance Bancshares, Inc. assets having a total gross fair market value equal to or exceeding 40% of the total gross fair market value of all of First Reliance Bancshares, Inc.’s assets immediately before the acquisition or acquisitions. For this purpose, gross fair market value means the value of First Reliance Bancshares, Inc.’s assets, or the value of the assets being disposed of, determined without regard to any liabilities associated with the assets.

Article 6
Confidentiality And Creative Work

6.1 Non-disclosure. The Officer covenants and agrees not to reveal to any person, firm, or corporation any confidential information of any nature concerning the Employer or its business, or anything connected therewith. As used in this Article 6, the term “confidential information” means all of the Employer’s and affiliates’ confidential and proprietary information and trade secrets in existence on the date hereof or existing at any time during the term of this Agreement, including but not limited to –

(a) the whole or any portion or phase of any business plans, financial information, purchasing data, supplier data, accounting data, or other financial information,

(b) the whole or any portion or phase of any research and development information, design procedures, algorithms or processes, or other technical information,

(c) the whole or any portion or phase of any marketing or sales information, sales records, customer lists, customer information, employee lists, employee information, financial products and services, financial products and services pricing, financial information and projections, or other sales information, and

(d) trade secrets, as defined from time to time by the laws of the State of South Carolina.

However, confidential information excludes information that – as of the date hereof or at any time after the date hereof – is published or disseminated without obligation of confidence or that becomes a part of the public domain (x) by or through action of the Employer, or (y) otherwise than by or at the direction of the Officer. This Section 6.1 does not prohibit disclosure required by an order of a court having jurisdiction or a subpoena from an appropriate governmental agency or disclosure made by the Officer in the ordinary course of business and within the scope of the Officer’s authority.

6.2 Return of Materials. The Officer agrees to deliver or return to the Employer upon termination, upon expiration of this Agreement, or as soon thereafter as possible, all written information and any other similar items furnished by the Employer or prepared by the Officer in connection with the Officer’s services hereunder. The Officer will retain no copies thereof after termination of this Agreement or termination of the Officer’s employment.

6.3 Injunctive Relief. The Officer hereby acknowledges that the enforcement of this Article 6 is necessary to ensure the preservation, protection, and continuity of the business, trade secrets, and goodwill of the Employer, and that the restrictions set forth in Article 6 are reasonable in terms of time, scope, territory, and in all other respects. The Officer acknowledges that it is impossible to measure in money the damages that will accrue to the Employer if the Officer fails to observe the obligations imposed by Article 6. Accordingly, if the Employer institutes an action to enforce the provisions hereof, the Officer hereby waives the claim or defense that an adequate remedy at law is available to the Employer and the Officer agrees not to urge in any such action the claim or defense that an adequate remedy at law exists. If there is a breach or threatened breach by the Officer of the provisions of Article 6, the Employer is entitled to an injunction without bond to restrain the breach or threatened breach, and the prevailing party in any the proceeding is entitled to reimbursement for all costs and expenses, including reasonable attorneys’ fees. The existence of any claim or cause of action by the Officer against the Employer does not constitute and will not be asserted as a defense by the Officer to enforcement of Article 6.

6.4 Affiliates’ Confidential Information is Covered. For purposes of this Agreement the term “affiliate” includes the Employer and any entity that directly or indirectly through one or more intermediaries controls, is controlled by, or is under common control with the Employer.

6.5 Survival of Obligations. The Officer’s obligations under Article 6 survive employment termination regardless of the manner in which termination occurs and are binding upon the Officer’s heirs, executors, and administrators.

Article 7
Competition After Employment Termination

7.1 Protection of Employer’s Legitimate Business Interests. The Officer acknowledges and agrees that the Employer has legitimate business interests in –

(a) trade secrets, as defined from time to time by the laws of the State of South Carolina,

(b) valuable confidential business or professional information that otherwise does not qualify as trade secrets,

(c) substantial relationships with specific prospective or existing customers and clients,

(d) customer and client goodwill associated with:

1) an ongoing business practice, by way of trade name, trademark, service mark, or “trade dress,”

2) the specific geographic location of the Bank and its branches, and

3) the specific marketing or trade area in which those branches operate and the communities they serve, and

(e) extraordinary or specialized training.

For the protection of the Employer’s foregoing legitimate business interests, the Officer agrees to certain covenants placing limited restrictions on the Officer’s ability to compete with the Employer.

7.2 Covenant Not to Solicit. If the Officer’s employment is terminated during the two year term of this contract, whether involuntarily by the Employer with or without Cause or by the Officer voluntarily with or without Good Reason, for one year after such employment termination, the Officer (x) may not solicit or attempt to solicit and may not encourage or induce in any way any employee, joint venturer, supplier, or business partner of the Employer to terminate an employment or contractual relationship with the Employer, (y) may not hire any person then employed by the Employer or employed by the Employer at any time during the two-year period before the Officer’s employment termination, and (z) may not solicit any Employer customer or customer of any Employer affiliate or interfere with or attempt to interfere with the relationship between the Employer or any Employer affiliate and any Employer customer or customer of any Employer affiliate.

7.3 Covenant Not to Compete. (a) Provided employment termination occurs during the two year term of this contract according to Section 1.3, the Officer covenants and agrees not to compete directly or indirectly with the Bank without advance written consent of the Bank for one year after employment termination, plus any period during which the Officer is in violation of this covenant not to compete and any period during which the Bank seeks by litigation to enforce this covenant not to compete. For purposes of this Section 7.3:

1)	the term “compete” means

	(a)	providing financial products or services on behalf of any financial institution for any person residing in the territory,

	(b)	assisting (other than through the performance of ministerial or clerical duties) any financial institution in providing financial products or services to any person residing in the territory, or

	(c)	inducing or attempting to induce any person who was a customer of the Bank at the date of the Officer’s employment termination to seek financial products or services from another financial institution.

2)	the words “directly or indirectly” means –

	(a)	acting as a consultant, officer, director, independent contractor, or employee of any financial institution in competition with the Bank in the territory, or

	(b)	communicating to such financial institution the names or addresses or any financial information concerning any person who was a customer of the Bank at the Officer’s employment termination.

3)	the term “customer” means any person to whom the Bank is providing financial products or services on the date of the Officer’s employment termination.

4)	the term “financial institution” means any bank, savings association, or bank or savings association holding company, or any other institution the business of which is engaging in activities that are financial in nature or incidental to such financial activities as described in Section 4(k) of the Bank Holding Company Act of 1956, other than the Bank or any of its affiliated corporations.

5)	“financial product or service” means any product or service that a financial institution or a financial holding company could offer by engaging in any activity that is financial in nature or incidental to such a financial activity under Section 4(k) of the Bank Holding Company Act of 1956 and that is offered by the Bank or an affiliate on the date of the Officer’s employment termination, including but not limited to banking activities and activities that are closely related and a proper incident to banking.

6)	the term “person” means any individual or individuals, corporation, partnership, fiduciary or association.

7)	the term “territory” means all of Greenville County in South Carolina and a radius of 30 miles from the branch offices of the Employer in Greenville County, South Carolina.

(b) If any provision of this Section or any word, phrase, clause, sentence or other portion thereof (including, without limitation, the geographical and temporal restrictions contained therein) is held to be unenforceable or invalid for any reason, the unenforceable or invalid provision or portion shall be modified or deleted so that the provisions hereof, as modified, are legal and enforceable to the fullest extent permitted under applicable law.

7.4 No Disparagement. The Officer promises and agrees that for as long as the covenant against solicitation in Section 7.2 applies the Officer will not cause statements to be made, whether written or oral, that reflect negatively on the business reputation of the Employer. Likewise, the Employer promises and agrees that the Employer will not cause statements to be made, whether written or oral, that reflect negatively on the reputation of the Officer.

7.5 Remedies. Because of the unique character of the services to be rendered by the Officer hereunder, the Officer understands that the Employer would not have an adequate remedy at law for the material breach or threatened breach by the Officer of any one or more of the Officer’s covenants set forth in this Article 7. Accordingly, the Officer agrees that the Employer’s remedies for a material breach or threatened breach of this Article 7 include but are not limited to (x) forfeiture or recoupment of any severance compensation under Section 4.1 or any change-in-control benefit under Section 5.1 of this Agreement, and (y) a suit in equity by the Employer to enjoin the Officer from the breach or threatened breach of such covenants. The Officer hereby waives the claim or defense that an adequate remedy at law is available to the Employer and the Officer agrees not to urge in any such action the claim or defense that an adequate remedy at law exists. Nothing herein will be construed to prohibit the Employer from pursuing any other remedies for the breach or threatened breach.

7.6 Article 7 Survives Termination. The rights and obligations set forth in this Article 7 survive termination of this Agreement.

Article 8
Miscellaneous

8.1 Successors and Assigns. (a) This Agreement is binding on successors. This Agreement is binding on the Employer and any successor to the Employer, including any persons acquiring directly or indirectly all or substantially all of the business or assets of the Employer by purchase, merger, consolidation, reorganization, or otherwise. But this Agreement and the Employer’s obligations under this Agreement are not otherwise assignable, transferable, or delegable by the Employer. By agreement in form and substance satisfactory to the Officer, the Employer will require any successor to all or substantially all of the business or assets of the Employer expressly to assume and agree to perform this Agreement in the same manner and to the same extent the Employer would be required to perform had no succession occurred.

(b) This Agreement is enforceable by the Officer’s heirs. This Agreement inures to the benefit of and is enforceable by the Officer’s personal or legal representatives, executors, administrators, successors, heirs, distributees, and legatees.

(c) This Agreement is personal and is not assignable. This Agreement is personal. Without written consent of the other parties, no party may assign, transfer, or delegate this Agreement or any rights or obligations under this Agreement except as expressly provided herein. Without limiting the generality or effect of the foregoing, the Officer’s right to receive payments hereunder is not assignable or transferable, whether by pledge, creation of a security interest, or otherwise, except for a transfer by the Officer’s will or by the laws of descent and distribution. If the Officer attempts an assignment or transfer that is contrary to this Section 8.1, the Employer has no liability to pay any amount to the assignee or transferee.

8.2 Governing Law, Jurisdiction and Forum. This Agreement will be construed under and is governed by the internal laws of the State of South Carolina, without giving effect to any conflict of laws provision or rule (whether of the State of South Carolina or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of South Carolina. By entering into this Agreement, the Officer acknowledges that the Officer is subject to the jurisdiction of both the federal and state courts in the State of South Carolina. Any actions or proceedings instituted under this Agreement may be brought and tried solely in courts located in Florence County, South Carolina or in the federal court having jurisdiction in Florence, South Carolina. The Officer expressly waives the right to have any actions or proceedings brought or tried elsewhere. Service on a party is valid if served by certified mail, return receipt requested or hand delivery. If a dispute arises under this Agreement, before commencing any action in federal or state court the parties will use best efforts to resolve the dispute through arbitration or mediation, involving one or more arbitrators or mediators mutually selected by the parties (or, failing mutual agreement, by three arbitrators or mediators, one selected by each of the parties and the third selected by the two chosen).

8.3 Entire Agreement. This Agreement sets forth the entire agreement of the parties concerning the employment of the Officer. Any oral or written statements, representations, agreements, or understandings made or entered into prior to or contemporaneously with the execution of this Agreement are hereby rescinded, revoked, and rendered null and void. This Agreement supersedes in its entirety any existing employment agreement between the Bank and the Officer, and from and after the date of this Agreement the existing employment agreement is void and of no further force or effect.

8.4 Notices. Any notice under this Agreement will be deemed to have been effectively made or given if in writing and personally delivered, delivered by mail properly addressed in a sealed envelope, postage prepaid by certified or registered mail, delivered by a reputable overnight delivery service, or sent by facsimile. Unless otherwise changed by notice, notice is properly addressed to the Officer if addressed to the address of the Officer on the books and records of the Employer at the time of the delivery of such notice, and properly addressed to the Employer if addressed to the Bank, 2710 West Palmetto Street, Florence, South Carolina 29501, Attention: Corporate Secretary.

8.5 Severability. If there is a conflict between any provision of this Agreement and any statute, regulation, or judicial precedent, the latter prevails, but the affected provisions of this Agreement will be curtailed and limited solely to the extent necessary to bring them within the requirements of law. If any provision of this Agreement is held by a court of competent jurisdiction to be indefinite, invalid, void or voidable, or otherwise unenforceable, the remainder of this Agreement continues in full force and effect unless that would clearly be contrary to the intentions of the parties or would result in an injustice.

8.6 Captions and Counterparts. The captions in this Agreement are solely for convenience. The captions do not define, limit, or describe the scope or intent of this Agreement. This Agreement may be executed in several counterparts, each of which will be deemed to be an original but all of which together constitute one and the same instrument.

8.7 Amendment and Waiver. This Agreement may not be amended, released, discharged, abandoned, changed, or modified except by an instrument in writing signed by each of the parties hereto. The failure of any party hereto to enforce at any time any of the provisions of this Agreement is not a waiver of the provision and does not affect the validity of this Agreement or any part thereof or the right of any party thereafter to enforce each and every provision. No waiver or any breach of this Agreement is a waiver of any other or subsequent breach.

8.8 FDIC Part 359 Limitations. Despite any contrary provision within this Agreement, any payment obligation on the part of the Employer to the Officer under this Agreement or otherwise is subject to and conditional on compliance by the Employer with 12 U.S.C. 1828 and FDIC Regulation 12 C.F.R. Part 359, Golden Parachute Indemnification Payments, and any other regulations or guidance promulgated thereunder.

8.9 Consultation with Counsel and Interpretation of this Agreement. The Officer has had the assistance of counsel of the Officer’s choosing in the negotiation of this Agreement or the Officer has chosen not to have the assistance of counsel. Both parties hereto having participated in the negotiation and drafting of this Agreement, they hereby agree that there will not be strict interpretation against either party in any review of this Agreement in which interpretation of the Agreement is an issue.

8.10 Compliance with Internal Revenue Code Section 409A. (a) Interpretation. The intent of the parties is that payments and benefits under this Agreement comply with Section 409A of the Internal Revenue Code of 1986, as amended, and applicable guidance thereunder (“Code Section 409A”) or comply with an exemption from the application of Code Section 409A and, accordingly, all provisions of this Agreement shall be construed in a manner consistent with the requirements for avoiding taxes or penalties under Code Section 409A.

(b) Action. Neither the Officer nor the Employer shall take any action to accelerate or delay the payment of any monies and/or provision of any benefits in any matter which would not be in compliance with Code Section 409A.

(c) Separation from Service. A termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement unless such termination is also a “separation from service” (within the meaning of Code Section 409A) and, for purposes of this Agreement, references to a “termination” or “termination of employment” or like references shall mean separation from service. If the Officer is deemed on the date of separation from service with the Employer to be a “specified employee,” within the meaning of that term under Code Section 409A(a)(2)(B) and using the identification methodology selected by the Employer from time to time, or if none, the default methodology, then with regard to any payment or benefit that is required to be delayed in compliance with Code Section 409A(a)(2)(B), such payment or benefit shall not be made or provided prior to the earlier of (i) the expiration of the six-month period measured from the date of the Officer’s separation from service or (ii) the date of the Officer’s death. If any cash payment is delayed under this Section 8.10(c), then interest shall be paid on the amount delayed, with such interest to be calculated at the prime rate reported in The Wall Street Journal for the date of the Officer’s termination to the date of payment.

(d) Treatment of Installment Payments. If under this Agreement, an amount is to be paid in two or more installments, for purposes of Code Section 409A, each installment shall be treated as a separate payment. In the event any payment payable upon termination of employment would be exempt from Code Section 409A under Treas. Reg. § 1.409A-1(b)(9)(iii) but for the amount of such payment, the determination of the payments to the Officer that are exempt under such provision shall be made by applying the exemption to payments based on chronological order beginning with the payments paid closest in time on or after such termination of employment.

(e) Payment Period. When, if ever, a payment under this Agreement specifies a payment period with reference to a number of days (e.g., “payment shall be made within ten (10) days following the date of termination”), the actual date of payment within the specified period shall be within the sole discretion of the Employer.

In Witness Whereof, the parties have executed this Employment Agreement as of the date first written above.

Officer	Employer
First Reliance Bank

By:
Schaefer M. Carpenter
	Its:	President and Chief Executive Officer

Signature Page to the Retail Banking Director Employment Agreement

EXHIBIT D

NON-COMPETITION AGREEMENT

THIS NON-COMPETITION AGREEMENT (this “Agreement”) is entered into as of [________], 2017, between First Reliance Bancshares, Inc.(“Parent”), a South Carolina corporation and the holding company of First Reliance Bank (“First Reliance”), and the undersigned director (“Director”) of Independence Bancshares, Inc., a South Carolina corporation and/or subsidiary, Independence National Bank (“Independence Bank” and, together with Independence Bancshares, Inc., “Independence”), and shall become effective on the Effective Time of the Merger provided in the Merger Agreement (as defined below), between Parent and Independence Bancshares, Inc.

WHEREAS, the Boards of Directors of Parent and Independence Bancshares, Inc. have determined that the acquisition of Independence Bancshares, Inc. by Parent (the “Merger”) pursuant to that certain Agreement and Plan of Merger dated as of the date hereof (the “Merger Agreement”) is in the best interests of the shareholders of Parent, provided certain material conditions are met including, without limitation, Director agreeing to execute this Agreement, and the shareholders of Independence Bancshares, Inc. and is consistent with, and in furtherance of, their respective business strategies;

WHEREAS, the parties hereto acknowledge that Director, as a director of Independence Bancshares, Inc. and/or Independence Bank, occupies a unique position of trust and confidence with respect to Independence and by virtue of this position Director has acquired significant knowledge relating to the business of Independence;

WHEREAS, the Board of Directors of Parent has determined that it is in the best interests of Parent and its shareholders to protect the business and goodwill associated with the business of Independence by strengthening restrictions on Director’s ability to enter into certain competitive business activities following the completion of the Merger;

WHEREAS, (i) the Merger Agreement contemplates that, as a condition to Parent entering into the Merger Agreement and completing the Merger, which Merger would result in, among other things, Parent paying approximately $[11] million in cash as Merger Consideration, Director will enter into and perform this Agreement, and Parent is not willing to enter into the Merger Agreement or complete the Merger unless, among other conditions, Director enters into and performs this Agreement, (ii) Director is entering into this Agreement in order to induce Parent to enter into the Merger Agreement and, subject to the terms and conditions in the Merger Agreement, to complete the Merger, and (iii) Parent is relying on Director’s representations, warranties, covenants, and agreements herein;

WHEREAS, Director will receive Merger Consideration pursuant to the terms and conditions of the Merger Agreement if the Merger is completed, and so Director desires to induce Parent to complete the Merger; and

WHEREAS, Director has agreed to accept such limitations on Director’s ability to compete with Parent or First Reliance following the Merger as an inducement for Parent to execute the Merger Agreement and, subject to the terms and conditions of the Merger Agreement, to complete the Merger.

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NOW, THEREFORE, IN CONSIDERATION of the premises and for other good and valuable consideration, including, without limitation, the Merger Consideration, the sufficiency and receipt of which are hereby acknowledged, the parties hereto, intending to be legally bound, agree as follows:

1. Certain Definitions.

(a) “Affiliated Company” means any company or entity controlled by, controlling or under common control with Parent or Independence Bancshares, Inc., including, respectively, First Reliance and Independence Bank.

(b) “Confidential Information” means all information regarding Independence Bancshares, Inc., Parent, and their Affiliated Companies and any of their respective activities, businesses or customers that is not generally known to persons not employed (whether as employees or independent contractors) by Independence Bancshares, Inc., Parent or their respective Affiliated Companies, that is not generally disclosed publicly to persons not employed by Independence Bancshares, Inc., Parent or their respective Affiliated Companies (except to their regulatory authorities and pursuant to confidential or other relationships where there is no expectation of public disclosure or use by third Persons), and that is the subject of reasonable efforts to keep it confidential, and/or where such information is subject to limitations on disclosure or use by applicable Laws. “Confidential Information” shall include, without limitation, all customer information, prospective customer information, customer lists, prospective customer lists, confidential methods of operation, lending and credit information, commissions, mark-ups, product/service formulas, information concerning techniques for use and integration of websites and other products/services, current and future development and expansion or contraction plans of Independence Bancshares, Inc., Parent or their respective Affiliated Companies, sale/acquisition plans and contacts, marketing plans and contacts, information concerning the legal affairs of and information concerning the pricing of products and services, strategy, tactics and financial affairs of Independence Bancshares, Inc., Parent or their respective Affiliated Companies. “Confidential Information” also includes any “confidential information,” “trade secrets” or any equivalent term under any other federal, state or local law. “Confidential Information” shall not include information that (a) has become generally available to the public by the act of one who has the right to disclose such information without violating any right or privilege of Independence Bancshares, Inc. or Parent or their respective Affiliated Companies or any duty owed to any of them; or (b) is independently developed by a person or entity without reference to or use of Confidential Information.

(c) Capitalized terms used but not defined herein shall have the same meanings provided in the Merger Agreement.

2. Nondisclosure of Confidential Information.

(a) Nondisclosure of Confidential Information. Director hereby agrees that until 24 months following the Effective Time of the Merger, Director shall not directly or indirectly transmit or disclose any Confidential Information to any Person, or use or permit others to use any such Confidential Information, directly or indirectly, without the prior express written consent of Parent’s Chief Executive Officer, which consent may be withheld in the sole discretion of Parent’s Chief Executive Officer; provided, that Director shall keep the Confidential Information of third parties (such as customers) and any trade secrets for an indefinite period of time. If required to disclose such information by law, Director shall use reasonable efforts to protect and preserve the confidentiality of such information. Director also acknowledges and agrees that trading in Parent or Independence Bancshares, Inc. securities using Confidential Information or non-public information may violate federal and state securities laws and agrees to comply with such securities laws and Parent’s policies regarding insider trading in effect from time to time.

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(b) Enforceability of Covenants. Director and Parent agree that Director’s obligations under these nondisclosure covenants are separate and distinct from other provisions of this Agreement, and a failure or alleged failure of Independence Bancshares, Inc. and Parent to perform their obligations under any provision of this Agreement or other agreements with Director shall not constitute a defense to, or waiver of the enforceability of, these nondisclosure covenants. Nothing in this provision or this Agreement shall limit any rights or remedies otherwise available to Independence Bancshares, Inc., Parent, or any Affiliated Company under federal, state or local law.

3. Non-recruitment and Non-solicitation Covenants.

(a) Non-recruitment of Employees. Director hereby agrees that until 24 months following the Effective Time of the Merger, Director shall not, without the prior written consent of Parent’s Chief Executive Officer, which consent may be withheld at the sole discretion of Parent’s Chief Executive Officer, directly or indirectly, on behalf of Director or any other Person, solicit or recruit for employment or encourage to leave employment with Parent or any of Parent’s Affiliated Companies, any employee of Parent’s or of any Parent’s Affiliated Companies with whom Director worked during Director’s services as a director of Independence Bancshares, Inc. or Independence Bank and who performed services for Independence Bancshares, Inc., Parent, or any of their Affiliated Companies’ customers and who has not thereafter ceased to be employed by Independence Bancshares, Inc., Parent, or any of their Affiliated Companies for a period of not less than one year.

(b) Non-solicitation of Customers. Director hereby agrees that until 24 months following the Effective Time of the Merger, Director shall not, without the prior written consent of Parent’s Chief Executive Officer, which consent may be withheld at the sole discretion of Parent’s Chief Executive Officer, directly or indirectly, on behalf of Director or any other Person, solicit or attempt to solicit for the purpose of providing any Business Activities (as defined in Section 3(c)) any customer of the Independence Bancshares, Inc., Parent, or any of their Affiliated Companies with whom Director had material contact on behalf of Independence Bancshares, Inc. or Independence Bank in the course of Director’s service as a director of Independence Bancshares, Inc. or Independence Bank.

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(c) Non-competition. Director hereby agrees that until 24 months following the Effective Time of the Merger, Director shall not, without the prior written consent of Parent’s Chief Executive Officer, which consent shall not be unreasonably withheld by Parent, engage or participate in, or prepare or apply to commence, any Business Activities with, for or on behalf of any Person (including, without limitation, any new financial institution) as a director, consultant, officer, employee, agent or shareholder that competes in the Restricted Area with Parent or any Parent Affiliated Company with respect to Business Activities. For purposes of this Section 3, “Business Activities” shall be any of the business activities conducted by Parent, Independence Bancshares, Inc., or any of their Affiliated Companies as of the effective time of the Merger, which the parties agree include, without limitation, the offering of commercial or consumer loans and extensions of credit, letters of credit, commercial and consumer deposits and deposit accounts, securities repurchase agreements and sweep accounts, cash management services, money transfer and bill payment services, internet or electronic banking, automated teller machines, IRA and retirement accounts, mortgage loans, and home equity lines of credit. Director agrees that the marketplace in which Independence Bank conducts its Business Activities as of the Effective Time of the Merger includes all of Greenville County, South Carolina. For purposes of this Section 3(c), the “Restricted Area” shall be defined as Greenville County, South Carolina. Director agrees that the Restricted Area is narrowly tailored to protect First Reliance’s interest in customer relationships and goodwill, all of which are being acquired based on Director’s acknowledgement of the marketplace. Nothing in this Section 3(c) shall prohibit Director from acquiring or holding, for investment purposes only, less than 5% of the outstanding securities of any corporation which may compete directly or indirectly with Independence Bancshares, Inc., Parent, or any of their Affiliated Companies or preclude Director from continuing any Business Activities conducted as of the date hereof.

(d) Enforceability of Covenants. Director acknowledges and agrees that the covenants in this Agreement are direct consideration for a sale of a business and should be governed by standards applicable to restrictive covenants entered into in connection with a sale of a business. Director acknowledges that each of Parent and its Affiliated Companies have a current and future expectation of business within the Restricted Area and from the current and proposed customers of Independence Bancshares, Inc. and Independence Bank that are derived from the acquisition of Independence Bancshares, Inc. by Parent. Director acknowledges that the term, geographic area, and scope of the covenants set forth in this Agreement are reasonable, and agrees that Director will not, in any action, suit or other proceeding, deny the reasonableness of, or assert the unreasonableness of, the premises, consideration or scope of the covenants set forth herein. Director agrees that his position as a director of Independence Bancshares, Inc. and/or Independence Bank involves information relating to all aspects of the Business Activities and all of the Restricted Area. Director further represents and warrants that complying with the provisions contained in this Agreement will not preclude Director from engaging in a lawful profession, trade or business, or from becoming gainfully employed. Director and Parent agree that Director’s obligations under the above covenants are separate and distinct under this Agreement, and the failure or alleged failure of Parent to perform its obligations under any other provisions of this Agreement shall not constitute a defense to the enforceability of this covenant. Director and Parent agree that if any portion of the foregoing covenants is deemed to be unenforceable because the geography, time or scope of activities restricted is deemed to be too broad, the court shall be authorized to substitute for the overbroad term an enforceable term that will enable the enforcement of the covenants to the maximum extent possible under applicable law. Director acknowledges and agrees that any breach or threatened breach of this covenant will result in irreparable damage and injury to Parent and its Affiliated Companies and that Parent will be entitled to exercise all rights including, without limitation, obtaining one or more temporary restraining orders, injunctive relief and other equitable relief, including specific performance in the event of any breach or threatened breach of this Agreement, in any federal or state court of competent jurisdiction in the State of South Carolina without the necessity of posting any bond or security or proving irreparable damage (all of which are waived by Director), and to exercise all other rights or remedies, at law or in equity, including, without limitation, the rights to damages.

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4. Successors.

(a) This Agreement is personal to Director and is not assignable by Director, and none of Director’s duties hereunder may be delegated.

(b) This Agreement may be assigned by, and shall be binding upon and inure to the benefit of, Parent and any of its Affiliated Companies and their successors and assigns.

5. Miscellaneous.

(a) Waiver. Failure of any party to insist, in one or more instances, on performance by the other in strict accordance with the terms and conditions of this Agreement shall not be deemed a waiver or relinquishment of any right granted in this Agreement or of the future performance of any such term or condition or of any other term or condition of this Agreement, unless such waiver is contained in a writing signed by the party making the waiver.

(b) Severability. If any provision or covenant, or any part thereof, of this Agreement should be held by any court to be invalid, illegal or unenforceable, either in whole or in part, such invalidity, illegality or unenforceability shall not affect the validity, legality or enforceability of the remaining provisions or covenants, or any part thereof, of this Agreement, all of which shall remain in full force and effect.

(c) Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of South Carolina.

(d) Notices. All notices, requests, demands and other communications required or permitted hereunder shall be in writing and shall be deemed to have been duly given if delivered or three days after mailing if mailed, first class, certified mail, postage prepaid:

To Buyer:	First Reliance Bancshares, Inc.
2170 West Palmetto Street
Florence, South Carolina 29501
Attention: Chief Executive Officer

To Director:	See signature page of this Agreement

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Any party may change the address to which notices, requests, demands and other communications shall be delivered or mailed by giving notice thereof to the other party in the same manner provided herein.

(e) Amendments and Modifications. This Agreement may be amended or modified only by a writing signed by both parties hereto, which makes specific reference to this Agreement.

(f) Entire Agreement. Except as provided herein, this Agreement contains the entire agreement between Parent and Director with respect to the subject matter hereof and, from and after the date hereof, this Agreement shall supersede any prior agreement between the parties with respect to the subject matter hereof.

(g) Counterparts, etc. This Agreement may be executed in identical counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument. A facsimile signature shall constitute and have the same force and effect as an original signature for all purposes under this Agreement.

[signatures appear on next page]

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IN WITNESS WHEREOF, the parties hereto have duly executed and delivered this Agreement as of the date first above written.

FIRST RELIANCE CORPORATION

By:
Name:
Title:

DIRECTOR

Address:

Signature Page to Non-Competition Agreement

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EXHIBIT E

NON-SOLICITATION AGREEMENT

THIS NON-SOLICITATION AGREEMENT (this “Agreement”) is entered into as of September [___], 2017, between First Reliance Bancshares, Inc. (“Parent”), a South Carolina corporation and the holding company of First Reliance Bank (“First Reliance”), and the undersigned [Chief Financial Officer] (“Executive”) of Independence Bancshares, Inc., a South Carolina corporation (“Independence Bancshares”), and Independence National Bank, a wholly-owned subsidiary of Independence Bancshares (“Independence Bank” and, together with Independence Bancshares, “Independence”), and shall become effective at the Effective Time of the Merger provided in the Merger Agreement (as defined below), between Parent and Independence Bancshares.

WHEREAS, the Boards of Directors of Parent and Independence Bancshares have determined that the acquisition of Independence Bancshares by Parent (the “Merger”) pursuant to that certain Agreement and Plan of Merger, dated as of the date hereof (the “Merger Agreement”), is in the best interests of Parent and its shareholders (provided that certain material conditions including, without limitation, Executive agreeing to execute this Agreement, are satisfied), and of Independence Bancshares and its shareholders, respectively, and is consistent with, and in furtherance of, their respective business strategies;

WHEREAS, the parties hereto acknowledge that Executive, as the [Chief Financial Officer] of Independence Bancshares and Independence Bank, occupies a unique position of trust and confidence with respect to Independence and by virtue of these positions Executive has acquired significant knowledge relating to the business of Independence;

WHEREAS, the Board of Directors of Parent has determined that it is in the best interests of Parent and its shareholders to protect the business and goodwill associated with the business of Independence by strengthening restrictions on Executive’s ability to recruit employees and solicit customers of Parent or First Reliance following the completion of the Merger;

WHEREAS, (i) the Merger Agreement contemplates that, as a condition to Parent entering into the Merger Agreement and completing the Merger, Executive will enter into and perform this Agreement, and Parent is not willing to enter into the Merger Agreement or complete the Merger unless, among other conditions, Executive enters into and performs this Agreement, (ii) Executive is entering into this Agreement in order to induce Parent to enter into the Merger Agreement and, subject to the terms and conditions in the Merger Agreement, to complete the Merger, and (iii) Parent is relying on Executive’s representations, warranties, covenants, and agreements herein;

WHEREAS, if the Merger is completed, Executive will receive a portion of the Merger Consideration as merger consideration for [her] ownership of Independence Common Stock and a cash-out payment for Executive’s outstanding Independence Options pursuant to the terms and conditions of the Merger Agreement[, and will receive a change in control payment pursuant to her existing change in control agreement with Independence, and so Executive desires to induce Parent to complete the Merger]; and

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WHEREAS, Executive has agreed to accept such limitations on Executive’s ability to compete with Parent or First Reliance following the Merger as an inducement for Parent to execute the Merger Agreement and, subject to the terms and conditions of the Merger Agreement, to complete the Merger.

NOW, THEREFORE, IN CONSIDERATION of the premises and for other good and valuable consideration, including, without limitation, Parent’s entry into the Merger Agreement, the sufficiency and receipt of which are hereby acknowledged, the parties hereto, intending to be legally bound, agree as follows:

1. Certain Definitions.

(a) “Affiliated Company” means any company or entity controlled by, controlling or under common control with Parent or Independence Bancshares, including, respectively, First Reliance and Independence Bank.

(b) “Confidential Information” means all information regarding Independence Bancshares, Parent, and their Affiliated Companies and any of their respective activities, businesses or customers that is not generally known to persons not employed (whether as employees or independent contractors) by Independence Bancshares, Parent or their respective Affiliated Companies, that is not generally disclosed publicly to persons not employed by Independence Bancshares, Parent or their respective Affiliated Companies (except to their regulatory authorities and pursuant to confidential or other relationships where there is no expectation of public disclosure or use by third Persons), and that is the subject of reasonable efforts to keep it confidential, and/or where such information is subject to limitations on disclosure or use by applicable Laws. “Confidential Information” shall include, without limitation, all customer information, prospective customer information, customer lists, prospective customer lists, confidential methods of operation, lending and credit information, commissions, mark-ups, product/service formulas, information concerning techniques for use and integration of websites and other products/services, current and future development and expansion or contraction plans of Independence Bancshares, Parent or their respective Affiliated Companies, sale/acquisition plans and contacts, marketing plans and contacts, information concerning the legal affairs of and information concerning the pricing of products and services, strategy, tactics and financial affairs of Independence Bancshares, Parent or their respective Affiliated Companies. “Confidential Information” also includes any “confidential information,” “trade secrets” or any equivalent term under any other federal, state or local law. “Confidential Information” shall not include information that (a) has become generally available to the public by the act of one who has the right to disclose such information without violating any right or privilege of Independence Bancshares or Parent or their respective Affiliated Companies or any duty owed to any of them; or (b) is independently developed by a person or entity without reference to or use of Confidential Information.

(c) Capitalized terms used but not defined herein shall have the same meanings provided in the Merger Agreement.

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2. Nondisclosure of Confidential Information.

(a) Nondisclosure of Confidential Information. Executive hereby agrees that until the later of 24 months following the Effective Time of the Merger or 12 months following the termination of service as an employee or consultant of First Reliance (if applicable), Executive shall not directly or indirectly transmit or disclose any Confidential Information to any Person, or use or permit others to use any such Confidential Information, directly or indirectly, without the prior express written consent of Parent’s Chief Executive Officer, which consent may be withheld in the sole discretion of Parent’s Chief Executive Officer; provided, that Executive shall keep the Confidential Information of third parties (such as customers) and any trade secrets for an indefinite period of time. If required to disclose such information by law, Executive shall use reasonable efforts to protect and preserve the confidentiality of such information. Executive also acknowledges and agrees that trading in Parent or Independence Bancshares securities using Confidential Information or non-public information may violate federal and state securities laws and agrees to comply with such securities laws and Parent’s policies regarding insider trading in effect from time to time.

(b) Enforceability of Covenants. Executive and Parent agree that Executive’s obligations under these nondisclosure covenants are separate and distinct from other provisions of this Agreement, and a failure or alleged failure of Independence Bancshares and Parent to perform their obligations under any provision of this Agreement or other agreements with Executive shall not constitute a defense to, or waiver of the enforceability of, these nondisclosure covenants. Nothing in this provision or this Agreement shall limit any rights or remedies otherwise available to Independence Bancshares, Parent, or any Affiliated Company under federal, state or local law.

3. Non-recruitment and Non-solicitation Covenants.

(a) Non-recruitment of Employees. Executive hereby agrees that until the later of 24 months following the Effective Time of the Merger or 12 months following the termination of service as an employee or consultant of First Reliance (if applicable), Executive shall not, without the prior written consent of Parent’s Chief Executive Officer, which consent may be withheld at the sole discretion of Parent’s Chief Executive Officer, directly or indirectly, on behalf of [herself] or any other Person, solicit or recruit for employment or encourage to leave employment with Parent or any of Parent’s Affiliated Companies, any employee of Parent’s or of any Parent’s Affiliated Companies with whom Executive worked during Executive’s services as an employee of Independence Bancshares or any Affiliated Company of Independence and who performed services for Independence Bancshares, Parent, or any of their Affiliated Companies’ customers and who has not thereafter ceased to be employed by Independence Bancshares, Parent, or any of their Affiliated Companies for a period of not less than one year.

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(b) Non-solicitation of Customers. Executive hereby agrees that until the later of 24 months following the Effective Time of the Merger or 12 months following the termination of service as an employee or consultant of First Reliance (if applicable), Executive shall not, without the prior written consent of Parent’s Chief Executive Officer, which consent may be withheld at the sole discretion of Parent’s Chief Executive Officer, directly or indirectly, on behalf of [herself] or any other Person, solicit or attempt to solicit for the purpose of providing any Business Activities any customer of Independence Bancshares, Parent, or any of their Affiliated Companies with whom Executive had material contact on behalf of Independence Bancshares or Independence Bank in the course of Executive’s service as an employee of Independence Bancshares or Independence Bank. For purposes of this Section 3, “Business Activities” shall be any of the business activities conducted by Parent, Independence Bancshares, or any of their Affiliated Companies as of the effective time of the Merger, which the parties agree include, without limitation, the offering of commercial or consumer loans and extensions of credit, letters of credit, commercial and consumer deposits and deposit accounts, securities repurchase agreements and sweep accounts, cash management services, money transfer and bill payment services, internet or electronic banking, automated teller machines, IRA and retirement accounts, mortgage loans, and home equity lines of credit.

(c) Enforceability of Covenants. Executive acknowledges and agrees that the covenants in this Agreement are direct consideration for a sale of a business and should be governed by standards applicable to restrictive covenants entered into in connection with a sale of a business. Executive acknowledges that each of Parent and its Affiliated Companies have a current and future expectation of business from the current and proposed customers of Independence Bancshares and Independence Bank that are derived from the acquisition of Independence Bancshares by Parent. Executive acknowledges that the term, geographic area, and scope of the covenants set forth in this Agreement are reasonable, and agrees that [she] will not, in any action, suit or other proceeding, deny the reasonableness of, or assert the unreasonableness of, the premises, consideration or scope of the covenants set forth herein. Executive agrees that [her] position as an employee of Independence Bancshares and Independence Bank involves information relating to all aspects of the Business Activities and all of the Restricted Area. Executive further represents and warrants that complying with the provisions contained in this Agreement will not preclude Executive from engaging in a lawful profession, trade or business, or from becoming gainfully employed. Executive and Parent agree that Executive’s obligations under the above covenants are separate and distinct under this Agreement, and the failure or alleged failure of Parent to perform its obligations under any other provisions of this Agreement shall not constitute a defense to the enforceability of this covenant. Executive and Parent agree that if any portion of the foregoing covenants is deemed to be unenforceable because the geography, time or scope of activities restricted is deemed to be too broad, the court shall be authorized to substitute for the overbroad term an enforceable term that will enable the enforcement of the covenants to the maximum extent possible under applicable law. Executive acknowledges and agrees that any breach or threatened breach of this covenant will result in irreparable damage and injury to Parent and its Affiliated Companies and that Parent will be entitled to exercise all rights including, without limitation, obtaining one or more temporary restraining orders, injunctive relief and other equitable relief, including specific performance in the event of any breach or threatened breach of this Agreement, in any federal or state court of competent jurisdiction in the State of South Carolina without the necessity of posting any bond or security or proving irreparable damage (all of which are waived by Executive), and to exercise all other rights or remedies, at law or in equity, including, without limitation, the rights to damages.

4. Successors.

(a) This Agreement is personal to Executive and is not assignable by Executive, and none of Executive’s duties hereunder may be delegated.

(b) This Agreement may be assigned by, and shall be binding upon and inure to the benefit of, Parent and any of its Affiliated Companies and their successors and assigns.

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5. Miscellaneous.

(a) Waiver. Failure of any party to insist, in one or more instances, on performance by the other in strict accordance with the terms and conditions of this Agreement shall not be deemed a waiver or relinquishment of any right granted in this Agreement or of the future performance of any such term or condition or of any other term or condition of this Agreement, unless such waiver is contained in a writing signed by the party making the waiver.

(b) Severability. If any provision or covenant, or any part thereof, of this Agreement should be held by any court to be invalid, illegal or unenforceable, either in whole or in part, such invalidity, illegality or unenforceability shall not affect the validity, legality or enforceability of the remaining provisions or covenants, or any part thereof, of this Agreement, all of which shall remain in full force and effect.

(c) Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of South Carolina.

(d) Notices. All notices, requests, demands and other communications required or permitted hereunder shall be in writing and shall be deemed to have been duly given if delivered or three days after mailing if mailed, first class, certified mail, postage prepaid:

To Parent:	First Reliance Bancshares, Inc.
2710 West Palmetto St.
Florence, South Carolina 29501
Attention: Chief Executive Officer

To Executive: See signature page of this Agreement

Any party may change the address to which notices, requests, demands and other communications shall be delivered or mailed by giving notice thereof to the other party in the same manner provided herein.

(e) Amendments and Modifications. This Agreement may be amended or modified only by a writing signed by both parties hereto, which makes specific reference to this Agreement.

(f) Entire Agreement. Except as provided herein, this Agreement contains the entire agreement between Parent and Executive with respect to the subject matter hereof and, from and after the date hereof, this Agreement shall supersede any prior agreement between the parties with respect to the subject matter hereof.

(g) Counterparts, etc. This Agreement may be executed in identical counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument. A facsimile signature shall constitute and have the same force and effect as an original signature for all purposes under this Agreement.

[Signatures appear on next page]

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IN WITNESS WHEREOF, the parties hereto have duly executed and delivered this Agreement as of the date first above written.

FIRST RELIANCE BANCSHARES, INC.

By:
Name:
Title:

EXECUTIVE

Address:

Signature Page to Non-Solicitation Agreement

EXHIBIT F

SHAREHOLDER SUPPORT AGREEMENT

THIS SHAREHOLDER SUPPORT AGREEMENT (this “Agreement”) is made and entered into as of [________], 2017, by and among First Reliance Bancshares, Inc., a South Carolina corporation (“Parent”), Independence Bancshares, Inc., a South Carolina corporation (“Independence”), and the undersigned shareholder of Independence (the “Shareholder”).

The Shareholder desires that Parent and Independence enter into an Agreement and Plan of Merger, dated as of the date hereof, between Parent and Independence (as the same may be amended or supplemented, the “Merger Agreement”). The Merger Agreement provides for the acquisition of Independence by Parent pursuant to a merger (the “Merger”). The transactions described in the Merger Agreement are subject to the approvals of the Federal Deposit Insurance Corporation, the Federal Reserve Board and the South Carolina Board of Financial Institutions and notice to the Office of the Comptroller of the Currency, as well as to the satisfaction of certain other conditions described in the Merger Agreement.

The Shareholder and Independence are executing this Agreement as an inducement and condition to Parent entering into, executing, and performing the Merger Agreement and the transactions (the “Transactions”) contemplated therein, including, without limitation, the Merger. Capitalized terms used but not defined herein shall have the same meanings as in the Merger Agreement.

NOW, THEREFORE, in consideration of the execution and delivery by Parent of the Merger Agreement and the mutual covenants, conditions, and agreements contained herein and therein, and other good and valuable consideration, the receipt and sufficiency of which are acknowledged, the parties, intending to be legally bound, hereby agree as follows:

1. Representations and Warranties. The Shareholder represents and warrants to Parent as follows:

(a) The Shareholder has voting power over the number of shares, including shares underlying Independence Options, of Independence Common Stock and Independence Series A Preferred Stock set forth below such Shareholder’s name on the signature page hereof (“Shareholder’s Shares”). Except for the Shareholder’s Shares, the Shareholder does not have voting power over any shares of Independence Common Stock or Independence Series A Preferred Stock.

(b) This Agreement has been duly authorized, executed, and delivered by, and constitutes a valid and binding agreement of, the Shareholder, enforceable in accordance with its terms.

(c) None of the execution and delivery of this Agreement nor the consummation by the Shareholder of the transactions contemplated hereby will result in a violation of, or a default under, or conflict with, any contract, loan and credit arrangements, Liens (as defined in subsection 1(d) below), trust, commitment, agreement, understanding, arrangement or restriction of any kind to which the Shareholder is a party or bound or to which the Shareholder’s Shares are subject. Consummation by the Shareholder of the transactions contemplated hereby will not violate, or require any consent, approval, or notice under, any provision of any judgment, order, decree, arbitral award or holding, statute, law, rule or regulation applicable to the Shareholder or the Shareholder’s Shares.

(d) The Shareholder’s Shares and the certificates representing the Shareholder’s Shares are now, and at all times during the term hereof will be, held by the Shareholder, or by a nominee or custodian for the benefit of such Shareholder, free and clear of all pledges, Liens, security interests, claims, proxies, voting trusts or agreements, understandings or arrangements or any other encumbrances whatsoever (a “Lien”), except for (i) any Liens arising hereunder, and (ii) Liens, if any, which have been disclosed on Exhibit A hereto.

(e) Except for Independence’s engagement of FIG Partners, LLC as Independence’s investment banker in connection with the Transactions, no broker, investment banker, financial adviser or other Person is entitled to any broker’s, finder’s, financial adviser’s or other similar fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of the Shareholder.

(f) The Shareholder understands and acknowledges that Parent is entering into the Merger Agreement in reliance upon the Shareholder’s execution, delivery and performance of this Agreement. The Shareholder acknowledges that the irrevocable proxy set forth in Section 2 of this Agreement is granted in consideration for the execution and delivery of the Merger Agreement by Parent.

2. Voting Agreements. The Shareholder agrees with, and covenants to, Parent as follows:

(a) At any meeting of shareholders of Independence called to vote upon the Merger Agreement and/or the Transactions or at any adjournment or postponement thereof or in any other circumstances upon which a vote, consent or other approval with respect to the Merger Agreement and/or the Transactions is sought (collectively, the “Shareholders’ Meeting”), the Shareholder shall vote (or cause to be voted) all of the Shareholder’s Shares in favor of the execution and delivery by Independence of the Merger Agreement, and the approval of the terms thereof and each of the Transactions; provided however, that nothing in this Agreement shall be deemed to require the Shareholder to vote any Shares over which he has or shares voting power solely in a fiduciary capacity on behalf of any Person other than Independence if the Shareholder determines in good faith that such a vote would cause a breach of fiduciary duties to such other Person. The Shareholder shall not grant any proxies to any third party, except where such proxies are expressly directed to vote in favor of the Merger Agreement and the Transactions. The Shareholder hereby waives all notice and publication of notice of any Shareholders’ Meeting to be called or held with respect to the Merger Agreement and the Transactions. The Shareholder hereby grants Parent an irrevocable proxy, coupled with an interest, to vote all of the Shareholder’s Shares in favor of the Merger Agreement and the Transactions, and against any competing proposals or other Acquisition Proposals or Acquisition Transactions; provided, however, that upon the payment of the termination fee to the Parent in accordance with Section 9.3(a) of the Merger Agreement, the Shareholder will automatically be released from the irrevocable proxy granted hereunder.

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(b) At any meeting of Independence’s shareholders or at any adjournment thereof or in any other circumstances upon which their vote, consent or other approval is sought, the Shareholder shall vote (or cause to be voted) such Shareholder’s Shares against (i) any Acquisition Proposal or Acquisition Transaction, including, without limitation, any merger, consolidation or exchange agreement or merger or exchange (other than the Merger Agreement and the Transactions), consolidation, combination, sale of substantial assets, reorganization, recapitalization, dissolution, liquidation or winding up of or by Independence, or (ii) any amendment of Independence’s articles of incorporation or bylaws or other proposal or transaction involving Independence, which amendment or other proposal or transaction would in any manner delay, impede, frustrate, prevent or nullify the Merger Agreement, or any of the Transactions (each of the foregoing in clause (i) or (ii) above, a “Competing Transaction”).

3. Covenants. The Shareholder agrees with, and covenants to, Parent as follows:

(a) The Shareholder shall not, without the prior written consent of Parent, which Parent shall not unreasonably withhold, (i) exercise any Independence Options, (ii) “Transfer” (which term shall include, without limitation, for the purposes of this Agreement, any sale, gift, pledge, hypothecation or other disposition or transfer of the Shareholder’s Shares or any interest therein), or consent to any Transfer of, any or all of the Shareholder’s Shares or any interest therein, except to Parent pursuant to the Merger Agreement; (iii) enter into any contract, option or other agreement, arrangement or understanding with respect to any Transfer of any or all of Shareholder’s Shares or any interest therein, except to Parent, (iv) grant any proxy, written consent, power of attorney or other authorization in or with respect to Shareholder’s Shares or the right to vote or provide a written consent or waiver with respect to Shareholders’ Shares, except for those consistent with this Agreement, or (v) deposit Shareholder’s Shares into a voting trust or enter into any voting agreement, arrangement or understanding with respect to Shareholder’s Shares; provided, that Shareholder may Transfer any of Shareholder’s Shares (a) by will or pursuant to the laws of descent and distribution, or (b) to any family member of Shareholder or charitable institution, provided further, that such transferee shall, prior to such Transfer, become a party to this Agreement subject to its terms and obligations to the same extent as the Shareholder, by executing and delivering to Parent a counterpart to this Agreement in form and substance satisfactory to Parent. Independence agrees with, and covenants to, Parent that Independence shall not register the transfer of any certificate representing any of the Shareholder’s Shares, including any additional shares of Independence Common Stock or Independence Series A Preferred Stock acquired by the Shareholder and pursuant to any Independence Options, unless such transfer is made to Parent or otherwise in compliance with this Agreement.

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(b) The Shareholder’s Shares shall, pursuant to the terms of the Merger Agreement, be exchanged for an amount of cash into which each such share of Independence Common Stock or Independence Series A Preferred Stock shall be converted (the “Merger Consideration” as defined in Article 3 of the Merger Agreement). The Shareholder hereby waives any rights of appraisal, or rights to dissent from the Transactions, that such Shareholder may have.

(c) Except as specifically permitted by Section 7.2 of the Merger Agreement solely in such Shareholder’s capacity as a director of Independence, the Shareholder shall not, nor shall it permit any investment banker, attorney or other adviser or representative of the Shareholder to, directly or indirectly, (i) solicit, initiate or encourage the submission of, any Acquisition Proposal or Acquisition Transaction, or (ii) participate in any discussions or negotiations regarding, or furnish to any Person any information with respect to, or take any other action to facilitate any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any Acquisition Proposal or Acquisition Transaction, other than the Merger and the other Transactions contemplated by the Merger Agreement and other than any Transfer expressly permitted by the proviso to Section 3(a) of this Agreement.

4. No Prior Proxies. The Shareholder represents, warrants and covenants that any proxies or voting rights previously given in respect of the Shareholder’s Shares other than to Parent are not irrevocable, and that any such proxies or voting rights are hereby irrevocably revoked.

5. Certain Events. The Shareholder agrees that this Agreement and the obligations hereunder shall attach to the Shareholder’s Shares and shall be binding upon any person or entity to which legal or beneficial ownership of Shareholder’s Shares shall pass, whether by operation of law or otherwise, including the Shareholder’s successors or assigns. In the event of any stock split, stock dividend, merger, exchange, reorganization, recapitalization or other change in the capital structure of Independence affecting the Independence Common Stock or Independence Series A Preferred Stock, or the acquisition of additional shares of Independence Common Stock or Independence Series A Preferred Stock (including pursuant to the exercise or exchange of any Independence Options) or other voting securities of Independence by any shareholder, the number of shares of Independence Common Stock or Independence Series A Preferred Stock subject to the terms of this Agreement shall be adjusted appropriately and this Agreement and the obligations hereunder shall attach to any additional shares of Independence Common Stock or Independence Series A Preferred Stock or other voting securities of Independence issued to or acquired by the Shareholder.

6. Further Assurances. The Shareholder shall, upon request of Parent and at Parent’s reasonable expense, execute and deliver any additional documents and take such further actions as may reasonably be deemed by Parent to be necessary or desirable to carry out the provisions hereof and to vest in Parent the power to vote such Shareholder’s Shares as contemplated by Section 2 of this Agreement and the other irrevocable proxies provided therein.

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7. Termination. This Agreement, and all rights and obligations of the parties hereunder, shall terminate upon the first to occur of (x) the Effective Time of the Merger or (y) the date upon which the Merger Agreement is terminated in accordance with its terms and any Termination Fee that is due to Parent has been paid, in which event the provisions of this Agreement shall terminate.

8. Miscellaneous.

(a) Capitalized terms used and not otherwise defined in this Agreement shall have the respective meanings assigned to them in the Merger Agreement. As used herein, the singular shall include the plural and any reference to gender shall include all other genders. The terms “include,” “including” and similar phrases shall mean including without limitation, whether by enumeration or otherwise.

(b) All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be deemed given if delivered personally or sent by reliable overnight delivery or by facsimile to the parties at the following addresses (or at such other address for a party as shall be specified by like notice): (i) if to Parent or Independence, to the addresses set forth in Section 10.8 of the Merger Agreement; and (ii) if to the Shareholder, to its address shown below its signature on the last page hereof.

(c) The headings contained in this Agreement are for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

(d) This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement. A facsimile signature shall constitute an original signature and shall have the same force and effect as an original manual signature for all purposes.

(e) This Agreement (including the documents and instruments referred to herein) constitutes the entire agreement and understanding of the parties with respect to the subject matter hereof, and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, but shall not modify or supersede any other Agreement entered into as part of the Merger Agreement or thereafter.

(f) This Agreement shall be governed by, and construed in accordance with, the laws of the State of South Carolina, without regard to the applicable conflicts of laws principles thereof.

(g) This Agreement shall be binding upon and inure to the benefit of Parent, Independence and the Shareholder, and their respective successors, assigns, heirs and personal and legal representatives, provided, that the Shareholder may not transfer or assign any rights or interests in the Shareholder’s Shares, except to Parent or as expressly permitted by this Agreement. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of law or otherwise, by Independence or the Shareholder without the prior written consent of the other parties, except as expressly contemplated by Section 3(a) of this Agreement. Any assignment in violation of the foregoing shall be void.

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(h) The Shareholder agrees that irreparable damage would occur and that Parent would not have any adequate remedy at law in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. The Shareholder acknowledges and agrees that any breach or threatened breach of this Agreement will result in irreparable damage to Parent and its subsidiaries and that Parent and any of its Subsidiaries shall be entitled to exercise all rights and remedies, including one or more temporary restraining orders and/or injunctions and other equitable relief, including specific performance, to prevent breaches or threatened breaches by the Shareholder of this Agreement and to enforce specifically the terms and provisions of this Agreement in any state or federal court located in the State of South Carolina without the necessity of posting any bond or security or proving irreparable damage (all of which are waived by the Shareholder), and to exercise all other rights and remedies at law or in equity, including, without limitation, the right to damages. In addition, each of the parties hereto (i) consents to submit such party to the personal jurisdiction of any federal court located in the State of South Carolina or any South Carolina state court in the event any dispute arises out of this Agreement or any of the transactions contemplated hereby, and (ii) agrees that such party will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court.

(i) If any term, provision, covenant or restriction herein, or the application thereof to any circumstance, shall, to any extent, be held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions herein and the application thereof to any other circumstances, shall remain in full force and effect, shall not in any way be affected, impaired or invalidated, and shall be enforced to the fullest extent permitted by law.

(j) No amendment, modification or waiver in respect of this Agreement shall be effective against any party unless it shall be in writing and signed by such party.

[signatures appear on the following page]

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IN WITNESS WHEREOF, the undersigned parties have executed and delivered this Shareholder Support Agreement as of the day and year first above written.

FIRST RELIANCE BANCSHARES, INC.

By:
Name:
Title:

INDEPENDENCE BANCSHARES, INC.

By:
Name:
Title:

“SHAREHOLDER”

Name:

Address:

Number of Shares of Independence Series A Preferred Stock and Capacity of Ownership:

Number of Shares of Independence Common Stock and Capacity of Ownership:

Number of Independence Options and Capacity of Ownership:

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EXHIBIT A

Liens on the Shareholder’s Shares

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EXHIBIT G

WAIVER AND RELEASE

I, Robert B. Willumstad, effective as of September ____, 2017, hereby waive and release any and all rights and interest in any current and future cash compensation owed to me pursuant to my letter agreement with the Company dated ____, 2013, to include, without limitation, any compensation for past service that has been accrued by the Company but not paid. I further acknowledge and agree that in the event of any conflict between the terms of this waiver and my agreement with the Company, the terms of this waiver shall be controlling.

UNDERSTOOD AND AGREED:

Witness	Robert B. Willumstad
Date:

EXHIBIT H

CLAIMS LETTER

[Date]

First Reliance Bancshares, Inc.
2170 West Palmetto Street Florence,
South Carolina 29501

RE:	Merger between First Reliance Bancshares, Inc. (“Parent”) and Independence Bancshares, Inc. (“Independence”)

Ladies and Gentlemen:

This letter is delivered pursuant to Section 8.2(e) of the Agreement and Plan of Merger, dated as of September __, 2017, by and between Parent and Independence.

In my capacity as an officer or a director of Independence or its subsidiary, Independence National Bank (“Independence Bank”), as of the date of this letter, I do not, to the best of my knowledge, have any claims, and I am not aware of any facts or circumstances that I believe are likely to give rise to any claim, for indemnification under Independence’s Articles of Incorporation or Bylaws as existing on the date hereof or as may be afforded by the laws of the State of South Carolina, or under the Independence Bank’s Articles of Association or Bylaws as existing on the date hereof or as may be afforded by the laws of the State of South Carolina or the United States, or under any contract or agreement with Independence or Independence Bank.

Very truly yours,

Signature of Officer or Director

Name of Officer or Director

Position at Independence or Independence Bank

EXHIBIT I

Form of Independence’s Legal Opinion

Based on and subject to the foregoing and subject to the additional qualifications set forth below, it is our opinion that:

1. The Company (i) is a registered bank holding company under the BHCA; (ii) was duly organized as a corporation, and is validly existing and in good standing under the laws of State of South Carolina; (iii) has the corporate power and authority to own its assets and conduct its businesses as now being conducted; and (iv) is duly qualified to do business and is in good standing in South Carolina.

2. The Company has the corporate power and authority to execute and deliver the Agreement and to perform its obligations under the Agreement and carry out the transactions described therein.

3. The Bank has been duly chartered and is validly existing as a national bank, in good standing under the laws of the United States, with power and authority to own its properties and conduct its business as now being conducted, and, to our knowledge, has been duly qualified as a foreign corporation for the transaction of business and is in good standing under the laws of each other jurisdiction in which it owns or leases properties or conducts any business so as to require such qualification, or is subject to no material liability or disability by reason of the failure to be so qualified in any such jurisdiction; the activities of the Bank are activities permitted by national banks under applicable law and the rules and regulations of the OCC; the deposit accounts of the Bank are insured up to the applicable limits by the FDIC; and all of the issued and outstanding capital stock of the Bank has been duly authorized and validly issued and is fully paid and nonassessable and is owned directly by the Company free and clear of any pledge, lien, encumbrance, claim or equity.

4. The Company has duly authorized the execution and delivery of the Agreement and all performance by the Company thereunder and has duly executed and delivered the Agreement, and the Agreement and the Merger have been duly approved by the shareholders of the Company.

5. The Agreement is enforceable against the Company, subject to the effect of bankruptcy, insolvency, reorganization, receivership, moratorium, fraudulent conveyance and other laws affecting the rights and remedies of creditors generally and to general principles of equity.

6. The Company’s authorized shares consist of 300,000,000 shares of common stock, of which, to our knowledge, 20,502,760 shares are outstanding, and 10,000,000 shares of preferred stock, of which, to our knowledge, 8,425 shares are outstanding. The outstanding shares of common stock have been duly authorized and validly issued and are fully paid and nonassessable.

7. To our knowledge, immediately prior to the Effective Time, except for the [3,064,380] shares of common stock reserved for issuance pursuant to outstanding stock options and the 10,531,250 shares of common stock reserved for issuance pursuant to conversion of outstanding preferred stock, there are no outstanding rights (contractual or otherwise), warrants or options to acquire, or instruments convertible into or exchangeable for, or agreements or understandings with respect to the sale or issuance of, any shares of capital stock of or other equity interest in the Company. To our knowledge, immediately prior to the Effective Time, except for registration rights of certain investors pursuant to that certain Registration Rights Agreement, dated as of May 14, 2015, by and among the Company and the Purchasers (as defined therein), there are no contracts, agreements or understandings between the Company and any person granting such person the right to require the Company to file a registration statement under the Securities Act of 1933 (the “Act”) or otherwise register any securities of the Company owned or to be owned by such person.

8. The compliance by the Company with all of the provisions of the Agreement and the consummation of the transactions therein contemplated will not conflict with or result in a breach or violation of any of the terms or provisions of, or constitute a default under, any material agreement (as such term is defined in Item 601 of Regulation S-K under the Act) known to us to which the Company is a party or by which the Company is bound, nor will such action result in any violation of the provisions of the articles of incorporation or bylaws of the Company or of the articles of association or bylaws of the Bank or any statute or any order, rule or regulation known to us of any court or Governmental Authority.

9. To our knowledge, no consents, approvals or waivers are required to be obtained from any person or entity in connection with the Company’s execution and delivery of the Agreement, or the performance of the obligations or agreements of the Company or the consummation of the transactions described therein, except for: (i) approvals of the Company’s board of directors and shareholders (which approvals have been obtained); and (ii) required approvals of governmental or regulatory authorities (which approvals have been obtained).

10. To our knowledge, neither the Company nor the Bank is a party to or subject to any order, decree, agreement, memorandum of understanding or similar arrangement with, or a commitment letter, supervisory letter or similar submission to, any Governmental Authority charged with the supervision or regulation of depository institutions or engaged in the insurance of deposits or the supervision or regulation of it or any of its subsidiaries and neither the Company nor the Bank has been advised by any such Governmental Authority that such Governmental Authority is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such order, decree, agreement, memorandum of understanding, commitment letter, supervisory letter or similar submission.